SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X] Filed by a Party other than the Registrant [ ] Check the appropriate box:
[X]          Preliminary Proxy Statement       [ ]     Confidential, for use of
[   ]        Definitive Proxy Statement                  the Commission only
[   ]        Definitive Additional Materials
[   ]        Soliciting Material Pursuant to
              Rule 14A-ll(c) or Rule 14a-12


                       SYNAPTIC PHARMACEUTICAL CORPORATION

                (Name of Registrant as Specified In Its Charter)

                    -----------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required

   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(2) and 0-11.

   (1)      Title of each class of securities to which transaction applies:

   (2)      Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   (4)      Proposed maximum aggregate value of transaction:

   (5)      Total fee paid:

   [ ] Fee paid previously with preliminary materials:

   [ ] Check box if any part of the fee is offset as provided by Exchange
       Act Rule 0-ll(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
       (1)      Amount Previously Paid: $______________
       (2)      Form, Schedule or Registration Statement No.: _________________
       (3)      Filing Party: _________________
       (4)      Date Filed: __________________




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                                PRELIMINARY COPY

                       SYNAPTIC PHARMACEUTICAL CORPORATION
                                215 College Road
                             Paramus, NJ 07652-1431

                                September__, 2001

Dear Stockholder:

         On behalf of the Board of Directors, I cordially invite you to attend a special meeting of stockholders of Synaptic Pharmaceutical Corporation. The special meeting will be held September 26, 2001 at 10:00 a.m., local time, at the offices of the company located at 215 College Road, Paramus, New Jersey 07652.

         At the meeting you will be asked to consider and vote upon two important proposals. The first is to approve the second stage of a significant financing transaction that will give us capital we need to accelerate our drug development program. We have entered into an agreement to make a two-stage private placement of convertible preferred stock with investors led by Warburg Pincus. In the first stage, which closed on August 3, 2001, we sold preferred stock convertible into 2,176,760 shares of common stock for an aggregate purchase price of $9.4 million, or approximately $4.34 per share of common stock. In the second stage, we have agreed to sell additional shares of preferred stock which will be convertible into 5,387,824 shares of common stock for an aggregate purchase price of approximately $31.6 million, or approximately $5.86 per share of common stock. We expect to realize net proceeds of approximately $29,150,000 from the second stage. Because the number of shares being issued will constitute a large percentage of our outstanding capital stock and voting power, we need your approval to sell the shares of preferred stock to be sold in the second stage.

         The second proposal is to amend and restate our incentive compensation plan to, among other things, increase the number of shares of common stock that may be issued under the plan. In order to execute our strategic plan, we need to attract and retain talented individuals with significant drug development experience and continue to give incentives to our existing employees. Increasing the number of shares available under our incentive compensation plan will help insure that we can attract and retain the people we need.

         Your board of directors has carefully considered the terms of the proposed equity investment and the proposed amendments to the incentive compensation plan, and unanimously agrees that the terms of both proposals are fair to, and in the best interests of, our stockholders. The board of directors recommends that you vote "FOR" each proposal by following the instructions on the enclosed proxy card. The proxy statement provides you with detailed information regarding the equity investment and our incentive compensation plan. Please give all of the information contained in the proxy statement your careful attention.

         Your vote is very important. Whether or not you plan to attend the special meeting, we urge you to complete, sign, and return promptly the enclosed proxy card in the enclosed postage-paid envelope or vote telephonically or electronically via the Internet as instructed on the attached proxy card. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it is voted at the special meeting. Please note that returning the proxy card or voting electronically or telephonically does NOT deprive you of your right to attend the meeting and to vote your shares in person. If you attend the special meeting and wish to change your proxy vote, you may do so simply by voting in person at the special meeting. If you sign and return a proxy without indicating a choice of vote on a proposal, your shares with be voted "FOR" that proposal.

         On behalf of the board of directors, I thank you for your support and urge you to vote "FOR" approval of both proposals described in this proxy statement.

                                           Kathleen P. Mullinix
                                           Chairman, President and
                                            Chief Executive Officer

                       SYNAPTIC PHARMACEUTICAL CORPORATION
                                215 College Road
                             Paramus, NJ 07652-1431



                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


To the Stockholders of SYNAPTIC PHARMACEUTICAL CORPORATION:

         A special meeting of stockholders of Synaptic Pharmaceutical Corporation will be held September 26, 2001, at 10:00 a.m., local time, at the offices of the company located at 215 College Road, Paramus, New Jersey 07652, for the following purposes:

1. To approve the issuance of 1,618 shares of the company's Series B Convertible Preferred Stock and 29,944 shares of the company's Series C Convertible Preferred Stock in accordance with the terms of the stock purchase agreement described in the proxy statement;

2.    To approve the company's 1996 Incentive Plan as amended and restated; and

3. To transact any other business that may properly come before the meeting or any postponement or adjournment thereof.

         This Notice is accompanied by a form of proxy and a proxy statement which includes a more detailed description of the proposals to be voted on at the special meeting.

         Stockholders entitled to notice of and to vote at the special meeting were determined as of the close of business on August 27, 2001, the record date fixed by the board of directors for such purpose. A complete list of stockholders of record entitled to vote at the special meeting will be available at the company's offices at 215 College Road, Paramus, New Jersey 07652, for ten days prior to the meeting.

         To ensure your representation at the special meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-paid envelope provided, or to vote telephonically or electronically via the Internet, as instructed on the enclosed proxy card. If you attend the special meeting and vote in person, your proxy will be revoked automatically and only your vote at the special meeting will be counted. If your proxy is returned without indication of your choice on a proposal, your shares will be voted "FOR" that proposal. The prompt return of your proxy or electronic vote will assist us in preparing for the special meeting.


                                    By Order of the Board of Directors,

                                    Robert L. Spence
                                    Secretary

Paramus, New Jersey
September __, 2001

                       SYNAPTIC PHARMACEUTICAL CORPORATION
                                215 College Road
                         Paramus, New Jersey 07652-1431
                                 PROXY STATEMENT



                     For the Special Meeting of Stockholders
                                   To Be Held
                               September 26, 2001


Date, Time and Place of Special Meeting

         This proxy statement is furnished to stockholders of Synaptic Pharmaceutical Corporation (the "company," "Synaptic," "we" or "us") in connection with the solicitation by our board of directors of proxies to be voted at the special meeting of stockholders to be held September 26, 2001, at 10:00 a.m., local time, and any postponement or adjournment thereof. The special meeting will be held at our offices located at 215 College Road, Paramus, New Jersey 07652.

         This proxy statement, together with the Notice of Special Meeting of Stockholders and the form of proxy, are being mailed on or about September__, 2001, to all stockholders of record at the close of business on August 27, 2001, the record date.

Record Date and Shares Entitled to Vote

         Only stockholders of record at the close of business on the record date are entitled to vote at the special meeting and any postponement or adjournment thereof. As of the close of business on the record date we had outstanding 10,942,222 shares of our common stock and 9,438 shares of our Series B Convertible Preferred Stock.

         Only shares of common stock may be voted on Proposal No. 1. The shares of common stock and Series B Convertible Preferred Stock will be voted together as a single class on Proposal No. 2 and on any other matter to properly come before the special meeting or any adjournment or postponement thereof.

         Each holder of common stock will be entitled to one vote per share held. Each holder of Series B Convertible Preferred Stock will be entitled to a number of votes determined by multiplying the total number of shares held by 1,000, dividing the product by 4.3358 and rounding down to the nearest whole number. For information about the stock ownership of our management and principal stockholders, see "Security Ownership of Certain Beneficial Owners and Management."

Quorum Requirement

         The presence in person or by proxy of holders of a majority of our capital stock which is outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. Abstentions and broker "non-votes" are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of the other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Votes Necessary to Approve the Proposals

         The approval of each proposal described in this proxy statement requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on that proposal. Cumulative voting is not permitted with respect to either proposal to be acted upon at the special meeting.

         The vote on each proposal will be tabulated separately by an automated system administered by our transfer agent. Abstentions will be included in the number of shares present and voting on each proposal. Broker non-votes with respect to a particular proposal will not be considered for that proposal and have the practical effect

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

of reducing the number of affirmative votes required to achieve a majority by reducing the total number of votes from which the majority is calculated.

Voting Your Proxy

         If your proxy is signed and received by Synaptic before the special meeting, your shares will be voted as specified on your proxy card. If your proxy is received without a choice specified on a proposal, then your shares will be voted "FOR" that proposal.

Revoking Your Proxy

         You may revoke your proxy at any time before its tabulation by doing one of the following:

o        delivering a written notice of revocation to Synaptic;

o submitting a duly executed proxy bearing a later date (including by telephone or the Internet); or

o        by attending the special meeting and voting in person.

Proxy Solicitation

         We will bear the cost of soliciting proxies. In addition, we expect to reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding solicitation materials to those beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by some of our directors, officers and regular employees, without additional compensation, in person or by mail, telephone, facsimile or telegram.

Dissenters' Appraisal Rights

         Under Delaware law, dissenters' appraisal rights are not available to Synaptic stockholders with respect to the proposals described in this proxy statement.


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


                                 PROPOSAL NO. 1

        APPROVAL OF THE ISSUANCE OF 1,618 SHARES OF SERIES B CONVERTIBLE
            PREFERRED STOCK AND 29,944 SHARES OF SERIES C CONVERTIBLE PREFERRED STOCK IN ACCORDANCE WITH THE TERMS OF THE STOCK
              PURCHASE AGREEMENT DESCRIBED IN THIS PROXY STATEMENT

Our Board of Directors unanimously recommends that you vote "FOR" this proposal.

Summary of Transaction

         Our board of directors has approved the terms of a private placement of shares of our convertible preferred stock pursuant to a stock purchase agreement between us and Warburg Pincus Private Equity VIII, L.P. and Ziff Asset Management, L.P., two private investment partnerships, and Dr. David Hirsh, a member of the technical advisory board of Warburg Pincus.

         Under the stock purchase agreement:

o At an initial closing on August 3, 2001, Warburg Pincus purchased 9,398 shares and Dr. Hirsh purchased 40 shares of our newly authorized Series B Convertible Preferred Stock for an aggregate purchase price of $9,438,000;

o Warburg Pincus has agreed to purchase 25,452 shares and Dr. Hirsh has agreed to purchase 110 shares of our newly authorized Series C Convertible Preferred Stock, and we have agreed to sell these shares to these purchasers, at a second closing for an aggregate purchase price of $25,562,000, subject to our obtaining stockholder approval for the issuance of shares at the second closing; and

o Ziff Asset Management has agreed to purchase 1,618 shares of our Series B Convertible Preferred Stock and 4,382 shares of our Series C Convertible Preferred Stock at the second closing for an aggregate purchase price of $6,000,000, subject to our obtaining stockholder approval for the issuance of shares at the second closing.

         Each share of Series B Convertible Preferred Stock has a stated value of $1,000 and is convertible into shares of our common stock at a conversion price of $4.3358 per share of common stock. Each share of Series C Convertible Preferred Stock has a stated value of $1,000 and is convertible into shares of our common stock at a conversion price of $5.9713 per share of common stock.

         The shares of Series B Convertible Preferred Stock we issued to Warburg Pincus and Dr. Hirsh at the first closing are convertible into an aggregate of 2,176,760 shares of our common stock, which constitute approximately 16.6% of our outstanding capital stock on an as converted to common stock basis. The shares of Series B and Series C Convertible Preferred Stock to be issued at the second closing will be convertible into an aggregate of 5,387,824 shares of our common stock and, when added to the shares issued at the first closing, will constitute approximately 40.9% of our outstanding capital stock on an as converted to common stock basis.

         If the stockholders vote to approve this proposal, then, after the second closing, we will have issued shares of preferred stock which are convertible into an aggregate of 7,564,584 shares of common stock, for gross proceeds to us of $41,000,000, which equates to an average purchase price of approximately $5.42 per share of common stock. If the stockholders vote not to approve this proposal, then no shares will be issued at the second closing, and we will have issued only those shares of preferred stock issued at the initial closing at an effective price of approximately $4.34 per share of common stock.

         The material terms of the Stock Purchase Agreement are described below under "Summary of Stock Purchase Agreement." A copy of the Stock Purchase Agreement is included in this proxy statement as Annex A. A description of the material terms of our Series B Convertible Preferred Stock and Series C Convertible Preferred Stock is set forth below under "Description of Capital Stock-Series B and Series C Convertible Preferred Stock." A copy of the Certificate of Designations, Number, Voting Powers, Preferences and Rights of our Series B Convertible Preferred Stock and Series C Convertible Preferred Stock is included in this proxy statement as Annex B.

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

Why We Need Stockholder Approval

         The Nasdaq Marketplace Rules require Nasdaq listed companies to obtain stockholder approval for any issuance of securities that would result in a change of control of the company. Nasdaq also requires listed companies to obtain stockholder approval for the issuance of securities in a private offering of common stock (or securities convertible into common stock) at a price less than the greater of the book or market value of the stock, if the issuance amounts to 20% or more of the common stock or 20% or more of the voting power of the company outstanding before the issuance.

         If the second closing occurs, we will have issued shares representing approximately 34.7% of the voting power of our outstanding securities to Warburg Pincus. For purposes of the Nasdaq Marketplace Rules, this may be considered a change in control, even though Warburg Pincus will hold less than 50% of our outstanding voting power. Additionally, if the second closing occurs, we will have issued shares having more than 20% of the voting power of our outstanding securities at the equivalent of approximately $5.42 per share of common stock, which may be less than the market value of our stock. We therefore need the approval of our stockholders for the issuance of the shares to be sold at the second closing.

Reasons for the Issuance

         We need additional capital to execute our business plan. We have incurred significant operating losses since our inception in January 1987, and we expect to continue to incur operating losses for a number of years. At June 30, 2001, we had cash, cash equivalents and marketable securities of $23,523,000, down from $31,602,000 at December 31, 2000. We received net proceeds of approximately $8,450,000 from the sale of stock at the initial closing on August 3, 2001. We expect to continue to deplete these funds to finance our operations, as we expect to continue to incur operating losses for the foreseeable future.

         Our business is continuing to evolve as we take the next steps in the forward integration of our company. We have established our asset base of proprietary drug targets and medicinal chemistry and, over the past eighteen months, we have selected from our pool of proprietary targets some that have become the focus of our drug development programs. The goal of our current drug development activities is to take our drug candidates further into development than we have before, thus adding value while retaining ownership of them. We believe that this strategy will enhance the potential return for our stockholders. As we move further into drug development activities our spending rate will increase. We need the funds that we expect to receive from the sale of shares at the second closing to continue to pursue this plan.

         Over the past year we have explored various financing alternatives and had conversations with various potential investors. With the advice of Bear Stearns & Co. Inc., which has acted as our financial advisor, we have determined that the private issuance of equity securities described in this proxy statement is the most attractive alternative available to us. We believe the terms on which these investors have agreed to purchase the Series B and Series C Convertible Preferred stock are at least as favorable, if not more favorable, to us as the terms on which we would be able to secure a similar amount of capital from other potential sources.

         Warburg Pincus and its affiliates comprise one of the largest private equity investment firms in the world, with over $10 billion under management and a further $5 billion available to invest. Warburg Pincus affiliates have helped to build more than 35 biotechnology and biopharmaceutical companies spanning a broad range of technologies and stages of development. With its financial resources and history of successful involvement in our industry, we believe that having Warburg Pincus as a major stockholder will enhance the perception of our company in the financial community and may improve our ability to obtain additional financing in the future, if we should need it. We also believe that having representatives of Warburg Pincus on our board of directors will give us the benefit of their experience in guiding the development of biopharmaceutical companies.

Impact of the Issuance on Existing Stockholders

         If this proposal is approved, our existing stockholders will hold a smaller share of our outstanding capital stock and will have less influence on our affairs. Warburg Pincus will be our largest stockholder with approximately 34.7% of the total voting power of our outstanding capital stock. In addition, Warburg Pincus has, and will continue for some time to have, two representatives on our board of directors, which currently has eight members and one vacancy. Accordingly, Warburg Pincus will have significant influence over matters submitted to
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
our stockholders, including potential change of control transactions. The interests of Warburg Pincus may be different from your interests, and Warburg Pincus may be in a position to influence us to act in a way inconsistent with the interests of public stockholders generally. This concentration of voting power may deter other companies from seeking to acquire us, which might depress the market price of our common stock.

Interest of Certain Persons in this Transaction

         Jonathan S. Leff, a managing director of Warburg Pincus, and Stewart J. Hen, a vice president of Warburg Pincus, became members of our board of directors on August 3, 2001, following the initial closing. We appointed these two individuals to our board in fulfillment of a provision of the stock purchase agreement entitling Warburg Pincus to two representatives on our board of directors.

         Ziff Asset Management is the sole investor in BVF Investments, L.L.C., one of our existing shareholders, and therefore has a pecuniary interest in the 627,433 shares of our common stock held by BVF Investments. Ziff Asset Management has no control over the voting or disposition of the shares held by BVF Investments and disclaims beneficial ownership of all of these shares.

Summary of Stock Purchase Agreement

         The following description summarizes the material provisions of the stock purchase agreement, a copy of which is included as Annex A of this proxy statement and incorporated by reference into this proxy statement. As this is only a summary, we urge you to read the complete stock purchase agreement for the precise terms of the agreement and other information that may be important to you.

     Purchase and Sale of Shares

         Under the stock purchase agreement, as signed on August 2, 2001, we agreed to sell, and Warburg Pincus and Dr. David Hirsh agreed to buy,

o an aggregate of 9,438 shares of our Series B Convertible Preferred Stock for an aggregate purchase price of $9,438,000 at an initial closing that was held on August 3, 2001, and

o       an aggregate of 25,562 shares of our Series C Convertible
        Preferred Stock for an aggregate purchase price of $25,562,000 at a second closing to be held immediately following stockholder approval of the sale of these shares.

         The agreement gave us the right to agree, at any time up to 5:00 p.m. on August 7, 2001, to sell to one or more additional purchasers approved by our board of directors and reasonably acceptable to Warburg Pincus up to 1,618 additional shares of Series B Convertible Preferred Stock and 4,382 shares of Series C Convertible Preferred Stock in the same ratio between the two series and at the same prices as contemplated to be sold to Warburg Pincus and Dr. Hirsh. These additional shares would be sold only at the second closing and only if their sale was approved by our stockholders. If we did not agree to sell these additional shares to another purchaser, we would have been obligated to sell them to Warburg Pincus, and Warburg Pincus would have been obligated to buy them from us.

         On August 7, 2001, we agreed to sell all of these additional shares to Ziff Asset Management for an aggregate purchase price of $6,000,000, and Ziff Asset Management became a party to the stock purchase agreement on that date. As a condition to our agreeing to sell these shares to Ziff Asset Management, Ziff Asset Management entered into a standstill agreement with us by which it agreed not to acquire, without our consent, beneficial ownership of any shares of our common stock in excess of 6% of our total outstanding common stock (assuming for purposes of this calculation that all shares of Series B and Series C Convertible Preferred Stock had been converted into common stock).

     Covenants

         In the stock purchase agreement we have made a number of agreements with the purchasers, including the following:

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

         Board Representation. As long as Warburg Pincus beneficially owns at least 75% of the shares of our common stock of which it acquires beneficial ownership pursuant to the stock purchase agreement, including all shares of common stock issuable upon conversion of the Series B and, if applicable, Series C Convertible Preferred Stock it acquires, we must use our best efforts to cause two individuals nominated by Warburg Pincus to be members of our board of directors. As long as Warburg Pincus beneficially owns at least 25% of these shares, we must use our best efforts to cause one individual nominated by Warburg Pincus to be a member of our board of directors. Any director elected to the board by holders of our Series B and Series C Convertible Preferred Stock pursuant to their separate voting rights shall be deemed to satisfy this requirement. In addition, as long as Warburg Pincus continues to have at least one representative on our board of directors, we must use our best efforts to cause an individual mutually agreed upon by Warburg Pincus and us to also be a member of our board of directors.

         Notification of Events Prior to Closing. We must promptly advise each purchaser of any action or event of which we become aware which has the effect of making incorrect, in any material respect, any of our representations or warranties or renders any of our covenants incapable of performance.

         Stockholder Meeting. We were required to use our best efforts to promptly file a preliminary proxy statement, respond to any comments from the Securities and Exchange Commission regarding that preliminary proxy statement, file a definitive proxy statement and call a special meeting of our stockholders to vote upon the issuance of shares at the second closing and to include in the proxy statement the recommendation of our board of directors to approve the issuance of shares contemplated by the stock purchase agreement.

         Subscription Rights. As long as at least 25% of the shares of preferred stock sold pursuant to the stock purchase agreement remains outstanding (whether or not the second closing occurs), each purchaser will have the right, in connection with any issuance of equity securities by us, to purchase its proportionate share of the securities we propose to sell, based on the number of shares of common stock issuable upon conversion of shares of preferred stock then held by the purchaser relative to the total number of shares of common stock then outstanding, including any shares issuable upon the conversion or exercise of any outstanding convertible or exercisable securities other than employee options. However, the purchasers will not be entitled to exercise this subscription right if we make any of the following types of issuances:

o issuances of shares of common stock upon conversion of the Series B or Series C Convertible Preferred Stock,

o issuances to the public in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act of 1933 with anticipated gross proceeds to us of at least $20 million,

o issuances made in connection with bona fide acquisitions, mergers, joint ventures or similar transactions approved by our board of directors, or

o issuances made pursuant to any stock option, stock purchase or similar plan or arrangement for the benefit of employees approved by our board of directors.

         Market Stand-off Agreement. Each purchaser has agreed that, if requested by us and the managing underwriter of an underwritten offering of our equity securities, he or it will agree not to, directly or indirectly, sell or offer to sell, pledge or otherwise dispose of any shares of common stock or securities convertible into common stock for a period not to exceed 180 days following the closing of the offering without the prior written consent of the managing underwriter, provided that all of our officers and directors and all holders of 5% or more of our then outstanding common stock have entered into similar agreements.

         Registration Rights. We must prepare and file with the Securities and Exchange Commission a registration statement covering the re-sale by the purchasers (or any person to whom a purchaser transfers shares of Series B or Series C Convertible Preferred Stock and that agrees to be subject to the registration rights provisions of the stock purchase agreement) of all shares of common stock issuable upon conversion of the shares of Series B and, if applicable, Series C Convertible Preferred Stock issued pursuant to the stock purchase agreement. We must file this registration statement within ten days after the second closing, or, if our stockholders vote not to approve the sale of shares at the second closing, within ten days after the stockholder meeting, or, if no meeting is held, by January 10, 2002. We must use our reasonable best efforts to have the registration statement declared effective by the Securities and Exchange Commission within 60 days after filing and to keep it effective, subject to certain blackout periods, until the date as of which all registrable securities have been sold or can be sold without restriction by the volume

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
limitations of Rule 144(e) of the Securities Act. Each purchaser and each person to whom a purchaser transfers any Series B or Series C Convertible Preferred Stock and that agrees to be subject to the registration rights provisions of the stock purchase agreement will also have piggyback registration rights with respect to any registered offering of securities that we make for our own account or for other stockholders, entitling them to include their shares in the registered offering, subject to cutbacks by the underwriters of an underwritten offering if necessary for marketing reasons. We and the purchasers are required to indemnify each other for any claims resulting from false or misleading statements or omissions for which we and they are responsible in any registration statement filed pursuant to the terms of the stock purchase agreement.

         Expenses. We have agreed to pay the reasonable fees and expenses, up to a maximum of $250,000, of Warburg Pincus in connection with the due diligence investigation it made prior to entering into the stock purchase agreement and in the negotiation and preparation of the stock purchase agreement and other transaction documents.

     Conditions to Closing

         Each purchaser's obligation to buy shares at the second closing is subject to the following conditions being satisfied:

o all of the representations and warranties made by us in the agreement being true and correct on the date of the second closing;

o our having performed in all material respects all of the obligations that we are required to perform prior to the second closing;

o one of our officers having certified that the first two conditions have been met;

o        each purchaser having received an opinion from our counsel, Baker
         Botts L.L.P., as to matters relating to the transaction and the shares;

o the purchase and payment for the shares by that purchaser not being prohibited by any law or governmental or court order or regulation; and

o our stockholders having approved the issuance of the shares to be sold at the second closing.

         Our obligation to issue and sell the shares to be sold to each purchaser at the second closing is subject to the following conditions being satisfied:

o all of the representations and warranties made by that purchaser in the agreement being true and correct on the date of the second closing;

o that purchaser having performed in all material respects the obligations required to be performed by it prior to the second closing;

o the sale of shares by us not being prohibited by any law or governmental or court order or regulation; and

o our stockholders having approved the issuance of the shares to be sold at the second closing.

     Representations and Warranties

         In the stock purchase agreement we make representations and warranties to the purchasers relating to various matters, including the following:

o        our corporate organization and qualification to do business;

o        our capitalization;

o our authority to enter into and perform our obligations under the agreement;

o        enforceability of the agreement against us;

o taking of appropriate corporate action so that the issuance of the shares to be sold under the agreement would not trigger the issuance of any rights under our stockholder rights plan;

o authorization, validity and non-assessibility of the shares to be issued under the agreement;

o        accuracy of our financial statements;

o        absence of material adverse changes in our business since
         March 31, 2001, and the absence of any undisclosed liabilities;

o        absence of any undisclosed material litigation;

o our ownership of or right to use the intellectual property used by us in our business;

o        accuracy of our publicly filed reports;

o        required third party consents and governmental approvals and filings;

o absence of conflicts with our organizational documents, permits, licenses or contracts;

o        engagement of and fees of brokers or finders;

o        our listing on The Nasdaq National Market;

o        absence of actions by us to stabilize or manipulate our stock price;
         and

o        our not being subject to regulation as an investment company.

         Each purchaser makes representations and warranties to us relating to various matters, including the following:

o        organization, in the case of the purchasers that are legal entities;

o        authorization, performance and enforceability of the agreement;

o purchase of the shares for his or its own account and not with a view to distribution;

o        status as an accredited investor;

o absence of any conflicts between the stock purchase agreement and any other agreement or instrument to which the purchaser is subject;

o        engagement of and fees of brokers or finders; and

o        required third party consents and governmental approvals and filings.

Description of Capital Stock

         Our authorized capital stock consists of 25,000,000 shares of common stock, $.01 par value, and 1,000,000 shares of preferred stock, $.01 par value. As of the record date, August 27, 2001, 10,942,222 shares of our common stock were outstanding, and 9,438 shares of our Series B Convertible Preferred Stock were outstanding.

     Common Stock

         Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, the holders of common stock are entitled to receive any lawful dividends that may be declared on our common stock by our board of directors. In the event of liquidation, dissolution or winding up of the company, and subject to the rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

     Preferred Stock Generally

         Our board of directors has authority, without further action by the stockholders, to designate the remaining authorized shares of preferred stock in one or more series and to fix the rights, preferences and privileges thereof, including voting rights, terms of redemption, redemption prices, liquidation preferences, number of shares constituting any series or the designation of any series. The authority possessed by the board of directors to issue preferred stock could potentially be used to discourage attempts by others to obtain control of the company through merger, tender offer, proxy, consent or otherwise by making them more difficult to achieve or more costly. Unless otherwise required by law or regulation to obtain stockholder approval, our board of directors may issue preferred stock without stockholder approval and with voting and conversion rights which could adversely affect the voting power of holders of common stock.

         Our board of directors has designated three series of preferred stock:

o 200,000 shares are designated Series A Junior Participating Preferred Stock, which are issuable under our stockholder rights plan but none of which have been issued or are outstanding;

o 11,056 shares are designated Series B Convertible Preferred Stock, of which 9,438 shares were issued and outstanding as of the record date; and

o 29,944 shares are designated Series C Convertible Preferred Stock, none of which have been issued or are outstanding.

     Series B and Series C Convertible Preferred Stock

         The following description summarizes the material terms of the Series B and Series C Convertible Preferred Stock to be issued in this transaction. For a complete description of all terms of these securities that may be important to you, we urge you to read the Certificate of Designations, Number, Voting Powers, Preferences and Rights of the Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, which is included as Annex B of this proxy statement and is incorporated by reference into this proxy statement.

         General. The terms of the Series B and Series C Convertible Preferred Stock are identical, except that, as discussed below, the Series B Stock has an initial conversion price of $4.3358 and the Series C Stock has an initial conversion price of $5.9713.

         Dividends. Holders of Series B Stock and Series C Stock are entitled to receive dividends, on a pari passu basis, if and when dividends are declared on the common stock, in an amount equal to the dividends that would have been payable had their shares of Series B Stock and Series C Stock been converted to common stock immediately prior to the record date for the dividend.

         Liquidation Preference. Upon any liquidation of the company, each holder of Series B Stock and Series C Stock is entitled to receive $1,000.00, plus declared but unpaid dividends, if any, for each share held, prior to the holders of any common stock or junior preferred stock receiving any of our assets that are available for distribution. If the total amount available for distribution is insufficient to pay this preference, then the total amount that is available for distribution shall be distributed pro rata to the holders of Series B Stock and Series C Stock. A merger with another company, or the sale by us of all of our outstanding capital stock or all or substantially all of our assets to another company, will not be deemed a liquidation or require the payment of the liquidation preference.

         Election of Directors. Holders of Series B Stock and Series C Stock, voting together as a separate class, will be entitled to elect two members of our board of directors, as long as at least 60% of the shares issued and outstanding immediately after the second closing, or if the second closing has not occurred, the first closing, remain outstanding. At least one of the directors so elected will be appointed to the principal committees of our board of directors, as long as the appointment does not conflict with any law, regulation or listing requirement.

         Voting Generally. The holders of Series B Stock and Series C Stock are entitled to vote together with the holders of common stock on all matters presented to our stockholders for consideration, except that as long as the holders of Series B Stock and Series C Stock are entitled to vote as a separate class to elect members of the board of directors, they will not be entitled to vote for the remaining directors. Each share of Series B Stock and Series C Stock will have a number of votes equal to the number of shares of common stock into which it may then be converted. We may not issue any equity securities that are senior to or on parity with the Series B Stock and Series C Stock, or otherwise alter the preferences, special rights or other powers of the Series B Stock and Series C Stock so as to adversely affect the Series B Stock and Series C Stock, without the consent of a majority of the holders of the Series B Stock and Series C Stock voting together as a separate class.

         Conversion to Common Stock. Each share of Series B Stock and Series C Stock may be converted at any time at the option of the holder thereof into a number of shares of common stock determined by dividing $1,000.00 by the conversion price, as adjusted. The initial conversion price of the Series B Stock is $4.3358 and the initial conversion price of the Series C Stock is $5.9713. If we subdivide or combine our outstanding common stock or issue a share dividend on our outstanding common stock, then the conversion price of the Series B Stock and Series C Stock shall be adjusted proportionately. All Shares of Series B Stock and Series C Stock shall automatically be converted into common stock upon the vote to so convert of a majority of the Series B Stock and Series C Stock then outstanding, voting together as a separate class.

         Redemption. We may redeem all outstanding shares of Series B Stock and Series C Stock at any time after August 3, 2003, provided that we can redeem these shares prior to August 3, 2009, only if the market price of our common stock is at least 200% of the conversion price then in effect for any 20 consecutive trading days ending within 10 trading days of the redemption date. We must redeem all outstanding shares of the Series B Stock and Series C Stock in two annual installments beginning on August 3, 2009. On any redemption, the redemption price will be $1,000.00 per share, as appropriately adjusted for any stock splits, stock dividends, combinations or similar events, plus declared but unpaid dividends.
         Elimination of Series C Preferred Stock. If the stockholders vote not to approve the issuance of shares at the second closing, then we are required to take the actions necessary to cause the Series C Preferred Stock to cease to be authorized, whereupon all rights ascribed to the holders of Series B Stock and Series C Stock would be held only by the holders of the outstanding shares of Series B Stock.

Anti-takeover Measures

         We have adopted a stockholder rights plan and a classified board of directors. These measures, and provisions of Delaware law that apply to us, make it difficult to acquire our company without the consent of our board of directors and may discourage other companies from attempting to acquire us, even when an acquisition might be in the best interests of our stockholders.

         Stockholder Rights Plan. We adopted a stockholder rights plan in November 1995 under which a right is attached to each share of our outstanding common stock. The rights will separate from the common stock and become exercisable if any person or group acquires or announces a tender offer to acquire 15% or more of our outstanding common stock without the consent of our board of directors. If the rights become exercisable, each right (other than rights held by the acquiring person, which will be cancelled) will entitle its holder to acquire a unit consisting of one one-thousandth of a share of Series A Preferred Stock at an exercise price of $160.00 per unit, subject to adjustment, or, in certain circumstances, a number of shares of common stock having a market value equal to two times the exercise price of the right. The rights will expire on December 19, 2005, unless earlier redeemed by our board of directors.

         Each one one-thousandth of a share of Series A Preferred Stock will be entitled to a preferential quarterly dividend equal to the larger of (i) an amount equal to the dividend, if any, declared for a share of common stock and
(ii) $.00025. In a liquidation of the company, the holder of each unit will be entitled to a preferential liquidation payment equal to $.01 plus an amount equal to the amount to be distributed with respect to each share of common stock. Each unit will have one vote and will vote together with the common stock. In any merger, consolidation or other transaction in which shares of common stock are exchanged, each unit will be entitled to receive an amount equal to the amount received per share of common stock. At any time that dividends on the Series A Preferred Stock in an aggregate amount equal to dividends payable for six quarters are in arrears, the holders of the Series A Preferred Stock will have the right to a separate class vote to elect two directors to our board of directors (in addition to the then authorized number of directors) at a special meeting or the next annual meeting of stockholders. Upon payment of all dividend arrearages, the terms of the two directors so elected by the holders of the Series A Preferred Stock will expire.

         By resolutions adopted in connection with the authorization of the stock purchase agreement, our board of directors established that the purchase of shares pursuant to the stock purchase agreement would not trigger the exercisability of the rights, and that, after the second closing, Warburg Pincus could acquire beneficial ownership of up to 41% of our common stock without triggering the exercisability of the rights.

         Classified Board of Directors. Our board of directors is divided into three classes, with directors in each class serving for three year terms and one class being elected at each annual meeting of our stockholders. The stockholders can vote to remove a director only for cause and only with the approval of 60% of our outstanding stock then entitled to vote generally in the election of directors. The directors remaining in office have the exclusive power to fill any vacancies created by the removal of a director.

         Section 203 of the Delaware General Corporation Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested" stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either (i) prior to the date at which the person becomes an interested stockholder, the board of directors approves the transaction by which the person became an interested stockholder or approves the business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction, or (iii) the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. For purposes of Section 203, an "interested" stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. Because our board of directors approved the sale to Warburg Pincus of the shares sold at the first closing and to be sold at the second closing, Warburg Pincus will not be an "interested person" within the meaning of Section 203 of the Delaware General Corporation Law, even though it holds more than 15% of our voting stock.

                                 PROPOSAL NO. 2

                                 APPROVAL OF THE
                       SYNAPTIC PHARMACEUTICAL CORPORATION
                              1996 INCENTIVE PLAN,
                             AS AMENDED AND RESTATED


Our Board of Directors unanimously recommends that you vote "FOR" this proposal.

         On August 13, 2001, our board of directors approved amendments to the Synaptic Pharmaceutical Corporation 1996 Incentive Plan (the "Plan"), subject to the approval of our stockholders at the special meeting. Stockholder approval of the revised Plan is required in order to obtain some of the tax benefits which the Plan is intended to achieve for the company and its employees. The following is a summary of the proposed amendments to the Plan and the principal features of the Plan.

Increase in Shares Available for Awards

         Currently, the maximum number of shares of our common stock that may be issued pursuant to the exercise of awards under the Plan is 2,100,000. As of August 13, 2001, approximately 604,220 shares remain for issuance as future awards.

         We have historically used stock-based awards to attract, retain and motivate employees and consultants. In addition, in order to pursue our drug development strategy, we must attract to senior positions in the company talented individuals with significant drug development experience. To continue to attract and retain the people we need, our board of directors has approved an amendment to the Plan to increase the maximum number of shares of common stock available for awards to 3,600,000.

         As of the date of this proxy statement, we have not determined what, if any, awards will be issued under the Plan during the remainder of 2001.

Other Amendments to the Plan

         The board has approved amendments to the Plan that are subject to stockholder approval at the special meeting. These amendments are intended to:

o provide greater detail regarding the treatment of awards in the event we experience a change in capitalization, dissolution, liquidation, merger or asset sale;

o modify the interest rate on loans used to exercise awards, from the "applicable federal rate" to a rate that will not cause adverse accounting treatment for the awards;

o clarify that in the event an award recipient desires to exercise an award by tendering shares of our common stock, the shares must have been held by the recipient for at least six months;

o        provide for the approval by a committee of two or more
         "non-employee directors" of any awards granted to officers, directors or certain stockholders which the board desires to exempt from Rule 16(b) promulgated under the Securities Exchange Act;

o provide for the approval by a committee of two or more "outside directors" of any awards granted to our Chief Executive Officer or any of our four highest paid executive officers which the board desires to qualify as "performance based compensation" within the meaning of the Internal Revenue Code section 162(m); and

o provide for an automatic termination of the Plan on August 13, 2011, unless the board acts before that date to extend the Plan.

Summary of the Plan

         The Plan was adopted by our board and approved by our stockholders in October 1995, and additional amendments were approved in 1998. A copy of the Plan, as amended and restated by the board, subject to stockholder approval, is included in this proxy statement as Annex C. The principal terms of the Plan containing the amendments to be voted upon at the special meeting are summarized below. As this is only a summary, we urge you to read Annex C for a complete description of the Plan.

     Types of Awards

         The Plan provides for the following types of awards:

o        options to purchase our common stock,

o        stock appreciation rights granted in tandem with options,

o        stock appreciation rights not granted in tandem with options,

o        shares of our common stock subject to vesting requirements,

o        shares of our common stock not subject to vesting requirements, and

o        tax offset payments.

     Eligibility; Maximum Number of Shares

         Awards under the Plan may be made to employees (including directors who are also employees) of and consultants to the company or of any subsidiaries of the company.

         Subject to adjustment for the occurrence of certain events, the maximum number of shares of common stock reserved for awards under the Plan is 2,100,000. If this proposal is approved by the stockholders, the maximum number of shares of common stock reserved for awards under the Plan will be 3,600,000.

     Administration

         The Plan is administered by the Compensation Committee, which consists of at least two members of our board of directors. The Compensation Committee determines:

o        those employees or consultants who are eligible for awards;

o        the type of awards to be granted;

o        when awards will be granted;

o        amount of awards to be granted;

o        the exercise price (if any) of awards; and

o        other applicable terms and conditions relating to awards.

         In some instances, the board may desire to exempt the grant of an award made to officers, directors and certain stockholders of the company from short-swing profit liability under Rule 16(b) of the Securities Exchange Act. In those instances, the award will be made by a committee consisting solely of two or more "outside directors" as defined in Rule 16(b).

         In addition, the board may desire to qualify awards made to our Chief Executive Officer or our four highest compensated officers for the tax year, as "performance based compensation" under Internal Revenue Code Section

162(m).
Qualifying the awards as "performance based compensation" may allow the corporation to deduct compensation in excess of $1,000,000 which is payable to these individuals in any fiscal year.

     Nature of Awards

         Options. The Compensation Committee may grant either nonstatutory stock options or incentive stock options. Incentive stock options are intended to qualify for beneficial tax treatment to the optionee under Internal Revenue Code
Section 422. The term of an incentive stock option cannot extend beyond ten years from the date of grant. However, the term of an incentive stock option granted to an individual who is a holder of more than 10% of the total combined voting power of all classes of stock of the company on the date of grant, (a "10% Person") cannot extend beyond five years from the date of grant.

         Shares of Common Stock. Shares of our common stock may either be sold or granted without the payment of any purchase price. Some shares of common stock may be subject to our right to repurchase them or other restrictions.

         Stock Appreciation Rights. Stock appreciation rights may be granted in combination with nonstatutory stock options or incentive stock options ("Tandem SARs"). A Tandem SAR permits the participant, instead of exercising the corresponding option, to elect to receive any appreciation in the value of the shares subject to the option directly from us in shares of our common stock. The amount payable by us upon the exercise of a Tandem SAR is measured by the difference between the market value of shares subject to the option at the time of exercise and the option exercise price. Generally, Tandem SARs may be exercised at any time after the underlying option vests. Upon the exercise of a Tandem SAR, the corresponding portion of the related option must be surrendered and cannot be exercised. Conversely, upon exercise of an option to which a Tandem SAR is attached, the Tandem SAR may no longer be exercised.

         Nontandem stock appreciation rights ("Nontandem SARs") may also be granted. A Nontandem SAR permits the participant to elect to receive from us a number of shares of common stock having a total market value equal to the excess of the market value of the shares covered by the Nontandem SAR on the date of exercise over the aggregate base price of the shares as determined by the Compensation Committee.

         With respect to both Tandem and Nontandem SARs, the Compensation Committee may cause the company to settle its obligations arising out of the exercise of the rights in cash or a combination of cash and shares of common stock, instead of only issuing shares of common stock.

         Tax Offset Payments. Tax offset payments may be granted to assist employees in paying income taxes incurred as a result of the grant, exercise or subsequent sale of an award from the Plan. The tax offset amount is determined by applying a percentage (established from time to time by the Compensation Committee) to all or a portion of the income recognizable by the employee upon:
(i) the exercise of a nonstatutory stock option or a SAR; (ii) the "disqualifying disposition" of shares received upon the exercise of an incentive stock option; (iii) the lapse of restrictions on shares of common stock; or (iv) the grant of unrestricted shares of common stock.

         The maximum number of shares of common stock that may be awarded pursuant to the grant of options or stock appreciation rights to any individual during any two-year period is 250,000, subject to adjustment for the occurrence of certain events described below.

     Vesting

         The Compensation Committee determines the vesting schedule of any award granted under the Plan.

         On the date a recipient of an option or a stock appreciation right ceases to be an employee of or consultant to the company, any unvested options or stock appreciation rights that are not exercisable, automatically terminate. Any vested options or stock appreciation rights that are exercisable at the time of termination continue to be exercisable until the earlier of (i) a period of time specified in the applicable award agreement, or (ii) the expiration of the award's term.

         If a recipient of an award of common stock ceases to be an employee of or consultant to the company, any unvested shares held by the recipient may either be (i) purchased by us at their original purchase price, or (ii) forfeited.

     Exercise Price

         The Compensation Committee determines the exercise price of awards granted under the Plan. The exercise price of incentive stock options must not be less than 100% of the fair market value of the common stock on the date of grant (or, in the case of incentive stock options granted to a 10% Person, 110% of the fair market value on the date of grant).

     Adjustments upon Corporate Events

         Changes in Capitalization. In the event of a stock split, reverse stock split, stock dividend, reclassification of our common stock, or any other increase or decrease in the number of shares of our common stock where we do not receive any consideration, proportionate adjustments will be made for any increase or decrease in the number of issued shares of common stock resulting from the change in capitalization. These adjustments will be made to:

o        the number of shares of common stock covered by each award outstanding;

o the number of shares of common stock that have been authorized for issuance under the Plan but as to which no awards have yet been granted; and

o        the price per share of common stock covered by each award outstanding.

         Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the company, the Compensation Committee may provide for all awards (whether vested or unvested) to become exercisable for a period of time before the proposed dissolution or liquidation. Any awards not exercised before the dissolution or liquidation will terminate.

         Merger or Asset Sale. In the event of a merger of the company with or into another corporation, or the sale of all or substantially all our assets, each outstanding award will be assumed or an equivalent award substituted by the successor corporation. If the successor corporation refuses to assume or substitute for an award, the award (whether vested or unvested) becomes immediately exercisable for a period of time determined by the Compensation Committee. After that period of time, any unexercised award terminates.

     Amendment and Termination

         The Plan will automatically terminate on August 13, 2011. However, at any time before August 13, 2011, our board of directors may suspend, amend, modify or terminate the Plan. Our stockholders must approve any amendment that would materially (i) increase the aggregate number of shares issuable under the Plan, (ii) increase the benefits accruing to employees under the Plan or (iii) modify the requirements for eligibility to participate in the Plan.

         Any award made prior to the termination of the Plan will continue in accordance with its terms following the termination. No amendment, suspension or termination of the Plan shall adversely affect the rights of an employee or consultant in awards previously granted without the employee's or consultant's consent.

     Federal Income Tax Consequences

         The following is only a summary of certain federal income tax consequences to recipients of awards under the Plan and to the company with respect to such awards. This summary is necessarily incomplete and describes federal income tax consequences as of the date of this proxy statement. The federal income tax laws may change in the future.

         Nonstatutory Stock Options. The optionee will not recognize any income on the grant of a nonstatutory stock option. The optionee will recognize ordinary income on the date of exercise of a nonstatutory stock option in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price paid. The ordinary income is reportable on form W-2 (or 1099 if applicable) and is subject to income and employment tax withholding at the federal, and the state level (if applicable).

         When an optionee sells shares acquired through the exercise of a nonstatutory stock option, he or she will recognize a capital gain or loss in an amount equal to the difference between the fair market value of the shares on the date of exercise and his or her selling price. This gain or loss will be characterized as either a long or short-term capital gain or loss depending on the length of time the optionee holds the shares before the sale. Generally, any capital gain on an asset held for more than one year will be treated as long-term capital gain and taxed at maximum rate of 20%.

         We will be entitled to a tax deduction in the tax year in which ordinary income is recognized by the optionee in an amount equal to the ordinary income recognized by the optionee.

         Incentive Stock Options. If the optionee is not a 10% Person (or if the optionee is a 10% Person and the exercise price is at least 110% of the fair market value of the shares at the date of grant), the optionee will not incur taxable income either upon the grant of an incentive stock option or upon the exercise of the option.

         No tax deduction is allowed to the company upon either grant or exercise of an incentive stock option.

         If shares acquired upon exercise of an incentive stock option are not disposed of (i) within two years following the date the incentive stock option was granted or (ii) within one year following the date the shares are issued pursuant to the exercise of the option, the difference between the amount realized on any disposition of the shares and the exercise price will be treated as long-term capital gain or loss to the optionee.

         If shares acquired upon exercise of an incentive stock option are disposed of before the expiration of either of the requisite holding periods, then the lower of (i) the amount realized on the sale less the exercise price, or (ii) the excess of the fair market value of the shares at the time of exercise less the exercise price, will be taxed as ordinary income.

         In any year that an optionee recognizes ordinary income on the disposition of an incentive stock option, we will generally be entitled to a corresponding tax deduction in the same amount.

         Upon the disposition of shares prior to the expiration of the requisite holding period, any excess of the amount realized by the optionee on disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as either long-term or short-term capital gain, depending on the length of time the shares have been held before the sale.

         In addition to the tax consequences described above, incentive stock options granted to an optionee may result in a further "alternative minimum tax" to the optionee under the Internal Revenue Code. In that case, an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price will be included as a positive item of adjustment in determining the option's alternative minimum taxable income.

         Stock Awards. From time to time an individual may be granted shares of our common stock subject to our right to repurchase any unvested shares if the individual ceases to be an employee of or consultant to the company. In that case, the individual will:

o       not recognize any income at the time of the grant of the award; and

o recognize ordinary income whenever our repurchase right lapses, in an amount equal to the excess of (i) the fair market value of the shares on the date our repurchase right lapses with respect to the shares over (ii) the amount paid (if any) for the shares. Any further gain or loss recognized by the individual will either be a long or short term capital gain or loss, depending upon the length of time the shares have been held after our repurchase right lapses.

         A recipient of a stock award may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of his or her acquisition of the shares an amount equal to the excess of (i) the fair market value of the acquired shares on the date of acquisition (determined as if the shares were not subject to a repurchase right) over (ii) the purchase price
(if any) paid for the shares. If the Section 83(b) election is timely made, the individual will not recognize any additional income as and when our repurchase right lapses. Any further gain or loss recognized by the individual upon the sale or transfer of the shares would either be long or short-term capital gain or loss, depending upon the length of time the shares have been held from the date of purchase. In the event the individual suffers a capital loss resulting from our subsequent repurchase of the unvested shares or a forfeiture of the shares, the individual will not be allowed a deduction for the amount (if any) previously included in ordinary income as a result of making the Section 83(b) election.

         Any ordinary income recognized by an employee is reportable on the employee's form W-2 as "Wages", and is subject to income and employment tax withholding at the federal and state level (if applicable).

         We will be entitled to a deduction equal to the amount of ordinary income recognized by the individual with respect to the acquired shares. The deduction will in general be allowed for the taxable year of the company in which the individual recognizes the ordinary income.

         An individual who has been granted shares of common stock not subject to a company's repurchase right or any other restrictions, will recognize ordinary income equal to the difference between the fair market value of the shares of common stock on the date of grant and the amount paid (if any) for the shares.

         Stock Appreciation Rights. An individual who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to (i) in the case of a Tandem SAR, the amount of the appreciation payment and
(ii) in the case of a Nontandem SAR, the aggregate market value of the shares of common stock received upon exercise thereof. We will generally be entitled to a tax deduction equal to the ordinary income recognized by the individual for the taxable year of the company in which that income is so recognized by the individual.

         Tax Offset Payments. An individual who is awarded a tax-offset payment will recognize ordinary income in the year of the award equal to the amount of the payment. We will be entitled to a tax deduction equal to the amount recognized by the individual for the taxable year of the company in which this income is so recognized by the individual.

         Classification of Plan. The Plan is neither an "employee pension benefit plan" subject to the provisions of the Employee Retirement Income Security Act of 1974, nor a "qualified" plan subject to the provisions of Internal Revenue Code Section 401(a).

Awards Issued Under the Plan

         Awards are issued under the Plan to employee directors, other employees and consultants of the company as determined by the Compensation Committee in accordance with the Plan. Award grants are determined according to a number of factors, including the overall performance of the company and an individual's contribution to the company. Due to the discretionary nature of these awards, we cannot determine at present the amount of awards that will be received by or allocated to any group of employees or individual employee under the Plan if the stockholders approve this proposal. For additional information about awards granted to directors and our principal executive officers, see "Compensation and Other Information Concerning Officers, Directors and Certain Stockholders - Option Grants In Last Fiscal Year," "-- Director Compensation," and "-- Compensation Committee Report on Executive Compensation" contained elsewhere in this proxy statement.

                       COMPENSATION AND OTHER INFORMATION
             CONCERNING OFFICERS, DIRECTORS AND CERTAIN STOCKHOLDERS

Executive Compensation

     Summary of Cash and Certain Other Compensation

         The following tables set forth certain information concerning the compensation paid or accrued by us for services rendered to the company in all capacities for each of the fiscal years ended December 31, 2000, 1999, and 1998, by our Chief Executive Officer and three other executive officers (collectively, the "Named Executive Officers"):


                                                             Long-Term
 Name and                                                     Compen-
 Principal                                                    sation
 Position                  Annual Compensation                Awards
 --------                  -------------------                ------
                                                              Securi-
                                                 Other        ties        All
                                                 Annual       Under-     Other
                                                 Compen-      lying     Compen-
                         Year   Salary  Bonus    sation(1)   Options   sation(2)
                         ----   ------  -----   ---------    -------  ----------
Kathleen P. Mullinix....2000  $286,000  $ 94,000     --          --(3) 4,610(4)
 Chairman of the Board, 1999   275,000   130,000     --      45,000    4,324(4)
   and Chief Executive  1998   262,500   115,000 48,015(5)   50,000    4,324(4)
    Officer

Theresa A. Branchek(6)..2000   216,500    30,000     --          --(7) 4,610(8)
  Vice President for    1999   208,000    40,000     --      20,000    4,329(8)
   Research             1998   187,500    62,500(9)  --      30,000(10)4,329(8)

Robert L. Spence........2000   187,200    22,000     --          --(11)  360(12)
 Senior Vice President  1999   180,000    50,000     --      20,000      324(12)
  Financial Officer     1998   170,000    42,500     --      13,000      324(12)
   and Treasurer

Richard L. Weinshank....2000   179,000    39,000     --          --(13)4,610(14)
 Vice President of      1999   172,000    25,800     --      21,000    4,329(14)
  Business Development  1998   165,000    30,000     --      10,000    4,329(14)

(1) Other Annual Compensation for each Named Executive Officer does not include perquisites and other personal benefits for 2000, 1999, and 1998, the aggregate annual amount of which for such officer was less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for such officer.
(2) All Other Compensation of a Named Executive Officer includes matching contributions, if any, made by the company to the account of such officer pursuant to the company's 401(k) plan, which was adopted by the company in 1990. The company makes matching contributions in an amount equal to 50% of the lesser of: (i) the participant's contributions and
         (ii) the lesser of 5% of the participant's compensation and $8,500. Each participant becomes fully vested in the company's contributions allocated to his or her account upon completion of six years of service (not including any service prior to the time an employee attained 18 years of age).
(3) Does not include 45,000 shares of common stock subject to an option granted in February 2001 to compensate Dr. Mullinix for performance during the fiscal year ended December 31, 2000.
(4) All Other Compensation for 2000, 1999, and 1998 includes: $4,250, $4,000, and $4,000, respectively, in matching contributions made by the company to the 401(k) account of Dr. Mullinix; and $360, $324, and $324, respectively, in life insurance premiums.
(5) Other Annual Compensation for 1998 includes $38,155 of health care premiums and reimbursements.
(6) Dr. Branchek became an executive officer of the company on April 1, 1998. Prior to that time, Dr. Branchek served as the company's Vice President, Pharmacology and New Technologies.

(7) Does not include 20,000 shares of common stock subject to an option granted in February 2001 to compensate Dr. Branchek for performance during the fiscal year ended December 31, 2000.
(8) All Other Compensation for 2000, 1999, and 1998 includes: $4,250, $4,000 and $4,000, respectively, in matching contributions made by the company to the 401(k) account of Dr. Branchek; and $360, $329, and $329, respectively, in life insurance premiums.
(9) This bonus amount includes a $25,000 bonus paid to Dr. Branchek upon her promotion to Vice President for Research on April 1, 1998.
(10) The number of securities underlying options includes 25,000 shares of common stock subject to an option granted to Dr. Branchek in May 1998 in connection with her promotion to Vice President for Research on April 1, 1998.
(11) Does not include 20,000 shares of common stock subject to an option granted in February 2001 to compensate Mr. Spence for performance during the fiscal year ended December 31, 2000.
(12) All Other Compensation for 2000, 1999, and 1998 represents life insurance premiums.
(13) Does not include 20,000 shares of common stock subject to an option granted in February 2001 to compensate Dr. Weinshank for performance during the fiscal year ended December 31, 2000.
(14) All Other Compensation for 2000, 1999, and 1998 includes: $4,250, $4,000, and $4,000, respectively, in matching contributions made by the company to the 401(k) account of Dr. Weinshank; and $360, $329, and $329, respectively, in life insurance premiums.

     Option Grants In Last Fiscal Year

         We did not grant any options to purchase shares of our common stock to the Named Executive Officers during the fiscal year ended December 31, 2000. However, on February 7, 2001, the Compensation Committee granted options to acquire our common stock to Dr. Mullinix, Dr. Branchek, Mr. Spence and Dr. Weinshank of 45,000, 20,000, 20,000 and 20,000 shares, respectively, for performance during the fiscal year ended December 31, 2000. Each such option had an exercise price per share equal to the fair market value of our common stock on the date of grant, which was $6.28125 per share, the last sale price of our common stock on February 7, 2001, as reported by the Nasdaq Stock Market. Each such option becomes exercisable as to 50% of the shares on January 1 of each of 2002 and 2003. The vesting and exercise of these options is subject to acceleration upon the occurrence of certain events.

     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
       Option Value

         The following table contains information about the exercise of our stock options by the Named Executive Officers during the fiscal year ended December 31, 2000, and unexercised stock options held by the Named Executive Officers as of the end of such fiscal year.


                                                Number of
                                               Securities          Value of
                                               Underlying        Unexercised
                                               Unexercised       In-The-Money
                                               Options at         Options at
                                              12/31/00 (#)     12/31/00 ($)(1)
                                            ----------------  ------------------
                      Shares
                     Acquired   Aggregate
                        on       Value       Exer-   Unexer-    Exer-    Unexer-
      Name           Exercise  Realized($)  cisable  cisable   cisable   cisable
-------------------- --------  -----------  -------  -------  ---------  -------

Kathleen P. Mullinix. 87,573  420,569(2)    151,300  123,750    68,081    22,500
Theresa A. Branchek..    --        --        48,289   43,125    53,491    12,250
Robert L. Spence.....    --        --        51,900   48,500        --    10,000
Richard L. Weinshank. 15,664  172,733(3)     32,500   41,750     8,594    13,125



(1) Value of each unexercised in-the-money option was determined by multiplying the number of shares underlying the option by the excess of the fair market value of our common stock on December 31, 2000 ($5.125 per share, the last sale price on such date, as reported by The Nasdaq Stock Market), over the per share exercise price of the option.
(2) Aggregate value realized was determined by multiplying (i) the number of shares acquired on exercise of the options by (ii) the excess of (A) $6.5625 (which was the last sale price on October 12, 2000, the exercise date, as reported by The Nasdaq Stock Market) over (B) $1.76 (which was the per share exercise price of the options).

(3) Aggregate value realized was determined by multiplying (i) the number of shares acquired on exercise of the option by (ii) the excess of (A) $12.7874 (which was the weighted average last sale price on the exercise dates, as reported by The Nasdaq Stock Market) over (B) $1.76 (which was the per share exercise price of the options).

         All of the stock option agreements with the Named Executive Officers provide for such options to become fully vested and immediately exercisable in the event of certain corporate transactions.

     Employment Agreements

         Chief Executive Officer. Dr. Kathleen P. Mullinix and the company have entered into a four-year employment agreement, effective as of October 1, 1997. The employment agreement permits either Dr. Mullinix or the company to terminate Dr. Mullinix's employment upon 90 days' prior written notice. If the termination is initiated by the company without "cause" or by Dr. Mullinix for "good reason" (as such terms are defined in the employment agreement), Dr. Mullinix is entitled to receive severance compensation equal to her base salary for a period of 12 months following her termination, as well as continuation of benefits during such period and immediate vesting of any restricted stock and/or options then held by her. If the termination is initiated by Dr. Mullinix other than for good reason, Dr. Mullinix is entitled to receive severance compensation equal to her base salary for a period of nine months following her termination, as well as continuation of benefits during such period, but all further vesting of any restricted stock and/or options then held by her ceases as of the date of termination. In addition, if Dr. Mullinix's employment with the company is terminated under certain circumstances in connection with a "change in control" (as such term is defined in the employment agreement), Dr. Mullinix is entitled to receive severance compensation equal to her base salary for a period of 12 months following such termination, as well as continuation of benefits during such period and immediate vesting of any restricted stock and/or options then held by her.

         Other Named Executive Officers. Mr. Spence and the company have entered into a four-year employment agreement, effective as of January 1, 1998. Dr. Weinshank and Dr. Branchek each have employment agreements with the company that were automatically extended for an additional one-year period, effective as of January 1, 2001, and April 1, 2001, respectively. These three employment agreements contain substantially similar terms, except for terms relating to compensation and duties and responsibilities. Each of such agreements provides that if the officer is terminated by the company without cause, such officer will be entitled to receive severance compensation equal to such officer's base salary for a period of six months following his or her termination. In addition, if the employment of any such officer is terminated under certain circumstances in connection with a "change in control" (as defined in his or her employment agreement), then such officer is entitled to receive severance compensation equal to such officer's base salary for a period of six months following such termination, and all of the stock options, stock bonus awards and restricted stock grants then held by such officer will immediately become exercisable or vest, as the case may be.

         In addition to their current base salaries of $195,000, $188,000 and $220,000, respectively, Mr. Spence, Dr. Weinshank and Dr. Branchek are eligible to receive cash bonuses each year based upon their achievement of performance milestones set by the board of directors and the president of the company. See "Compensation Committee Report on Executive Compensation" below.

Director Compensation

         Each nonemployee director is entitled to receive $1,500 for each meeting of the board of directors attended by such director, and each nonemployee director who is a member of a committee of the board of directors is entitled to receive $250 for each committee meeting attended. Each nonemployee director is also entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with attending such meetings.

         In addition, each nonemployee director is automatically granted, on June 1 of each year (or on such later date as of which he or she is first elected as director) for so long as such individual is a nonemployee director of the company, a nonstatutory stock option to purchase 2,500 shares of our common stock. Each such option has an exercise price per share equal to the last sale price of the common stock as reported on The Nasdaq Stock Market on the date of grant. The option becomes exercisable as to 1/24th of the underlying shares at the end of each full calendar month following the grant date. The option expires ten years from the grant date, subject to earlier termination upon the optionee's cessation of service on the board of directors.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of our board of directors during the year ended December 31, 2000 consisted of Sandra Panem, Ph.D. and Alison Taunton-Rigby, Ph.D. The Compensation Committee held five meetings during the fiscal year ended December 31, 2000. Neither of Dr. Panem nor Dr. Taunton-Rigby has had any interlocking relationship with the company during the year ended December 31, 2000 requiring disclosure in this proxy statement.

Compensation Committee Report on Executive Compensation

         The Compensation Committee of our board of directors has furnished the following report on its policies with respect to the compensation of our executive officers. The report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC"). The report is not subject to the SEC's proxy rules or to liability under Section 18 of the Securities Exchange Act of 1934, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the company under the Securities Act of 1933, as amended.

         Decisions regarding compensation of our executive officers are generally made by the Compensation Committee of our board of directors. The Compensation Committee consists entirely of outside directors. During the fiscal year ended December 31, 2000, Dr. Sandra Panem and Dr. Alison Taunton-Rigby served as members of the Compensation Committee. All decisions of the Compensation Committee regarding the compensation of the company's executive officers are reviewed by the board of directors, except for decisions regarding grants under the company's option plans, which are made solely by the Compensation Committee.

     General Executive Compensation Policy

         The company's executive compensation policy is designed to attract to the company qualified individuals who have the potential as executive officers to contribute to the long-term growth and success of the company and thereby enhance stockholder value, to motivate such executive officers to perform at the highest of professional levels so as to maximize their contribution to the company and to retain such executive officers in the employ of the company. Accordingly, our executive compensation policy is to offer the company's executive officers competitive compensation opportunities which are tied to their contribution to the growth and success of the company and their personal performance. Each executive officer's compensation package is comprised of three elements: (i) base salary, which reflects individual performance and, together with annual bonus awards, is designed primarily to be competitive with compensation levels in the industry, (ii) annual bonus awards, which are payable in cash and tied to corporate performance for the year, as well as individual performance goals, and (iii) periodic stock option grants, which strengthen the mutuality of interests between the executive officer and the company's stockholders.

     Implementation of Executive Compensation Policy

         The following describes the manner in which the Compensation Committee's executive compensation policy was implemented with respect to the fiscal year ended December 31, 2000. Also summarized below are several of the more important factors which were considered in establishing the components of each executive officer's compensation package for the 2000 fiscal year. Additional factors were also taken into account, and the Compensation Committee may, in its discretion, apply entirely different factors, particularly different measures of performance, in setting executive compensation for future fiscal years, but it is expected that all compensation decisions will be designed to further the general executive compensation policy set forth above.

         Base Salary. Each year, the Chief Executive Officer recommends to the Compensation Committee new base salary levels for the company's executive officers (such new base salary levels being subject to the floor provided in the respective employment agreements of such officers). In formulating such recommendations, the Chief Executive Officer considers industry, peer group and national surveys of compensation, as well as the past and expected future contributions of the individual executive officers. The Compensation Committee then reviews the recommendations in light of its assessment of each officer's past performance and its expectation as to future contributions, as well as the survey data, and arrives at new base salary levels for each of the Named Executive Officers, including the Chief Executive Officer. These new base salary levels are then recommended by the Compensation Committee to the board of directors for approval.

         Annual Bonus Awards. Annual bonus awards are earned by each of the company's executive officers based upon his or her satisfaction of performance milestones set at the beginning of the year. These milestones may be based upon corporate performance or individual performance, or both. The minimum amount of such awards, assuming satisfaction of the performance milestones, may be set forth in the executive officer's employment agreement. The Compensation Committee may determine that such bonus awards should be higher than the minimum amounts set forth in the employment agreements based upon any number of factors, including those factors (such as past and expected future contributions and survey data) which it considers in arriving at new base salary levels and other indicia of performance that may not have been taken into account in setting the performance milestones. Such other indicia of performance may include, among other things, the progress of the company's research and development programs and business development activities, as well as the company's success in securing capital sufficient to assist it in furthering its research activities.

         Each year, the Chief Executive Officer determines whether each of the other executive officers has satisfied his or her performance milestones, whether, in light of such determination, cash bonus awards should be made to such executive officers and if such awards should be made, whether the amounts thereof should be higher than the minimum amounts set forth in the employment agreements. Thereafter, the Chief Executive Officer makes recommendations to the Compensation Committee. The Compensation Committee then reviews the Chief Executive Officer's recommendations and determines the amount of each bonus award to recommend to the board of directors for approval.

         With respect to the fiscal year ended December 31, 2000, each of the Named Executive Officers earned a cash bonus award based upon his or her satisfaction of performance milestones, combined with a subjective assessment of individual performance. In determining the amount of each cash bonus award, the Compensation Committee also considered survey data to ensure, where appropriate, that the total compensation of each executive officer was competitive within the industry. These cash bonus awards ranged from approximately 11.75% to 32.87% of the base salaries of the Named Executive Officers.

         Stock Option Grants. Beginning as of January 1, 1996, all grants of stock options by the company to its executive officers are made pursuant to its 1996 Incentive Plan (the "1996 Incentive Plan"). On February 7, 2001, the Compensation Committee approved the grant of stock options to all of its executive officers in respect of their performance during the fiscal year ended December 31, 2000. In determining the number of shares of common stock covered by each of these grants, the Compensation Committee considered the same factors which it generally considers in determining the salaries and cash bonus awards of executive officers. These grants were also designed to further the company's general executive compensation policy.

     CEO Compensation

         In setting the compensation payable to Kathleen P. Mullinix, the Compensation Committee has sought to be competitive with other companies in the industry, while at the same time tying a significant portion of such compensation to the company's performance. The employment agreement between the company and Dr. Mulllinix, dated as of October 1, 1997 and described above, sets forth the terms and conditions of Dr. Mullinix's employment with the company.

         Dr. Mullinix's base salary for the fiscal year ended December 31, 2000, was established based upon the Compensation Committee's evaluation of the company's performance and Dr. Mullinix's personal performance, as well as its objective of having Dr. Mullinix's base salary remain competitive with salaries being paid to similarly situated chief executive officers. Accordingly, her 2000 base salary was set by the Compensation Committee at $286,000.

         The remaining components of Dr. Mullinix's compensation in respect of the fiscal year ended December 31, 2000, were entirely dependent upon Dr. Mullinix's performance during such year, which was in turn tied directly to the company's performance. The Compensation Committee determined to award Dr. Mullinix a $94,000 cash bonus, as well as an option to purchase 45,000 shares of our common stock. The stock option was granted at exercise prices equal to the fair market value of the common stock on the date of grant and is subject to vesting. These awards reflected the Compensation Committee's assessment of her favorable performance, which included her satisfaction of the performance goals established by the Compensation Committee at the beginning of the fiscal year ended December 31, 2000, as well as the corporate performance of the company during such year. In particular, the Compensation Committee considered the scientific progress made by the company, as well as the progress made in the company's business development activities.

         Submitted by the
         Members of the Compensation Committee

         Dr. Sandra Panem
         Dr. Alison Taunton-Rigby

Stock Performance Graph

         The following graph compares the percentage change in the cumulative stockholder return on our common stock with the cumulative total return on The Nasdaq Stock Market Index and the BioCentury 100 Index (the "Line-Of-Business Index"). The Line-Of-Business Index, which is calculated and published on a weekly basis, represents the cumulative weekly close of 100 bioscience stocks. The comparison assumes that $100 was invested in each of the following on January 1, 1996: (i) the company's common stock; (ii) the Nasdaq Stock Market Index; and (iii) the Line-Of-Business Index. Total return assumes reinvestment of dividends; however, we have not paid dividends on our common stock and no dividends are included in the representation of company stock performance. The stock price performance on the graph is not necessarily indicative of future price performance.



                               [GRAPHIC OMITTED]




         Actual values expressed in the above performance graph are disclosed in the following table:


                               -----------------December 31,--------------------
                 Beginning of
                    Period     1996       1997       1998       1999      2000
                ================================================================

Company           $100.00     $ 90.57    $ 82.08    $113.21    $ 50.94   $ 38.68

Nasdaq Stock
  Market Index    $100.00     $123.04    $150.70    $212.51    $394.93   $237.62

Line-Of-Business
  Index           $100.00     $ 92.30    $ 73.49    $ 82.08    $153.22   $212.50
                ----------------------------------------------------------------

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of our common stock as of August 3, 2001 with respect to (i) each person known by us to be the beneficial owner of more than 5% of the common stock outstanding, (ii) each of our directors, (iii) each of our principal executive officers and (iv) all directors and principal executive officers as a group.


                                                Amount and Nature
                                                  of Beneficial     Percentage
  Name and Address of Beneficial Owner(1)           Ownership       of Total(2)
---------------------------------------------  -----------------    -----------

Warburg Pincus Private Equity VIII, L.P......        2,167,535(3)        16.5%
    466 Lexington Avenue
    New York, NY 10017
BVF Partners L.P.............................        1,616,383(4)        14.8%
    333 West Wacker Drive, Suite 1600
    Chicago, Illinois 60606
Wellington Management Company, LLP...........        1,278,700(5)        11.7%
    75 State Street
    Boston, Massachusetts 02109
Novartis Produkte AG.........................          695,715(6)         6.4%
   Schwarzwaldallee 215
   CH-4002 Basle
   Switzerland
Dimensional Fund Advisors Inc................          692,800(7)         6.3%
    1299 Ocean Avenue, 11th Floor
    Santa Monica, California 90401
Stuart J. Hen................................              208(8)            *
Zola P. Horovitz, Ph.D.......................           16,582(9)            *
Jonathan Leff................................        2,167,743(10)       16.5%
John E. Lyons................................           16,479(11)           *
Patrick J. McDonald..........................            7,082(12)           *
Kathleen P. Mullinix, Ph.D...................          409,917(13)        3.7%
Sandra Panem, Ph.D...........................           12,882(14)           *
Alison Taunton-Rigby, Ph.D...................           16,582(15)           *
Theresa A. Branchek, Ph.D....................           79,098(16)           *
Robert L. Spence.............................          125,564(17)        1.1%
Richard L. Weinshank, Ph.D...................           60,048(18)           *
All directors and principal executive
     officers as a group (11 persons)........        2,912,185(19)       21.4%
--------------------


*      Less than 1%.


(1) Except as otherwise indicated above, the address of each stockholder identified above is c/o Synaptic Pharmaceutical Corporation, 215 College Road, Paramus, New Jersey 07652. Except as indicated in the other footnotes to this table, each person named in this table has sole voting and investment power with respect to all shares of common stock beneficially owned by that person.
(2) Includes options or convertible securities exercisable for or convertible to common stock within 60 days for purposes of computing the percentage of common stock owned by that person, but not for purposes of computing the percentage of common stock owned by any other person.
(3) Consists of the shares of common stock issuable upon conversion of the 9,398 shares of Series B Convertible Preferred Stock held by Warburg Pincus Private Equity VIII, L.P. ("WPPE") . Warburg, Pincus & Co. is the sole general partner of WPPE. WPPE is managed by Warburg Pincus LLC. Lionel I. Pincus is the managing partner of Warburg, Pincus & Co. and the managing member of Warburg Pincus LLC and may be deemed to control both entities. The address of Warburg, Pincus & Co. and Warburg Pincus LLC is 466 Lexington Avenue, New York, New York 10017.
(4) These shares are beneficially owned by BVF Partners L.P. ("BVF Partners") and BVF Inc. ("BVF Inc."), the general partner and investment advisor to BVF Partners. BVF Partners is the general partner of Biotechnology Value Fund, L.P. ("BVF"), a limited partnership which beneficially owns 622,249 of these shares, of Biotechnology Value Fund II, L.P. ("BVF2"), a limited partnership which beneficially owns 286,151 of these shares and of BVF Investments, L.L.C. ("BVF Investments"), a limited liability corporation which beneficially owns 627,433 of these shares. The information relating to BVF Partners, BVF Inc., BVF, BVF2 and BVF Investments contained herein was obtained from the Schedule 13G filed with the SEC on February 14, 2001 and Forms 4 filed on March 9, April 9, and May 9, 2001.
(5) These shares are beneficially owned by Wellington Management Company LLP ("WMC"), an investment adviser under the Investment Advisers Act of 1940, and Wellington Trust Company, NA ("WTC"), a bank, as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 (the "Exchange Act"). The information relating to WMC and WTC contained herein was obtained from Schedules 13G filed with the SEC on February 14, and August 10, 2001.
(6) The information relating to Novartis Produkte AG was obtained from Amendment No. 1 to a Schedule 13G filed with the SEC on March 6, 1998.
(7) Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over these shares of common stock, all of which are owned by the Funds. Dimensional disclaims beneficial ownership of these shares. The information relating to Dimensional was obtained from a
       Schedule 13F filed with the SEC reporting ownership as of June 30, 2001.
(8) Consists of 208 shares of common stock subject to options exercisable within 60 days after August 3, 2001.
(9) Consists of (a) 4,500 shares of common stock and (b) 12,082 shares of common stock subject to options exercisable within 60 days after August 3, 2001.
(10) Consists of (a) 208 shares of common stock subject to options exercisable within 60 days and (b) 2,167,535 shares of common stock issuable upon conversion of the 9,398 shares of Series B Convertible Preferred Stock held by WPPE. Mr. Leff is a general partner of Warburg, Pincus & Co.
       and a managing director of Warburg Pincus LLC. Mr. Leff disclaims beneficial ownership of all shares held by WPPE.
(11) Consists of (a) 4,397 shares of common stock and (b) 12,082 shares of common stock subject to options exercisable within 60 days after August 3, 2001.
(12) Consists of 7,082 shares of common stock subject to options exercisable within 60 days after August 3, 2001.
(13) Consists of (a) 186,988 shares of common stock, (b) 379 shares of common stock owned by the individual retirement account of Dr. Mullinix and (c) 222,550 shares of common stock subject to options exercisable within 60 days after August 3, 2001.
(14) Consists of (a) 800 shares of common stock and (b) 12,082 shares of common stock subject to options exercisable within 60 days after August 3, 2001.
(15) Consists of (a) 4,500 shares of common stock and (b) 12,082 shares of common stock subject to options exercisable within 60 days after August 3, 2001.
(16) Consists of (a) 7,684 shares of common stock and (b) 71,414 shares of common stock subject to options exercisable within 60 days after August 3, 2001.
(17) Consists of (a) 38,980 shares of common stock, (b) 7,684 shares of common stock held by Linda Spence, Mr. Spence's spouse, as custodian for Blake Spence, Mr. Spence's son, under the Uniform Gifts to Minors Act, and (c) 78,900 shares of common stock subject to options exercisable within 60 days after August 3, 2001. Mr. Spence disclaims beneficial ownership of the shares held by Linda Spence.
(18) Consists of (a) 5,048 shares of common stock and (b) 55,000 shares of common stock subject to options exercisable within 60 days after August 3, 2001.
(19) Includes (a) 260,960 shares of common stock, (b) 483,690 shares of common stock subject to options exercisable within 60 days after August 3, 2001 and (c) 2,167,535 shares of common stock issuable upon conversion of the 9,398 shares of Series B Preferred Stock held by WPPE. All officers and directors disclaim beneficial ownership of all shares held by WPPE.

                  SPECIAL NOTE ABOUT FORWARD LOOKING STATEMENTS

         Statements in this proxy statement that are not historical facts are forward looking statements. These forward looking statements relate to our financial condition, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of management, markets for our stock, and other matters.

         When we use the words "estimate," "project," "intend," "expect," "believe" and similar expressions, we are making forward looking statements. These forward looking statements are found at various places throughout this proxy statement.

         These forward looking statements, including statements relating to future business prospects, revenue, working capital, liquidity, capital needs, interest costs and income wherever they occur in this proxy statement are estimates reflecting the best judgment of our senior management. These forward looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward looking statements. Forward looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward looking statements include, without limitation:

o the development of commercially available products may take longer than expected, if developed at all;

o revenue from licensing and royalties may be less than expected or received later than expected;

o collaborative partners, licensees and third parties may develop drugs that compete with our products;

o disagreements over rights or proprietary technology may arise with partners, licensees and third parties;

o current and future collaborative or licensing arrangements, if any, may not be successful;

o research findings and changes in technology may increase the number of competitors we face or require us to make significant capital expenditures to develop competitive products;

o legislative or regulatory changes may adversely affect our business or that of our collaborative partners and licensees;

o failure to achieve significant revenue or profitable operations could impair our ability to sustain operations;

o necessary technological changes may be more difficult or expensive to make than we anticipate;

o failure to establish adequate manufacturing and distribution channels could delay market acceptance of our products;

o        adverse changes may occur in the securities markets; and

o other factors, including, but not limited to, economic, key employee, competitive, regulatory, governmental and technological factors, which may affect us.

         We caution you not to place undue reliance on any forward looking statements in this proxy statement, which speak only as of the date of this proxy statement. We do not undertake any obligation to publicly release any revisions to these forward looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         You should read the following discussion of our financial condition and results of operations together with our financial statements and related notes beginning on page F-1 of this proxy statement.

         Representatives of Ernst & Young LLP are not expected to be present at the special meeting.

Overview

         We are a drug discovery company utilizing G protein-coupled receptors ("GPCRs") as targets for novel therapeutics. We use our large portfolio of patented GPCR targets as a basis for the creation of improved drugs that act through these targets. We and our licensees are evaluating the function of receptor targets in the body to identify specific physiological disorders with which they may be associated. We intend to use this information to design compounds that can potentially be developed as drugs.

         We currently collaborate with Grunenthal GmbH ("Grunenthal") and Kissei Pharmaceutical Co., Ltd. ("Kissei"). In connection with our collaborative arrangement with Grunenthal, we have licensed some of our technology and patent rights to Grunenthal. We have also granted licenses to some of our technology and patent rights to other pharmaceutical companies.

         Since our inception, we have financed our operations primarily through the sale of our stock, through contract and license revenue under license agreements, and through interest income and capital gains resulting from the investment of the proceeds of our financing activities pending use of these funds for operational purposes. We have also received funds through government grants under the Small Business Innovative Research ("SBIR") program of the National Institutes of Health and through the sale of our New Jersey state tax net operating loss ("NOL") carryforwards.

Revenue

         We may generate revenue from license grants, royalties, research and development contracts or sales of drugs. License revenue represents non-refundable payments for a license to one or more of our patents and/or a license to our technology. Payments for licenses are recognized as they are received or, if earlier, when they become guaranteed, provided they are independent of any continuing research activity. Otherwise, they are recognized pro-rata during the term of the related research agreement in accordance with Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements".

         Under each of our license agreements (other than the Grunenthal agreement), we are entitled to receive royalty payments based upon the sales of drugs that may be developed using our technology or that may be covered by our patents. Under the Grunenthal agreement, we have development and marketing rights in certain geographical areas with respect to any drugs that are jointly identified as part of the collaboration with Grunenthal. Accordingly, we may receive revenue from sales of drugs in our designated geographical areas if we market them independently, or we may receive royalty payments if we license our marketing rights to a third party. To date, we have not received either royalty revenue or revenue from the sales of drugs and we do not expect to receive such revenues for a number of years, if at all.

         Contract revenue includes research funding to support a specified number of our scientists and payments upon the achievement of specified research and development milestones. Research funding revenue is recognized ratably over the period of the collaboration to which it relates and is based upon predetermined funding requirements. Research and development milestone payment revenue is recognized when the related research or development milestone is achieved.

         To date, our expenditures have been for research and development related expenses, general and administrative related expenses, fixed asset purchases and various patent related expenditures incurred in protecting our technologies. Historically, we have not been profitable, and we had an accumulated deficit of $74,661,000 at June 30, 2001. We expect to continue to incur operating losses for a number of years and may not become profitable, unless and until we receive royalty revenue or revenue from sales of drugs that may be developed with the use of our technology or patent rights.

Results of Operations

     Comparison of the Three Months Ended June 30, 2001 and 2000

         Revenues. We recognized revenue of $373,000 and $354,000 for the three months ended June 30, 2001 and 2000, respectively.

         Research and Development Expenses. We incurred research and development expenses of $4,087,000, and $3,540,000 for the three months ended June 30, 2001 and 2000, respectively. The increase of $547,000, or 15%, was attributable primarily to an increase in preclinical testing costs partially offset by a reduction in supply costs.

         General and Administrative Expenses. We incurred general and administrative expenses of $1,757,000 and $1,474,000 for the three months ended June 30, 2001 and 2000, respectively. The increase of $283,000, or 19%, was attributable primarily to legal expenses related to a patent infringement lawsuit we filed against Panlabs, Inc.

         Other Income, Net. We recorded other income of $479,000 and $566,000 for the three months ended June 30, 2001 and 2000, respectively. The decrease of $87,000 was primarily due to a decline in cash, cash equivalent and marketable securities balances during 2001 as we used these resources to fund operations, partially offset by an increase in rental income from our sublessees.

         Net Loss and Basic and Diluted Net Loss Per Share. We incurred a net loss of $4,992,000 ($0.46 per share), and $4,094,000 ($0.38 per share) for the three months ended June 30, 2001 and 2000, respectively. The increase in net loss per share of $0.08 resulted primarily from higher expenses and lower other income during the second quarter of 2001 as described above.

     Comparison of the Six Months Ended June 30, 2001 and 2000

         Revenues. We recognized revenue of $743,000 and $568,000 for the six months ended June 30, 2001 and 2000, respectively. The increase in revenue of $175,000 resulted from revenue derived under the second year of our agreement with Kissei, which commenced on January 24, 2000.

         Research and Development Expenses. We incurred research and development expenses of $8,100,000, and $6,679,000 for the six months ended June 30, 2001 and 2000, respectively. The increase of $1,421,000, or 21%, was attributable primarily to increases in preclinical testing costs and temporary staffing costs.

         General and Administrative Expenses. We incurred general and administrative expenses of $3,547,000 and $2,838,000 for the six months ended June 30, 2001 and 2000, respectively. The increase of $709,000, or 25%, was attributable primarily to legal expenses related to the litigation against Panlabs, Inc. and an increase in fringe benefit expense resulting from an increase in healthcare claims.

         Other Income, Net. We recorded other income of $1,032,000 and $1,151,000 for the six months ended June 30, 2001 and 2000, respectively. The decrease of $119,000 was primarily due to a decline in cash, cash equivalent and marketable securities balances during 2001 as we used these resources to fund operations, offset by an increase in rental income from our sublessees.

         Net Loss and Basic and Diluted Net Loss Per Share. We incurred a net loss of $9,872,000 ($0.90 per share), and $7,798,000 ($0.72 per share) for the six months ended June 30, 2001 and 2000, respectively. The increase in net loss per share of $0.18 resulted primarily from higher expenses and lower other income partially offset by higher revenues during the first half of 2001 as described above.

     Comparison of Fiscal Years Ended December 31, 2000, 1999 and 1998

         Revenues. We recognized revenue of $3,836,000, $1,855,000 and $9,352,000 for the fiscal years of 2000, 1999 and 1998, respectively. The increase of $1,981,000 from 1999 to 2000 was attributable to an increase in license revenue of $2,750,000 resulting primarily from the grant of a non-exclusive license to some of our technology and patent rights, offset by a reduction in contract revenue of $769,000 resulting from the net reduction in the number of scientists being funded under collaborative arrangements.

         The decrease of $7,497,000 from 1999 to 1998 was attributable primarily to the following: a net decrease in contract revenue of $5,347,000 resulting from the contractual termination of three of our collaborative arrangements and the receipt in 1998 of $2,000,000 of non-recurring license revenue under our agreement with Glaxo Group Limited.

         Research and Development Expenses. We incurred research and development expenses of $14,360,000, $14,592,000 and $15,274,000 for the fiscal years of
2000, 1999 and 1998, respectively. The decrease of $232,000, or 2%, from 1999 to 2000 was attributable primarily to a net decrease in headcount and a corresponding decrease in supplies which were partially offset by an increase in preclinical testing costs.

         The decrease of $682,000, or 4%, from 1998 to 1999 was attributable primarily to a reduction in compensation and fringe benefit expenses due to a net decrease in headcount as well as corresponding reductions in travel and supply costs, which were partially offset by increased rent expense for facilities resulting from previously contracted increases in square footage.

         General and Administrative Expenses. We incurred general and administrative expenses of $5,852,000, $5,060,000 and $4,302,000 for the fiscal years of 2000, 1999 and 1998, respectively. The increase of $792,000, or 16%, from 1999 to 2000 was attributable primarily to the following: an increase in rent expense; an increase in consulting and finder's fees associated with business development activities; and an increase in legal and patent costs.

         The increase of $758,000, or 18%, from 1998 to 1999 was attributable primarily to increases in rent expense resulting from previously contracted increases in square footage and compensation and fringe benefit expenses.

         Other Income, Net. We recorded other income of $2,110,000, $2,676,000 and $3,731,000 for the fiscal years of 2000, 1999 and 1998, respectively. The decrease of $566,000 from 1999 to 2000 in other income was primarily due to a decline in average cash, cash equivalent and marketable securities balances during 2000 as we used these resources to fund operations.

         The decrease of $1,055,000 from 1998 to 1999 in other income was primarily due to lower interest income as a result of lower average cash, cash equivalent and marketable securities balances during 1999.

         Income Tax Benefit. In November 2000, we recognized $407,000 from the sale of a portion of our state tax NOL carryforwards.

         Net Loss and Basic and Diluted Net Loss Per Share. We incurred a net loss of $13,859,000 ($1.28 per share), $15,121,000 ($1.41 per share) and
$6,493,000 ($0.61 per share) for the fiscal years of 2000, 1999 and 1998, respectively. The decrease in net loss per share of $0.13 resulted primarily from higher revenues and an income tax benefit, which were partially offset by higher total operating expenses and lower other income during the year ended December 31, 2000, as described above.

         The increase in net loss per share of $0.80 from 1998 to 1999 resulted primarily from the recognition of lower total revenue and of higher total expenses.

Operating Trends

         Our revenues may vary from period to period depending on numerous factors, including the timing of revenue earned under our license agreements and revenue that may be earned under future collaborative and/or license agreements. During 2000 we recognized revenue under our research and licensing agreement with Kissei Pharmaceutical Co., Ltd. And expect to recognize additional revenues under this agreement during 2002. Under the terms of some of our license agreements, revenues may be recognized if specified milestones are achieved. We continue to assess the opportunity for obtaining additional funding under new collaborative and/or license agreements as well as obtaining financing through equity transactions. We continue to monitor our spending level in order to ensure that we have enough cash to last at least through the year 2002.

         Since late 2000, we have been pursuing a new business strategy of increasing our internal drug development efforts. This new strategy requires us to hire additional employees with drug development expertise and to incur additional preclinical expenses as well as expenses associated with clinical trials. If we obtain the anticipated net proceeds of the sale of shares to be sold at the second closing, we will increase our drug development efforts, thereby incurring a greater level of expenditures. If the stockholders do not approve the sale of shares to be sold at the second closing, our implementation of this strategy will be limited and our expenses will increase at a slower rate.

         We expect legal expenses to continue to be a significant expense as a result of the lawsuit we filed on June 5, 2000 in the United States District Court for the District of New Jersey against M.D.S. Panlabs, Inc., a Washington corporation, and Panlabs Taiwan Ltd., a Taiwanese corporation (collectively, "Panlabs") alleging that Panlabs has infringed several issued U.S. patents owned by us. We believe that the ultimate resolution of this litigation could have a material impact on our financial position, results of operations and cash flows.

         If the stockholders do not approve the sale of shares to be sold at the second closing, we expect other income to decline over the remainder of 2001 and in 2002 as we use existing funds, including funds from the sale of preferred shares on August 3, 2001, to support our operations. We expect this decline to be partially offset by rental income that we expect to recognize under existing sublease agreements.

         We are pursuing further sales of our state tax NOL carryforwards and our state research and development credits under the State of New Jersey's Technology Business Tax Certificate Transfer Program. No assurance can be given, however, as to the amount of NOL carryforwards that may be sold under the program in any one year. External factors that may have an effect on future NOL sales include limitations imposed by State law and availability of buyers and related demand.

         Property and equipment spending may vary from period to period depending on numerous factors, including the number of collaborations in which we are involved at any given time and replacement due to normal wear and obsolescence. Equipment spending in 2001 is expected to decline from that of 2000.

         We invest a portion of the net proceeds from our financing activities in marketable securities pending the use of these funds for operational purposes. At June 30, 2001, we held marketable securities with an estimated fair value of $13,533,000. On August 3, 2001, we received net proceeds from the initial sale of our preferred shares of approximately $8,450,000. Our primary interest rate exposure results from changes in short-term interest rates. We do not purchase financial instruments for trading or speculative purposes. All of the marketable securities we hold are classified as available-for-sale securities. The following table provides information about marketable securities we held at June 30, 2001:
                                                                 Estimated
       Principal Amount and Weighted Average Stated Rate           Fair
                   by Expected Maturity                           Value
   ----------------------------------------------------         ---------
   (000's)      2001    2002     2003     2004   Total           (000's)
   ----------------------------------------------------         ---------
   Principal   $7,350  $2,500  $1,500  $2,000  $13,350          $13,533

   Weighted
    Average
    Stated
    Rates       9.03%   6.50%   6.20%    5.25%    7.67%              --
   ----------------------------------------------------        ---------

         The stated rates of interest expressed in the above table may not approximate the actual yield of the securities which we currently hold since we have purchased some of these securities at other than face value. Additionally, some of the securities represented in the above table may be called or redeemed, at the option of the issuer, prior to their expected due dates. If such early redemptions occur, we may reinvest the proceeds that we realize in marketable securities with stated rates of interest or yields that are lower than those of current holdings, affecting both future cash interest streams and future earnings.

         In addition to investments in marketable securities, we place some of our cash in money market funds in order to keep cash available to fund operations and to hold cash pending investments in marketable securities. Fluctuations in short term interest rates will affect the yield on monies invested in these money market funds. These fluctuations can have an impact on future cash interest streams and future earnings, but the impact of these fluctuations are not expected to be material.

         We do not believe that inflation has had a material impact on our results of operations.

Liquidity and Capital Resources

         At June 30, 2001 and December 31, 2000, cash, cash equivalents and marketable securities aggregated $23,523,000 and $31,602,000, respectively. This decrease was a result of our using these resources to fund our operations.

         To date, we have met our cash requirements through the sale of our stock, through contract and license revenue, through interest income and gains resulting from investments, through SBIR grants and through the sale of our state tax NOL carryforwards. In the current public biotechnology financing environment, raising capital in the public markets is difficult. Consequently, we expect that we may have to meet our capital needs for the foreseeable future primarily through the private issuance of equity or debt securities

         At June 30, 2001, we had $23,523,000 in cash, cash equivalents and marketable securities. On August 3, 2001, we received net proceeds of approximately $8,450,000 from the sale of our preferred shares at the initial closing. If the stockholders approve the issuance of the shares to be issued at the second closing, we anticipate that the second closing will occur in the third or fourth quarter of 2001, and that we will receive net proceeds of approximately $29,150,000. We intend to use these funds primarily for clinical trials, to move our drug discovery programs forward, for patent related expenditures, for general corporate purposes, to make leasehold improvements to our facilities and to purchase property and equipment. We expect to continue to incur operating losses for a number of years. We believe that cash, cash equivalents and marketable securities on hand, including cash received at the initial closing and cash that we expect to receive through interest payments on investments, will be sufficient to fund operations, as well as our share of certain development costs under our agreement with Grunenthal, through at least the year 2002.

         As of December 31, 2000, we had NOL carryforwards of approximately $57,000,000 for federal income tax purposes that will expire principally in the years 2002 through 2020. In addition, we had research and development credit carryforwards of approximately $1,610,000, which will expire principally in 2002 through 2018. Also at December 31, 2000, we had NOL carryforwards of approximately $41,637,000 for state income tax purposes and state research and development credit carryforwards of $475,000. For financial reporting purposes, a valuation allowance has been recognized to offset the deferred tax assets related to these carryforwards. Due to the limitations imposed by the Tax Reform Act of 1986, and as a result of significant changes in our ownership in 1993 and 1997, the utilization of $25,000,000 of federal NOL carryforwards is subject to annual limitation. The utilization of the research and development credits is similarly limited. If the stockholders approve the sale of the shares to be sold in the second closing, we do not believe there will be an ownership change that would further limit the utilization of these NOL's at the time of such closing.

         We lease laboratory and office facilities under a lease expiring on December 31, 2015. The minimum annual payment under this lease is currently $2,249,000. The lease provides for fixed escalations in rent payments in the years 2005 and 2010.

                              STOCKHOLDER PROPOSALS


         Any stockholder desiring to submit a proposal for action at our 2002 annual meeting of stockholders and possible inclusion in our proxy statement with respect to the 2002 annual meeting should deliver the proposal to us at our principal offices no later than December 3, 2001, which is 120 calendar days prior to the anniversary of the mailing date of the proxy statement relating to our 2001 annual meeting.

         Matters pertaining to stockholder proposals, including the number, length and other aspects of the proposals are governed by the Securities Exchange Act, rules and regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

         Any stockholder desiring to submit a proposal for action at a special meeting of Synaptic stockholders must deliver the proposal to us at our principal offices within a reasonable time before we begin to print and mail the proxy materials.

                                 OTHER BUSINESS

         The board of directors knows of no other business that will be presented for consideration at the special meeting other than the proposals described in this proxy statement. If other matters are properly brought before the special meeting, however, the persons named in the accompanying proxy intend to vote the shares represented thereby on such matters in accordance with their best judgment.


Dated: September __, 2001

                                          By Order of the Board of Directors

                                          Robert L. Spence
                                          Secretary

                       SYNAPTIC PHARMACEUTICAL CORPORATION

                          INDEX TO FINANCIAL STATEMENTS


Year-End Financial Statements                                              Page
-----------------------------                                              ----
      Report of Independent Auditors....................................    F-2

      Balance Sheets at December 31, 2000 and 1999......................    F-3

      Statements of Operations and Comprehensive Income (Loss)
      for the years ended December 31, 2000, 1999 and 1998..............    F-4

      Statements of Stockholders' Equity for the years ended
      December 31, 2000, 1999 and 1998..................................    F-5

      Statements of Cash Flows for the years ended
      December 31, 2000, 1999 and 1998..................................    F-6

      Notes to Financial Statements.....................................    F-7


Index to Interim Period Financial Statements............................   F-16
--------------------------------------------

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders

SYNAPTIC PHARMACEUTICAL CORPORATION

         We have audited the accompanying balance sheets of Synaptic Pharmaceutical Corporation as of December 31, 2000 and 1999, and the related statements of operations and comprehensive income (loss), stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Synaptic Pharmaceutical Corporation at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                 ERNST & YOUNG LLP





MetroPark, New Jersey

February 2, 2001

                       SYNAPTIC PHARMACEUTICAL CORPORATION

                                 BALANCE SHEETS

(in thousands, except share and per share information)

December 31, 2000 and 1999
Assets                                                           2000      1999
--------------------------------------------------------------------------------
Current assets:
Cash and cash equivalents                                      $ 2,037  $ 6,236
Marketable securities--current maturities                       20,627    6,471
Other current assets                                               814      847
--------------------------------------------------------------------------------
Total current assets                                            23,478   13,554

Property and equipment, net                                      4,781    5,186

Marketable securities                                            8,938   29,436

Patent and patent application costs, net of                        227      574
      accumulated amortization (2000--$2,148; 1999--$1,801)

Other assets                                                       147        -
--------------------------------------------------------------------------------
                                                              $ 37,571 $ 48,750
================================================================================


Liabilities and Stockholders' Equity
--------------------------------------------------------------------------------
Current liabilities:
Accounts payable                                               $ 1,128    $ 486
Accrued liabilities                                                648      525
Accrued compensation                                               348      386
Deferred revenue                                                   354        -
--------------------------------------------------------------------------------
Total current liabilities                                        2,478    1,397

Deferred rent obligation                                           564      247

Stockholders' equity:
Preferred Stock, $.01 par value; authorized--1,000,000 shares        -        -
Common Stock, $.01 par value; authorized--25,000,000 shares
issued and outstanding--10,935,772 shares in 2000 and
10,764,661 shares in 1999                                          109      108
Additional paid-in capital                                      99,392   98,719
Accumulated other comprehensive income--net unrealized            (183)    (791)
      losses on securities
Accumulated deficit                                            (64,789) (50,930)
--------------------------------------------------------------------------------
Total stockholders' equity                                      34,529   47,106
--------------------------------------------------------------------------------
                                                              $ 37,571 $ 48,750
================================================================================

                       See notes to financial statements.

                       SYNAPTIC PHARMACEUTICAL CORPORATION

            STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share information)

For the Years Ended December 31, 2000, 1999 and 1998

                                                    2000        1999     1998
-------------------------------------------------------------------------------

Revenues:
Contract revenue                                  $ 1,086   $ 1,855    $ 7,202
License revenue                                     2,750         -      2,000
Grant revenue                                           -         -        150
-------------------------------------------------------------------------------
Total revenues                                      3,836     1,855      9,352

Expenses:
Research and development                           14,360    14,592     15,274
General and administrative                          5,852     5,060      4,302
-------------------------------------------------------------------------------
Total expenses                                     20,212    19,652     19,576
-------------------------------------------------------------------------------
Loss from operations                              (16,376)  (17,797)   (10,224)

Other income, net:
Interest income                                     2,106     2,674      3,603
Gain on sale of securities                              -         2        128
Other                                                   4         -          -
-------------------------------------------------------------------------------
Other income, net                                   2,110     2,676      3,731
-------------------------------------------------------------------------------
Net loss before benefit from income taxes         (14,266)  (15,121)    (6,493)

Income tax benefit                                    407         -          -
-------------------------------------------------------------------------------
Net loss                                         $(13,859)  $(15,121) $ (6,493)
===============================================================================

Comprehensive loss:

Net loss                                         $(13,859)  $(15,121) $ (6,493)

Unrealized gains (losses) arising
    during period                                     608      (702)       (82)
Less: reclassification adjustment for gains             -       (12)       (21)
    included in net income
-------------------------------------------------------------------------------
Comprehensive loss                              $ (13,251) $(15,835)  $ (6,596)
===============================================================================

Basic and diluted net loss per share            $   (1.28) $  (1.41)  $  (0.61)
===============================================================================

Shares used in computation of
 net loss per share                            10,850,262 10,742,296 10,684,892
===============================================================================

                       See notes to financial statements.

                       SYNAPTIC PHARMACEUTICAL CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY

(in thousands, except share information)



                                                                  Net
                                                               Unrealized
                                                                 Gains                                          Total
                                                    Additional  (Losses)   Deferred       Accumu-               Stock-
                                   Common Stock      Paid-In      on        Compen-        lated     Treasury   holders'
                                 Shares   Amount     Capital   Securities    sation       Deficit     Stock      Equity
                                 ------   ------     -------   ----------    ------       -------     -----   ------------
Balance at January 1, 1998   10,526,585  $  105    $ 97,049  $      26   $   (160)    $   (29,316)   $  --  $     67,704
Purchase of 375 shares of
 Treasury Stock at cost              --     --           --          --         --             --       (1)           (1)
Forfeiture of Deferred
 Compensation related to
 Stock Incentive Plan                --     --          (20)         --         20             --       --            --
Amortization of Deferred
 Compensation                        --     --           --          --         79             --       --            79
Issuance of 47,516, shares
 of common stock pursuant        47,141      1          127          --         --             --        1           129
 to exercise of stock options
Issuance of 137,648 shares of
 common stock pursuant to
 exercise of stock warrants     137,648      1        1,307          --         --             --       --         1,308
Adjustment to reflect net
 unrealized loss on
 securities                          --     --          --        (103)         --             --       --          (103)
Adjustment to reflect
 recognition of short-swing
 profits realized on sale of
 stock by stockholder                --     --          53          --          --             --       --            53
Net loss for the year ended
 December 31, 1998                   --     --          --          --          --         (6,493)      --        (6,493)
                             ----------  -------   --------  ----------  ---------   ------------    -----  ------------
Balance at December 31, 1998 10,711,374  $  107    $ 98,516  $     (77)   $   (61)    $   (35,809)   $  --  $     62,676

Forfeiture of Deferred
 Compensation related to
 Stock Incentive Plan                --       --          (11)          --        11             --      --             --
Amortization of Deferred
 Compensation                        --       --           --           --        50             --      --             50
Issuance of 53,287, shares
 of common stock pursuant
 to exercise of stock options    53,287        1          214           --        --             --      --            215
Adjustment to reflect net
 unrealized loss on
 securities                          --       --           --         (714)       --             --      --           (714)
Net loss for the year ended
 December 31, 1999                   --       --           --           --        --        (15,121)     --        (15,121)
                               ----------  -----    ---------    ----------  --------     ---------   -----    -----------
Balance at December 31, 1999   10,764,661  $ 108     $ 98,719    $    (791)   $  (--)     $ (50,930)  $  --    $    47,106

Issuance of 171,111, shares
 of common stock pursuant
 to exercise of stock options   171,111        1          673           --        --             --      --            674
Adjustment to reflect net
 unrealized gain on
 securities                          --       --           --          608        --             --      --            608
Net loss for the year ended
 December 31, 2000                   --       --           --           --        --        (13,859)     --        (13,859)
                               ----------  -----    ---------    ----------  --------     ---------   -----    -----------
Balance at December 31, 2000   10,935,772  $ 109     $ 99,392    $    (183)   $  (--)     $ (64,789)  $  --    $    34,529
                               ==========  =====    =========    ==========  ========     ==========  =====    ===========

                       See notes to financial statements.

                       SYNAPTIC PHARMACEUTICAL CORPORATION

                            STATEMENTS OF CASH FLOWS

(in thousands)

For the Years Ended December 31, 2000, 1999 and 1998

                                                    2000       1999      1998
-------------------------------------------------------------------------------
Operating activities:
Net loss                                        $ (13,859) $ (15,121) $ (6,493)
Adjustments to reconcile net loss to net cash
(used in) operating activities:
Depreciation and patent amortization                1,626      1,609     1,505
Amortization of premiums (discounts) on
securities                                            463        479       226
Amortization of deferred compensation                   -         50        79
Gains on sales of securities                            -         (2)     (128)
Loss on sale of equipment                             100         32         -
Deferred rent, net                                    270        247         -
Changes in operating assets and liabilties:
Decrease (increase) in other current assets            33        817      (390)
Increase (decrease) in accounts payable,
accrued liabilities and accrued compensation          727       (540)      239
Decrease in license agreement revenue
receivable                                              -          -        40
Increase in other assets                             (100)         -         -
Increase (decrease) in deferred revenue               354        (83)       83
-------------------------------------------------------------------------------
Net cash (used in) operating activities           (10,386)   (12,512)   (4,839)

Investing activities:
Proceeds from sale or maturity of investments       6,487     19,039    70,797
Purchases of investments                                -    (16,349)  (71,799)
Proceeds from sales of equipment                       70         80         -
Reimbursement for leasehold improvements              129          -         -
Purchases of property and equipment                (1,173)      (827)   (2,171)
-------------------------------------------------------------------------------
Net cash provided by (used in)
 investing activities                               5,513      1,943    (3,173)

Financing activities:
Issuance of common stock, net of purchases            674        215     1,436
Short-swing profits realized on sale of stock
by stockholder                                          -          -        53
-------------------------------------------------------------------------------
Net cash provided by financing activities             674        215     1,489
-------------------------------------------------------------------------------
Net decrease in cash and cash equivalents          (4,199)   (10,354)   (6,523)
Cash and cash equivalents at
 beginning of period                                6,236     16,590    23,113
-------------------------------------------------------------------------------
Cash and cash equivalents at end of period        $ 2,037    $ 6,236  $ 16,590
===============================================================================

                       See notes to financial statements.

                       SYNAPTIC PHARMACEUTICAL CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2000

Note 1 -- Summary of Significant Accounting Policies

         Organization. Synaptic Pharmaceutical Corporation ("Synaptic" or the "Company") is a drug discovery company utilizing G protein-coupled receptors ("GPCRs") as targets for novel therapeutics. The Company is utilizing its large portfolio of patented GPCR targets as a basis for the creation of improved drugs that act through these targets. The Company and its licensees are first utilizing these receptor targets to discover their function in the body and thus specific physiological disorders with which they may be associated, and secondly, to design compounds that can potentially be developed as drugs.

         Basic and Diluted Net Loss Per Share. Net loss per share is computed using the weighted average number of shares of common stock outstanding. As a result of the Company's operating losses and the anti-dilutive effect from stock options and warrants, these instruments are excluded from the computation of diluted net loss per share.

         Revenue Recognition. License revenue represents non-refundable payments for a license to one or more of the Company's patents and/or a license to the Company's technology. Payments for licenses are recognized as they are received or, if earlier, when they become guaranteed, provided they are independent of any continuing research activity, otherwise, they are recognized pro-rata during the term of the related research agreement. Contract revenue includes research funding to support a specified number of the Company's scientists and payments upon the achievement of specified research and development milestones. Research funding revenue is recognized ratably over the period of the collaboration to which it relates. Payments received in advance under the related contracts are recorded as deferred revenue until the research is performed. Research milestone payment revenue is recognized at the time the related research milestone is achieved. Government grant receipts are recorded as revenue in the period in which the related research is performed.

         Cash Equivalents. Cash equivalents consist of highly liquid investments with maturities of three months or less when purchased. Included in cash equivalents at December 31, 2000, is approximately $1,651,000 related to investments in money market funds. At December 31, 1999, this amount totaled $6,234,000.

         Marketable Securities. All of Synaptic's marketable securities are classified as available-for-sale securities and are carried at fair value, with the unrealized gains and losses reported as a separate component of stockholders' equity. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. This amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary, if any, are included in other income. The cost of securities sold is based on the specific identification method. Investments held as of December 31, 2000 consist primarily of U.S. Government and Federal Agency obligations, U.S. corporate debt securities and mortgage-backed securities. The maturities range from January 15, 2001, through November 17, 2003.

         The Company has established guidelines relative to diversification, credit ratings and maturities to maintain safety and liquidity. The guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates.

         Property and Equipment. Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Scientific equipment, office equipment and furniture and fixtures are depreciated over a life of 7 years. Leasehold improvements are depreciated principally over the life of the facility lease, which is currently 15 years. Software is depreciated over a life of 3 years.

         Patents. Prior to October 1, 1996, patent and patent application costs were capitalized and amortized over 7 years or the estimated life of the patent, if less, using the straight-line method. Capitalized costs through October 1, 1996 will continue to be amortized over the remaining portions of their seven-year lives. Effective October 1, 1996, patent and patent application costs are expensed as incurred. The Company periodically reviews capitalized costs to assess ongoing recoverability.

         Accrued Liabilities. Included in accrued liabilities at December 31, 2000 and 1999 are accrued professional fees totaling $340,000 and $270,000, respectively.

         Stock-Based Compensation. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), in accounting for its employee stock options. Under APB No. 25, compensation expense is recognized only when the exercise price of options is below the market price of the underlying stock on the date of grant. This expense is recognized ratably over the vesting period.

         Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

         Comprehensive Income (Loss). Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period resulting from transactions and other events and circumstances from nonowner sources. Comprehensive loss for Synaptic, in addition to net loss, includes unrealized gains and losses on marketable securities held for sale, currently recorded in stockholders' equity.

         Recent Accounting Pronouncements. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. As the Company does not currently intend to engage in derivatives or in hedging transactions, the Company does not anticipate any effect on its results of operations, financial position or cash flows upon the adoption of SFAS 133.

         Reclassifications. Certain prior year amounts have been reclassified to conform with the current year presentation.

Note 2 -- Marketable Securities

         The following is a summary of all of Synaptic's marketable securities. All of these securities are classified as available-for-sale securities. Determination of estimated fair value is based on quoted market prices:


                                              Gross         Gross
                                            Unrealized   Unrealized  Estimated
                                 Cost          Gains      (Losses)   Fair Value
--------------------------------------------------------------------------------
December 31, 2000:
U.S. Treasury obligations and
 obligations of U.S.
 government agencies            $ 8,000,000  $    --    $ (57,000)  $ 7,943,000
U.S. corporate debt securities   21,748,000       --     (126,000)   21,622,000
--------------------------------------------------------------------------------
                                $29,748,000  $    --    $(183,000)  $29,565,000
================================================================================
December 31, 1999:
U.S. Treasury obligations and
 obligations of U.S.
 government agencies            $ 8,000,000  $    --    $(279,000)  $ 7,721,000
U.S. corporate debt securities   28,698,000       --     (512,000)   28,186,000
--------------------------------------------------------------------------------
                                $36,698,000  $    --    $(791,000)  $35,907,000
================================================================================


         The gross realized gains on sale of available-for-sale securities for the years ending December 31, 2000, 1999 and 1998 totaled $0, $2,000 and $128,000, respectively. There were no gross realized losses during 2000,

1999
and 1998. The net adjustment to unrealized gains (losses) on available-for-sale securities included as a separate component of stockholders' equity totaled $608,000 in 2000, $(714,000) in 1999 and $(103,000) in 1998.

Note 3 -- Collaborative and Licensing Arrangements

         At December 31, 2000, Synaptic was engaged in collaborations with Kissei Pharmaceutical Co., Ltd. ("Kissei") and Grunenthal GmbH ("Grunenthal"). In addition to these ongoing collaborative arrangements, at December 31, 2000, four other pharmaceutical companies have licenses to certain of the Company's technology and patent rights. Details of these arrangements are set forth below:

         Kissei Pharmaceutical Co., Ltd. Synaptic and Kissei are parties to a research and licensing agreement to identify novel receptors, which will be identified utilizing the Company's genomics and functional genomics discovery technologies. Under the term of the three-year agreement, Kissei will provide funding to Synaptic to support research that is aimed at discovering novel receptors through the use of the Company's proprietary technologies. In addition to the research funding, the agreement provides for a license fee, milestone payments and royalty payments to the Company on sales of any products. In return, Synaptic granted Kissei worldwide exclusive rights to use selected receptors resulting from the collaboration to discover, develop, manufacture and market drugs that act through these receptors.

         During 2000, the Company recognized $1,271,000 in revenue under this agreement. Revenues that have been recognized are not subject to repayment.

         At December 31, 2000, the Company had recorded $354,000 in deferred revenue representing advance funding for research and license revenue, both of which will be recognized in 2001.

         Grunenthal GmbH. Synaptic and Grunenthal are parties to a collaborative and licensing agreement pursuant to which they are collaborating to discover and develop drugs for the treatment of pain. Synaptic is using its receptor-targeted drug design technology to identify compounds of interest and Grunenthal is using its expertise to evaluate the compounds in pain model systems and conduct preclinical studies. Grunenthal will conduct clinical studies with promising compounds. The companies will each be responsible for their own research costs and equally share the development costs through Phase IIa clinical trials. Synaptic will retain manufacturing and marketing rights in the U.S., Canada and Mexico and share these rights in countries outside of Europe, South and Central America where Grunenthal retains these rights. To date, the Company has not recognized any revenue under this collaboration.

         The R.W. Johnson Research Pharmaceutical Research Institute. Synaptic and The R.W. Johnson Pharmaceutical Research Institute ("PRI") are parties to a licensing agreement under which PRI was granted nonexclusive licenses under the Company's alpha 1 adrenergic receptor patents and benign prostatic hyperplasia functional use patent to develop and sell alpha-1a selective compounds for all therapeutic applications. PRI is required to make payments upon the achievement of certain milestones and pay royalties to Synaptic on sales of products, if any.

         During 2000, the Company recognized $2,500,000 in revenue under this licensing arrangement. Revenue that has been recognized is not subject to repayment.

         Eli Lilly and Company. Synaptic and Eli Lilly and Company ("Lilly") are parties to a collaborative and licensing agreement under which the Company granted Lilly an exclusive license to use all but two of the Company's serotonin drug discovery systems to promote the discovery and development of receptor subtype-selective drugs for the treatment of serotonin-related disorders. Through July 1999, Lilly provided funding to Synaptic to support a specified number of Company scientists who conducted research as part of the collaboration. Under the terms of the agreement, the collaboration and associated research funding ended on July 30, 1999. Lilly is required to pay royalties on sales of any products developed through the use of the Company's technology and is required to make payments upon the achievement of certain milestones.

         During 1999 and 1998, the Company recognized $1,676,000 and $4,659,000, respectively, in revenue under this agreement. Revenues that have been recognized are not subject to repayment.

         Novartis Pharma AG. Synaptic and Novartis Pharma AG ("Novartis") are parties to two collaborative and licensing agreements under which the Company granted Novartis an exclusive worldwide license to use the Company's neuropeptide Y technology to develop, manufacture and sell compounds that work through neuropeptide Y receptor subtypes for the treatment of obesity and eating disorders. Through August 4, 1998, Novartis provided funding to Synaptic to support a specified number of the Company's scientists who conducted research as part of the collaboration. Under the terms of the agreements, the collaboration and associated research funding ended on August 4, 1998. After August 4, 2001, all of these licenses and rights become nonexclusive. Novartis is required to pay royalties on certain product sales and is required to make payments upon the achievement of certain milestones.

         During 1998, the Company recognized $2,041,000 in revenue under this agreement. Revenues that have been recognized are not subject to repayment.

         At December 31, 2000, Novartis held 695,715 shares of the Company's common stock, which represents 6.36% of the outstanding shares of the Company.

         Glaxo Group Limited. Synaptic and Glaxo Group Limited of the United Kingdom ("Glaxo") are parties to a licensing agreement under which Glaxo currently holds a nonexclusive license under the Company's alpha 1 adrenergic receptor patents to develop and sell alpha-1a selective compounds for therapeutic applications other than the treatment of BPH. Synaptic is entitled to receive royalties on sales of all alpha-1a selective drugs sold by Glaxo so long as Synaptic has an issued patent relating to an alpha 1 adrenergic receptor subtype in at least one major market country.

         During 1998, the Company recognized $2,000,000 in revenue under this licensing arrangement. Revenue that has been recognized is not subject to repayment.

         Merck & Co., Inc. Synaptic and Merck & Co., Inc. ("Merck") were parties to a collaborative and licensing agreement. Synaptic had granted Merck licenses that were subsequently relinquished.

         During 1999 and 1998, the Company recognized $83,000 and $482,000, respectively, in revenue under this agreement. Revenues that have been recognized are not subject to repayment.

Note 4 -- Property and Equipment

         Property and equipment consists of the following as of December 31, 2000 and 1999:

                                                      2000            1999
-----------------------------------------------------------------------------
Scientific equipment                              $ 7,943,000    $ 7,169,000
Furniture and fixtures                                192,000        192,000
Office equipment                                      533,000        521,000
Leasehold improvements                              2,352,000      2,452,000
Software                                            1,035,000        967,000
-----------------------------------------------------------------------------
                                                   12,055,000     11,301,000
Accumulated depreciation and amortization          (7,274,000)    (6,115,000)
-----------------------------------------------------------------------------
                                                  $ 4,781,000    $ 5,186,000
=============================================================================

Note 5 -- Stockholders' Equity

         Common Stock. In January 1998, warrants to purchase 137,648 shares of the Company's Common Stock were exercised at $9.50 per share. There are currently no common stock warrants outstanding.

         Stockholders' Rights Plan. In November 1995, Synaptic's Board of Directors approved the adoption of a stockholders' rights plan (the "Rights Plan"). The Rights Plan provides for the distribution of one right (a "Right") with respect to each share of outstanding common stock and any new issuances of common stock. Upon completion of the initial public offering in December 1995, the Board of Directors designated Series A Junior Participating

Preferred Stock
and declared a dividend of one Right with respect to each share of common stock outstanding. Each Right will become exercisable to purchase from the Company, at an exercise price of $160.00, 1/1000th of a share of Series A Junior Participating Preferred Stock or that number of shares of common stock having a market value equal to two times the exercise price of the Right. The Rights generally become exercisable for the Series A Junior Participating Preferred Stock ten days following the announcement by any person or group of an intention to make a tender offer or exchange offer, the consummation of which would cause any person or group to become the owner of 15% or more of the outstanding common stock, and generally become exercisable for common stock ten days following the acquisition by any person or group of more than 15% of the outstanding common stock. The Rights will expire in the year 2005. The Rights Plan may discourage certain types of transactions involving an actual or potential change in control of the Company.

         Each 1/1000th of a share of Series A Junior Participating Preferred Stock will have one vote. Each share of Series A Junior Participating Preferred Stock will be entitled to a preferential quarterly dividend per share equal to the larger of (i) an amount equal to any dividend declared on the common stock and (ii) $.00025. Additionally, in the event of a liquidation, each 1/1000th of a share of the Series A Junior Participating Preferred Stock would be entitled to a preferential liquidation payment equal to $0.01 plus an amount equal to the amount that would be distributed with respect to each share of common stock.

         Preferred Stock. Synaptic is authorized to issue up to 1,000,000 shares of preferred stock, 200,000 of which is designated as Series A Junior Participating and 800,000 of which is undesignated. The Board of Directors is authorized to provide for the issuance of preferred stock in one or more classes or series and to fix the number of shares constituting any such class or series, and the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rate, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any class or series, without any further vote or action by the shareholders of the Company.

Note 6 -- Incentive/Stock Plans

         Synaptic currently has three stock incentive plans: the 1996 Incentive Plan (the "1996 Plan"), the 1988 Amended and Restated Incentive Plan (the "1988 Plan" and, together with the 1996 Plan, the "Incentive Plans") and the 1996 Nonemployee Director Stock Option Plan (the "Director Plan").

         The Company has elected to follow APB No. 25 in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, compensation expense is required to be recognized when the exercise price of the Company's employee stock options is at a price below the market price of the underlying stock on the date of grant.

         Incentive Plans. The 1996 Plan and the 1988 Plan were adopted in October 1995 and June 1988, respectively. In May 1998, the Company's stockholders approved an amendment to the 1996 Plan that increased the maximum number of shares available for awards under the 1996 Plan from 1,100,000 to 2,100,000. Effective as of January 1, 1996, the 1996 Plan replaced the 1988 Plan with respect to all future stock and option awards by the Company to its employees and consultants. A committee of the Company's Board of Directors (the "Committee") approves the sale of shares and the granting of nonstatutory or incentive stock options. In addition, under the 1996 Plan, the Committee may grant stock appreciation rights to employees and consultants of the Company. The purchase price for shares and the exercise price of options are determined by the Committee (although, the exercise price of incentive stock options may be no less than the fair market value of the common stock on the date of grant).

         In general, options granted under the Incentive Plans vest over a four-year period. Unvested options are forfeited upon termination of the employee or consulting relationship. Vested options, if not exercised within a specified period of time following the termination of the employment or consulting relationship, are also forfeited. Options generally expire 10 years from the date of grant. Shares of common stock sold under the Incentive Plans are also generally subject to vesting. Options granted and shares sold to employees under the Incentive Plans generally become fully vested upon the occurrence of a change in control of the Company (as defined) if the holders thereof are terminated in connection with such change in control other than for cause (as defined). At December 31, 2000,

713,945 shares remain available for
future awards under the 1996 Plan. As of December 31, 2000, no stock appreciation rights had been awarded under the 1996 Plan.

         Director Plan. The Director Plan was adopted by the Board of Directors in March 1996 and approved by the stockholders in June 1996. In general, under the Director Plan, each nonemployee director of the Company is automatically granted an option on the date that he or she first becomes a member of the Board of Directors. In addition, on June 1 of each year, commencing in 1997, each nonemployee director is granted an additional option to purchase 2,500 shares of common stock at an exercise price equal to the fair market value on the date of grant. The maximum number of shares subject to the Director Plan is 250,000. In general, options granted under the Director Plan become exercisable as to 1/24th of the total number of shares subject to the option for each calendar month elapsed after the date of the option grant. In the event of a change in control of the Company (as defined) or the death or disability of the optionee, any unvested portion of the options will become exercisable in full. Options granted under the Director Plan will expire upon the earliest to occur of the following:
(a) the expiration of ten years from the date of grant of the option, (b) one year after the optionee ceases to be a director of the Company by reason of death or disability of the optionee, or (c) three months after the date the optionee ceases to be a director of the Company for any reason other than death or disability.

         Option activities under the Incentive Plans and the Director Plan are detailed in the following table:

                                                                    Weighted
                                                                    Average
                                                                     Option
                                      1996      1988     Director    Price
                                      Plan      Plan      Plan     Per Share
-------------------------------------------------------------------------------
Outstanding at January 1, 1998       851,063    265,302    30,000   $10.47
Granted                              339,543          -    15,000   $13.36
Exercised                             (4,453)   (43,063)        -   $ 2.70
Canceled/Forfeited                   (60,918)    (4,375)        -   $12.36
-------------------------------------------------------------------------------
Outstanding at December 31, 1998   1,125,235    217,864    45,000   $11.39
Granted                              432,100          -    20,000   $ 4.92
Exercised                            (22,542)   (30,745)        -   $ 4.03
Canceled/Forfeited                  (158,516)      (625)        -   $12.86
-------------------------------------------------------------------------------
Outstanding at December 31, 1999   1,376,277    186,494    65,000   $ 9.69
Granted                              145,750          -    15,000   $ 5.79
Exercised                            (36,363)  (134,748)        -   $ 3.94
Canceled/Forfeited                  (166,092)         -   (22,500)  $10.74
-------------------------------------------------------------------------------
Outstanding at December 31, 2000   1,319,572     51,746    57,500   $ 9.80
===============================================================================
Exercisable at December 31, 2000     487,699     51,746    44,687   $12.32
===============================================================================
Exercisable at December 31, 1999     345,592    186,494    46,562   $ 9.90
===============================================================================
Exercisable at December 31, 1998     202,195    211,276    30,000   $ 8.10
===============================================================================

         The following table discloses at December 31, 2000, for each of the following classes of options as determined by range of exercise price, the information regarding weighted-average exercise price and weighted-average remaining contractual life of each said class:

                                           Weighted                    Weighted
                             Weighted       Average                     Average
                              Average      Remaining                   Exercise
                              Exercise    Contractual    Number Of      Price of
                 Number Of   Price of       Life Of       Options       Options
                  Options    Outstanding  Outstanding    Currently    Currently
 Option Class   Outstanding   Options       Options     Exercisable  Exercisable
 ------------   -----------   -------       -------     -----------  -----------

Prices ranging
 from
 $1.76-$2.00       51,746      $ 1.80     2.8 years       51,746       $ 1.80

Prices ranging
 from
 $4.25-$8.4375     543,500     $ 5.03     9.2 years       20,937       $ 5.74

Prices ranging
 from
 $10.125-$15.25    730,072     $12.95     7.0 years      410,574       $12.93

Prices ranging
 from
 $16.50-$17.75     103,500     $16.61     5.4 years      100,875       $16.58


         Other Disclosures. During 2000, 1999 and 1998, all options were granted with an exercise price equal to the market price of the common stock on the date of grant. Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had been accounting for its employee stock options under the fair value method of SFAS No. 123. The weighted-average fair value of options granted during 2000, 1999 and 1998 approximated $4.07, $3.19 and $7.66, respectively. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 2000, 1999 and 1998, respectively: weighted average risk-free interest rates of 5.43%, 6.13% and 4.70%; no dividends; and a weighted-average expected life of the options of 5 years. Weighted average volatility factors of the expected market price of the Company's common stock of .852, .741 and .628, were used for 2000, 1999 and 1998, respectively.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         For purposes of pro forma net loss disclosures, the estimated fair value of options granted subsequent to 1994 is amortized to expense over the options' vesting period. The Company's pro forma net loss information is as follows:
                                    2000             1999               1998
-------------------------------------------------------------------------------
Pro forma net loss           $ (15,814,000)  $   (16,801,000)   $   (7,863,000)
Pro forma net loss per share $       (1.46)  $         (1.56)   $        (0.74)
-------------------------------------------------------------------------------

         For certain options granted prior to 1997, the Company recorded pursuant to APB No. 25 deferred compensation expense representing the difference between the exercise price thereof and the market value of the common stock as of the date of grant. This compensation expense was being amortized over the vesting period of each option granted. Amortization of deferred compensation under the Incentive Plans amounted to approximately $50,000 and $79,000 during 1999 and 1998, respectively. In addition, approximately $11,000 and $20,000 of deferred compensation, as it relates to the Incentive Plans was reversed during 1999 and 1998, respectively, due to the forfeiture of the unvested options. At December 31, 1999, this deferred compensation had been amortized.

Note 7 -- Income Taxes

         The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

         At December 31, 2000 and 1999, the Company had net operating loss ("NOL") carryforwards of $57,000,000 and $45,000,000, respectively, for Federal income tax purposes that will expire principally in the years 2002 through 2020. In addition, Synaptic had research and development credit carryforwards of approximately $1,610,000, which will expire principally in 2002 through 2018. For financial reporting purposes, a valuation allowance has been recognized to offset the deferred tax assets related to these carryforwards. Due to the limitations imposed by the Tax Reform Act of 1986, and as a result of significant changes in the Company's ownership in 1993 and 1997, the utilization of $25,000,000 of net operating loss carryforwards is subject to annual limitation. The utilization of the research and development credits is similarly limited.

         At December 31, 2000, the Company had NOL carryforwards of $41,637,000 and research and development credits of $475,000 for State income tax purposes. In November 2000, $5,650,000 in gross State NOL carryforwards was sold under the State of New Jersey's Technology Business Tax Certificate Transfer Program (the "Program"). The Program allows qualified technology and biotechnology businesses in New Jersey to sell unused amounts of NOL carryforwards and defined research and development credits for cash. The tax value sold was $509,000 and the proceeds received by the Company were $407,000, which was recorded as an income tax benefit in the statement of operations.

         A reconciliation of the Company's income tax expense (benefit) at U.S. federal statutory tax rates to recorded income tax provision is as follows:

                                           2000         1999            1998
-------------------------------------------------------------------------------
Tax at U.S. statutory rates          $(4,713,000)  $(5,141,000)    $(2,208,000)
State income taxes                      (823,000)     (898,000)       (386,000)
Research and development credit                -             -        (110,000)
Expiration/sale of state NOLs            (71,000)      248,000           2,000
Other                                    (30,000)      (16,000)         50,000
Valuation allowance recorded           5,230,000     5,807,000       2,652,000
-------------------------------------------------------------------------------
     Recorded tax provision (benefit)   (407,000)            -               -
===============================================================================


         Significant components of the Company's federal deferred tax assets as of December 31, 2000 and 1999 are as follows:

                                                         2000           1999
-------------------------------------------------------------------------------
Deferred tax assets:
     Net operating loss carryforwards               $ 21,930,000  $ 17,233,000
     Research and development credit carryforwards     1,610,000     1,610,000
     Book over tax amortization                        2,171,000     1,638,000
------------------------------------------------------------------------------
          Total deferred tax assets                   25,711,000    20,481,000
     Valuation allowance                             (25,711,000)  (20,481,000)
-------------------------------------------------------------------------------
     Net deferred tax assets                                   -             -
===============================================================================

Note 8 -- Commitments

         Synaptic leases facilities under an agreement expiring on December 31, 2015 (the "lease").

         Rent expense for the years ended December 31, 2000, 1999 and 1998 approximated $1,895,000, $1,749,000, and $693,000, respectively, and included executory costs of $524,000, $579,000 and $120,000, respectively.

         As of December 31, 2000, future minimum annual payments under the lease, inclusive of executory costs, are as follows:

       2001          2,074,000
       2002          1,634,000
       2003          1,634,000
       2004          1,634,000
       2005          1,886,000
 Thereafter         20,872,000
                  ------------
      Total       $ 29,734,000
                  ============


         The Company is subleasing 5,000 square feet and 23,008 square feet of its premises to two non-affiliated third parties under agreements expiring in 2001 and 2010, respectively. During 2000, the Company recognized $104,000 in rental income under these agreements, which is included in other income. Additionally, under the non-cancelable portions of these sublease agreements, the Company expects to recognize an aggregate of $2,146,000 in rental income, inclusive of executory costs.

         The Company is party to a license agreement with a major research university. Under the terms of this agreement, the Company received a worldwide nonexclusive license under a patent issued in January 1991, which patent expires in 2008. The Company is committed under this agreement to pay royalties on future net sales of products employing the technology or falling under claims of the patents covered by this agreement.

         Synaptic has an employment agreement with its Chairman, President and Chief Executive Officer which provides for severance payments of up to one year of base salary upon the occurrence of certain events, including early termination and termination upon a change in control, as defined. In addition to severance payments, under certain circumstances, the agreement calls for immediate vesting of any unvested shares of common stock and stock options.

         At December 31, 2000, the Company had entered into agreements with its Senior Vice President and Chief Financial Officer, its Vice President for Research and its Vice President of Business Development which provide for severance payments in amounts equal to 50% of annual base salary, on substantially the same terms as stated above. In addition to severance, under certain circumstances, the agreements call for immediate vesting of any unvested shares of common stock and stock options.

Note 9 -- Employee Benefit Plans

         The Company established a defined contribution employee retirement plan (the "Plan") effective January 1, 1990, conforming to Section 401(k) of the Internal Revenue Code ("IRC"). All eligible employees with six months service may elect to have a portion of their salary deducted and contributed to the Plan up to the maximum allowable limitations of the IRC. Synaptic matches 50% of each participant's contribution up to the first 5% of annual compensation (as defined) with a maximum employer contribution of 2.5% of a participant's compensation. The Company's matching portion, which amounted to approximately $117,000, $133,000 and $117,000 for the years ended December 31, 2000, 1999 and
1998, respectively, vests over a six-year period.

         The Company currently provides medical, dental, long-term disability and life insurance benefits for its full-time employees. The Company does not presently provide any post-retirement health benefits.

Note 10 -- Quarterly Data (Unaudited)

         The following tables present selected unaudited information relating to the results of operations of the Company for the past eight quarters.

(in thousands, except per share information)

                                            2000
                       ------------------------------------------------
                         1st        2nd       3rd      4th        Year
                       ------------------------------------------------
Total revenues         $  214     $  354    $ 2,903    $  365   $ 3,836
Total expenses          4,503      5,014      5,306     5,389    20,212
Net loss               (3,704)    (4,094)    (1,998)   (4,063)  (13,859)
Basic and diluted
 Net loss per share    $ (.34)    $ (.38)   $  (.18)   $ (.37)  $ (1.28)
                       ================================================


                                           1999
                       ------------------------------------------------
                         1st        2nd       3rd      4th        Year
                       ------------------------------------------------
Total revenues         $  644     $  843     $  314    $   54   $ 1,855
Total expenses          5,192      5,106      4,823     4,531    19,652
Net loss               (3,811)    (3,568)    (3,887)   (3,855)  (15,121)
Basic and diluted
 Net loss per share    $ (.36)    $ (.33)    $ (.36)   $ (.36)  $ (1.41)
                       ================================================

                  INDEX TO INTERIM PERIOD FINANCIAL STATEMENTS


Balance Sheets at June 30, 2001 and December 31, 2000..................   F-18

Statements of Operations and Comprehensive Income (Loss)
for the three months ended June 30, 2001 and 2000 and
for the six months ended June 30, 2001 and 2000........................   F-19

Statements of Cash Flows for the six months ended
June 30, 2001 and 2000.................................................   F-20

Notes to Financial Statements..........................................   F-21

                       SYNAPTIC PHARMACEUTICAL CORPORATION
                                 BALANCE SHEETS
             (in thousands, except share and per share information)


                                                          June 30, December 31,
Assets                                                       2001         2000
--------------------------------------------------------------------------------
                                                          (Unaudited)  (Audited)
Current assets:
Cash and cash equivalents                                   $ 9,990     $ 2,037
Marketable securities--current maturities                     7,467      20,627
Other current assets                                            855         814
--------------------------------------------------------------------------------
Total current assets                                         18,312      23,478

Property and equipment, net                                   4,541       4,781

Marketable securities                                         6,066       8,938

Patent and patent application costs, net                         76         227

Other assets                                                    237         147
--------------------------------------------------------------------------------
                                                           $ 29,232    $ 37,571
================================================================================


Liabilities and Stockholders' Equity
--------------------------------------------------------------------------------
Current liabilities:
Accounts payable                                            $ 1,689     $ 1,128
Accrued liabilities                                             957         648
Accrued compensation                                            174         348
Deferred revenue                                                771         354
--------------------------------------------------------------------------------
Total current liabilities                                     3,591       2,478

Deferred rent obligation                                        704         564

Stockholders' equity:
Preferred Stock, $.01 par value; authorized--1,000,000 shares    -            -
Common Stock, $.01 par value; authorized--25,000,000 shares
issued and outstanding--10,940,222 shares in 2001 and
10,935,772 shares in 2000                                      109          109
Additional paid-in capital                                  99,413       99,392
Accumulated other comprehensive income--net unrealized
 gains (losses) on securities                                   76        (183)
Accumulated deficit                                        (74,661)    (64,789)
--------------------------------------------------------------------------------
Total stockholders' equity                                  24,937      34,529
--------------------------------------------------------------------------------
                                                          $ 29,232    $ 37,571
================================================================================

                         See notes to financial statements.

                       SYNAPTIC PHARMACEUTICAL CORPORATION
            STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

             (in thousands, except share and per share information)
                                   (Unaudited)



                               For the three months       For the six months
                                  ended June 30,            ended June 30,
                                 2001         2000         2001         2000
--------------------------------------------------------------------------------
Revenues:
 Contract revenue              $   290      $   271      $   577      $   485
 License revenue                    83           83          166           83
--------------------------------------------------------------------------------
  Total revenues                   354          354          743          568

Expenses:
 Research and development        4,087        3,540        8,100        6,679
 General and administrative      1,757        1,474        3,547        2,838
--------------------------------------------------------------------------------
  Total expenses                 5,844        5,014       11,647        9,517
--------------------------------------------------------------------------------
Loss from operations            (5,471)      (4,660)     (10,904)      (8,949)

Other income, net:
 Interest income                   356          556          778        1,134
 Other                             123           10          254           17
--------------------------------------------------------------------------------
  Other income, net                479          566        1,032        1,151
--------------------------------------------------------------------------------
Net loss                       $(4,992)     $(4,094)     $(9,872)     $(7,798)
================================================================================


Comprehensive loss:

Net loss                       $(4,992)     $(4,094)     $(9,872)     $(7,798)

Unrealized (losses) gains
 arising during period             (70)          46          259           70
--------------------------------------------------------------------------------
Comprehensive loss             $(5,062)     $(4,048)     $(9,613)     $(7,728)
================================================================================


Basic and diluted net loss
 per share                      $(0.46)      $(0.38)      $(0.90)      $(0.72)
================================================================================
Shares used in computation
 of net loss per share      10,938,949   10,843,647   10,938,331   10,814,183
================================================================================







                       See notes to financial statements.

                       SYNAPTIC PHARMACEUTICAL CORPORATION
                            STATEMENTS OF CASH FLOWS

                                 (in thousands)
                                   (Unaudited)


For the six months ended June 30, 2001 and 2000

                                                       2001            2000
--------------------------------------------------------------------------------
Operating activities:
Net loss                                            $ (9,872)       $ (7,798)
Adjustments to reconcile net loss to net cash
(used in) operating activities:
Depreciation and patent amortization                     693             778
Amortization of premiums (discounts) on
securities                                               201             237
Deferred rent, net                                        50             164
Changes in operating assets and liabilties:
Increase in other current assets                         (41)            (43)
Increase in accounts payable,
accrued liabilities and accrued compensation             696             179
Increase in deferred revenue                             417           1,083
--------------------------------------------------------------------------------
Net cash (used in) operating activities               (7,856)         (5,400)

Investing activities:
Proceeds from sale or maturity of investments         18,090           3,487
Purchases of investments                              (2,000)             --
Purchases of property and equipment                     (318)           (650)
Proceeds from sale of equipment                           16              --
--------------------------------------------------------------------------------
Net cash provided by investing activities             15,788           2,837

Financing activities:
Issuance of common stock                                  21             520
--------------------------------------------------------------------------------
Net cash provided by financing activities                 21             520
--------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents   7,953          (2,043)
Cash and cash equivalents at beginning of period       2,037           6,236
--------------------------------------------------------------------------------
Cash and cash equivalents at end of period           $ 9,990         $ 4,193
================================================================================

                       See notes to financial statements.

                       SYNAPTIC PHARMACEUTICAL CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

                                   (UNAUDITED)

                                  June 30, 2001

     Note 1 -- Basis of Presentation

         The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-Q and may not include all information and footnotes required for a presentation in accordance with generally accepted accounting principles. In the opinion of the management of Synaptic Pharmaceutical Corporation (the "Company"), these financial statements include all normal and recurring adjustments necessary for a fair presentation of the financial position and the results of operations and cash flows of the Company for the interim periods presented. For more complete financial information, these financial statements should be read in conjunction with the audited financial statements for the fiscal year ended December 31, 2000, and notes thereto included in the Company's 2000 Annual Report on Form 10-K. The results of operations for the fiscal quarter ended June 30, 2001, are not necessarily indicative of the results of operations to be expected for the full year.

     Note 2 -- Subsequent Event

         On August 3, 2001, the Company sold to investors (the "purchasers") 9,438 shares of its newly designated Series B Senior Convertible Preferred Stock (the "Series B Preferred Stock") in a private equity placement led by Warburg Pincus LLC for $9,438,000. These shares of Series B Preferred Stock are convertible into an aggregate of 2,176,760 shares of common stock and have voting rights equal to those of the common stock on an as-converted basis. Each share of the Series B Preferred Stock has a liquidation preference of $1,000 and is redeemable at the Company's option under certain market conditions that may occur after August 3, 2003. The purchasers also acquired certain anti-dilution and registration rights. Net proceeds, after giving effect to underwriting discounts and estimated offering expenses, were approximately $8,450,000.

         Additionally, the Company is seeking shareholder approval to issue additional preferred stock in an amount and at a price that, when combined with the Series B Preferred Stock described above, would result in the total issuance of preferred stock which would be convertible into 7,564,584 shares of common stock at a weighted average price of $5.42 per common share. The additional preferred stock would be pari passu in all material respects with the Series B Preferred Stock.

                                                                 Annex A
                                                                 -------

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT is dated as of the 2nd day of August, 2001 by and among Synaptic Pharmaceutical Corporation, a Delaware corporation with its principal office at 215 College Road, Paramus, NJ 07652 (the "Company"), and each of the purchasers named in EXHIBIT A attached hereto (each, a "Purchaser" and, collectively, the "Purchasers").

         WHEREAS, the Company has authorized the issuance of up to 11,056 shares of its Series B Senior Convertible Preferred Stock and up to 29,944 shares of its Series C Senior Convertible Preferred Stock, which shares are, or will be upon issuance, convertible into authorized but unissued shares of common stock, $.01 par value per share, of the Company; and

         WHEREAS, the Company desires to issue and sell to the Purchasers pursuant to this Agreement, and the Purchasers, severally, desire to purchase from the Company the number of shares of each such series of convertible preferred stock as is set forth opposite his or its respective name in EXHIBIT A hereto;

         NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

1.1 "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition "control," when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

1.2 "Common Stock" shall mean the common stock, $.01 par value per share, of the Company.

1.3 "Disclosure Documents" means the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2000, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, the Company's Proxy Statement for its Annual Meeting of Stockholders on May 10, 2001 together in each case with any documents incorporated by reference therein, and any disclosure schedule delivered by the Company to the Purchasers simultaneously with the execution of this Agreement.

1.4 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

1.5      "Initial Closing Date" shall mean August 3, 2001.

1.6 "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture.

1.7      "SEC" shall mean the Securities and Exchange Commission.

1.8      "Second Closing Date" shall mean the date of the Second Closing.

1.9 "Securities Act" shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

1.10 "Shares" shall mean the shares of Series B Senior Convertible Preferred Stock, and, if the Second Closing takes place, the shares of Series C Convertible Preferred Stock issued pursuant to this Agreement.

1.11     "Warburg" shall refer to Warburg Pincus LLC and its Affiliates.

2.       Authorization, Purchase and Sale of Shares.

2.1 Authorization of Preferred Stock. The Company has, or on or before the Initial Closing Date will have, authorized and created a series of its preferred stock consisting of 11,056 shares, par value $.01 per share, designated as its "Series B Convertible Preferred Stock" (the "Series B Preferred Stock") and a series of its preferred stock consisting of 29,944 shares, par value $.01 per share, designated as its "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"). The terms, limitations and relative rights and preferences of the Series B Preferred Stock and the Series C Preferred Stock are set forth in a Certificate of Designation, Number, Voting Powers, Preferences and Rights of the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock of the Company, which will have been filed on or before the Initial Closing Date with the Secretary of State of the State of Delaware and a copy of which is attached hereto as EXHIBIT B (the "Certificate of Designation").

2.2 Purchase and Sale. Subject to and upon the terms and conditions set forth in this Agreement, the Company shall issue and sell to each Purchaser, and each Purchaser, severally, shall purchase from the Company: (a) at the Initial Closing, the total number of shares of Series B Preferred Stock set forth opposite the name of such Purchaser under the heading "Number of Shares of Series B Preferred to be Purchased" on EXHIBIT A hereto, at a purchase price of $1,000 per share and (b) at the Second Closing, the total number of shares of Series C Preferred Stock set forth opposite the name of such Purchaser under the heading "Number of Shares of Series C Preferred to be Purchased" on EXHIBIT A hereto, at a purchase price of $1,000 per share.

2.3 Additional Shares. At any time up to and including 5:00 PM Eastern Daylight Time on August 7, 2001 (the "Cut-Off Date"), the Company may agree to sell to one or more purchasers approved by the Board of Directors of the Company and reasonably acceptable to Warburg (the "Additional Purchasers") up to the balance of the authorized shares of Series B Preferred Stock and Series C Preferred Stock (the "Additional Shares") in the same ratio between the two series and at the same prices, as contemplated for the Purchasers initially named in this Agreement. Such Agreement shall be evidenced by the execution by the Additional Purchasers and the Company of counterpart signature pages to this Agreement and a supplement to EXHIBIT A hereto, and upon such execution, the Additional Purchasers shall be deemed "Purchasers" for all provisions of this Agreement and the "Additional Shares" so sold shall be deemed "Shares" for all provisions of this Agreement, except that the Additional Shares shall be sold only at the Second Closing, following approval of the issuance of the Shares to be issued at such Closing under this Agreement by the stockholders of the Company. If none of, or less than all of, the Additional Shares are agreed to be purchased and sold by the Cut-Off Date, then if the Second Closing occurs, at the Second Closing, the Company shall sell to Warburg, and Warburg shall purchase, such amount of Additional Shares as shall remain authorized and unsold, and the Additional Shares so sold to Warburg shall be deemed "Shares" for all purposes of this Agreement.

2.4      Closings.

(a) The initial closing (the "Initial Closing") shall take place at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019 on August 3, 2001. At the Initial Closing, the Company shall deliver to each Purchaser a certificate for the number of shares of Series B Preferred Stock being purchased by it at the Initial Closing as set forth on EXHIBIT A hereto, registered in the name of such Purchaser, against payment to the Company of the purchase price therefor set forth opposite the name of such Purchaser on EXHIBIT A hereto, under the caption "Purchase Price" by wire transfer to the Company of immediately available funds.

(b) The second closing (the "Second Closing") shall take place at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019 on the day of the stockholders' meeting of the Company approving the issuance of the Shares to be issued at the Second Closing. At the Second Closing, the Company shall deliver to each Purchaser a certificate for the number of Shares being purchased by it at the Second Closing as set forth on EXHIBIT A hereto (as modified by operation of the provisions of Section 2.3 hereof), against payment to the Company of the purchase price therefor set forth opposite the name of such Purchaser on EXHIBIT A hereto, under the caption "Purchase Price" by wire transfer to the Company of immediately available funds. The Initial Closing and the Second Closing are collectively referred to as the "Closings".

         If the Initial Closing does not occur on or before August 6, 2001, this Agreement shall automatically terminate and be of no further force and effect; provided, however, that such termination shall not release any party from liability for any breach of this Agreement by such party that occurs prior to such termination. The obligations of the parties to effect the transactions to be effected at the Second Closing shall terminate if the Second Closing does not occur on or before December 31, 2001; provided, however, that such termination shall not release any party from liability for any breach of this Agreement by such party that occurs prior to such termination.

3. Representations and Warranties of the Company. Except as set forth in the Disclosure Documents, the Company hereby represents and warrants to each of the Purchasers as follows:

3.1 Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect upon the Company. The Company has all requisite corporate power and authority to carry on its business as now conducted. The Company has no subsidiaries.

3.2      Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 25,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, par value $.01 per share. As of the date of this Agreement, there are no shares of Preferred Stock issued and outstanding. The number of outstanding shares of Common Stock as of August 1, 2001 was 10,942,222 and the total number of shares of Common Stock issuable pursuant to stock options outstanding at August 1, 2001 was 1,544,593. Except for the issuance of shares of Common Stock pursuant to the exercise of outstanding options granted pursuant to the Company's option plans, including any such options granted after August 1, 2001, the Company has not issued any capital stock since August 1, 2001 except as described in or contemplated by the Disclosure Documents or this Agreement. Except as set forth in or contemplated by the Disclosure Documents or this Agreement, and except for the issuance of options to purchase shares of the Company's Common Stock pursuant to the Company's option plans, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of the capital stock of the Company or other equity interests in the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interests, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests.

(b) Prior to the Initial Closing Date, the Company will have filed the Certificate of Designation with the Secretary of State of the State of Delaware designating 11,056 shares of its preferred stock as Series B Preferred Stock and 29,944 shares of its preferred stock as Series C Preferred Stock and, after such filing, the Company's authorized preferred stock will include such Series B Preferred Stock and the Series C Preferred Stock.

3.3 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Series B Preferred Stock and the Series C Preferred Stock and the filing of the Certificate of Designation, the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein has been taken. When executed and delivered by the Company, this Agreement shall constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, and except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. The Company has all requisite corporate power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement. The Board of Directors of the Company has taken all action necessary to (a) render inapplicable, as it relates to Warburg, the provisions of Section 203 of the General Corporation Law of Delaware, and (b) waive the provisions of the Rights Agreement, dated December 11, 1995, between the Company and Chase Mellon Shareholder Services as Rights Agent (the "Rights Agreement"), as follows: (i) effective as of the Initial Closing Date, so as to allow Warburg to beneficially own, without causing Warburg to be an Acquiring Person (as defined in the Rights Agreement), up to 17% of the Company's Common Stock calculated by dividing (x) the number of shares of Common Stock then beneficially owned by Warburg (assuming full conversion of the Series B Preferred Stock) by (y) the total number of shares of Common Stock outstanding as of such date (calculated in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act (the "SEC Calculation Method")) and (ii) effective as of the Second Closing Date, so as to allow Warburg to beneficially own, without causing Warburg to be an Acquiring Person (as defined in the Rights Agreement), up to 41% of the Company's Common Stock calculated by dividing (x) the number of shares of Common Stock then beneficially owned by Warburg (assuming full conversion of the Shares) by (y) the total number of shares of Common Stock outstanding as of such date (calculated in accordance with the SEC Calculation Method). At or prior to the Initial Closing, the Company will have reserved for issuance the shares of Common Stock initially issuable upon conversion of the Series B Preferred Stock and initially issuable upon conversion of the Series C Preferred Stock.

3.4 Valid Issuance of the Shares. The Shares being purchased by the Purchasers hereunder will, upon issuance pursuant to the terms hereof, be duly authorized and validly issued, fully paid and non-assessable shares of Series B Preferred Stock and Series C Preferred Stock, respectively, free of preemptive or similar rights. Upon their issuance in accordance with the terms of the Series B Preferred Stock and the Series C Preferred Stock, the shares of Common Stock issued upon conversion of the Shares will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, free of all preemptive or similar rights.

3.5 Financial Statements. The financial statements of the Company included in the Disclosure Documents present fairly, in all material respects, the consolidated financial condition of the Company, results of operations and cash flows as of the dates and for the periods indicated. Such financial statements are fairly presented, in all material respects, in accordance with generally accepted accounting principles (except in the case of quarterly financial statements for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments which, individually, and in the aggregate, will not be material). Since March 31, 2001, the Company has not incurred any material liabilities or obligations, direct or contingent, other than in the ordinary course of business, and there has been no material adverse change (actual or, to the Company's knowledge, threatened) in the assets, liabilities (contingent or other), affairs, operations or condition (financial or other) of the Company, other than the continued incurrence of losses in the ordinary course of business.

3.6 Absence of Litigation. Except as set forth in the Disclosure Documents, there is no action, suit or proceeding or, to the Company's knowledge, any investigation, pending, or to the Company's knowledge, threatened by or before any governmental body against the Company in which an unfavorable outcome, ruling or finding in any said matter, or for all such matters taken as a whole, would reasonably be expected to have a material adverse effect on the Company. The foregoing includes, without limitation, any such action, suit, proceeding or investigation that questions this Agreement or the right of the Company to execute, deliver and perform under same.

3.7 Intellectual Property. Except as set forth in the Disclosure Documents (i) the Company owns or possesses sufficient rights to use all material patents, patent rights, trademarks, copyrights, licenses, inventions, trade secrets, trade names and know-how (collectively, "Intellectual Property") described or referred to in the Disclosure Documents as owned or possessed by it or that are necessary for the conduct of its business as now conducted or as proposed to be conducted as described in the Disclosure Documents except where the failure to currently own or possess would not have a material adverse effect on the condition (financial or otherwise), earnings, operations or business of the Company, and (ii) the Company, to its knowledge, is not infringing, nor has received any notice of any asserted infringement by the Company of, any rights of a third party with respect to any Intellectual Property that, individually or in the aggregate, would have a material adverse effect on the financial condition or business of the Company.

3.8 Disclosure Documents. The information contained or incorporated by reference in the Disclosure Documents was true and correct in all material respects as of the respective dates of the filing thereof with the SEC; and, as of such respective dates, the Disclosure Documents did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated or superseded by any report subsequently filed by the Company with the SEC.

3.9 Consents. All consents, approvals, orders and authorizations required on the part of the Company in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein and therein, other than the (i) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware and (ii) the approval by the stockholders of the Company, of the issuance of the Shares to be issued at the Second Closing pursuant to the terms of this Agreement, have been obtained and will be effective as of the Initial Closing Date, other than such filings required to be made after each Closing under applicable federal and state securities laws.

3.10 No Conflict. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the Certificate of Incorporation or By-laws of the Company or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Company or its properties or assets, except, in the case of clause (ii), as would not individually or in the aggregate have a material adverse effect on the business or financial condition of the Company.

3.11 Brokers or Finders. Other than with respect to Bear Stearns & Co., Inc., the fees of which will be borne by the Company, the Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.12 Nasdaq National Market. The Company's Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on the Nasdaq National Market, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or de-listing the Common Stock from the Nasdaq National Market, nor has the Company received any notification that the SEC or the National Association of Securities Dealers, Inc. is contemplating terminating such registration or listing.

3.13 No Manipulation of Stock. The Company has not taken and will not take, in violation of applicable law, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the transactions contemplated hereby or the sale or resale of the shares of Common Stock.

3.14 Company not an "Investment Company". The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Company is not, and immediately after receipt of payment for the Shares will not be, an "investment company" or an entity "controlled" by an "investment company" within the meaning of the Investment Company Act and shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

4. Representations and Warranties of Each Purchaser. Each Purchaser, severally for itself and not jointly with the other Purchasers, represents and warrants to the Company as follows:

4.1 Organization. Each Purchaser, if it is a legal entity, is duly and validly existing under the jurisdiction of its organization.

4.2 Authorization. All action on the part of such Purchaser necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein has been taken. This Agreement constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. Such Purchaser has all requisite power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

4.3 Purchase Entirely for Own Account, Etc. Such Purchaser is acquiring the Shares for its own account, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act. Except as contemplated by this Agreement, such Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Shares. Such Purchaser, if it is a legal entity, has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Shares or any shares of Common Stock issuable upon conversion of the Shares.

4.4 Investor Status; Etc. Such Purchaser certifies and represents to the Company that at the time such Purchaser acquires any of the Shares, such Purchaser will be an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Purchaser's financial condition is such that it is able to bear the risk of holding the Shares for an indefinite period of time and the risk of loss of its entire investment. Such Purchaser has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

4.5 Shares Not Registered. Such Purchaser understands that the Shares (and any shares of Common Stock issuable upon conversion of the Shares) have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Shares (and any shares of Common Stock issuable upon conversion of the Shares) must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Such Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

4.6 No Conflict. The execution and delivery of this Agreement by such Purchaser and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default by such Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the organizational documents of such Purchaser or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to such Purchaser or its respective properties or assets.

4.7 Brokers. Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

4.8 Consents. All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and will be effective as of the Closing Date.

5.       Covenants.

5.1      Board Nominees.

(a) The Company will use its best efforts to cause the Board of Directors to nominate and recommend the election by the Company's stockholders and use its best efforts to effect the election as directors of (a) two (2) individuals designated by Warburg, for so long as Warburg owns beneficially (within the meaning of Rule 13d-3 under the Exchange Act) at least 75% of the shares of Common Stock issued to Warburg pursuant to this Agreement (including as owned and outstanding for this purpose shares of Common Stock issuable upon conversion of the Shares) and (b) one (1) individual designated by Warburg, for so long as Warburg owns beneficially (within the meaning of such Rule 13d-3) at least 25% of the shares of Common Stock issued to Warburg pursuant to this Agreement (including as owned and outstanding for this purpose shares of Common Stock issuable upon conversion of the Shares). Any director elected by the holders of the Series B Preferred Stock shall be deemed to be a director satisfying the requirements of this Section 5.1. Any vacancy created by the death, disability, retirement or removal of such individual shall be filled by an individual similarly designated by Warburg and acceptable to the Company's Board of Directors acting in good faith.

(b) Warburg hereby designates Messrs. Jonathan Leff and Stewart Hen as the initial directors to be elected by the holders of the Series B Preferred Stock to commence their term immediately upon the Initial Closing.

(c) Prior to the Initial Closing, the Bylaws of the Company shall have been amended to provide for a Board of Directors consisting of nine members. Promptly following the Initial Closing, Warburg and the Company shall agree upon and designate a mutually acceptable candidate for election as such additional member of the Board of Directors, whereupon the Company shall use its best efforts to cause its Board of Directors to fill the vacancy on the Board created by its expansion to nine members with the individual so designated, and thereafter to use its best efforts to cause its Board of Directors to nominate and recommend to the stockholders of the Company the election of such individual (or such other individual as the Company and Warburg shall thereafter agree from time to time) for so long as Warburg shall continue to be represented on the Board of Directors by at least one member of the Board.

5.2 Covenant Pending Each Closing. Between the date of this Agreement and the date of each Closing, the Company will promptly advise each Purchaser of any action or event of which it becomes aware which has the effect of making incorrect, in any material respect, any of the Company's representations or warranties or which has the effect of rendering any of the Company's covenants incapable of performance.

5.3 Best Efforts. The Company shall use its best efforts to (a) prepare and file with the SEC, promptly after the date hereof, preliminary proxy materials with respect to a meeting of the stockholders for the purpose of approving the issuance of Shares to be issued at the Second Closing as contemplated by this Agreement. Promptly after comments are received from the SEC with respect to the preliminary proxy materials and after the furnishing by the Company of all information required to be contained therein, the Company shall file with the SEC the definitive proxy statement and (b) acting through its Board of Directors, (i) call a special meeting of the holders of the Company's Common Stock for the purpose of voting upon the approval of the issuance of Shares to be issued at the Second Closing as contemplated by this Agreement and (ii) include in the proxy statement the recommendation of its Board of Directors that holders of the Company's Common Stock approve such issuance as contemplated by this Agreement.

5.4      Subscription Right.

(a) If at any time after the date hereof and prior to the fifth anniversary of the date hereof, or, if earlier, the date on which there shall no longer remain outstanding at least 25% of the Shares (or if the Second Closing does not take place, the shares of Series B Preferred Stock issued at the Initial Closing), the Company proposes to issue equity securities of any kind (the term "equity securities" shall include for these purposes any warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities) of the Company, other than (i) shares of Common Stock issuable upon conversion of the Series B Preferred Stock or the Series C Preferred Stock, (ii) to the public in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act with anticipated gross proceeds to the Company of at least $20 million, or (iii) issued in connection with bona fide acquisitions, mergers, joint ventures or similar transactions, the terms of which are approved by the Company's Board of Directors, or (iv) pursuant to any stock option, stock purchase or similar plan or arrangement for the benefit of the employees of the Company or its subsidiaries, adopted by the Board of Directors, then, as to each Purchaser, the Company shall:

(i) give written notice to such Purchaser (no less than ten (10) days prior to the closing of such issuance) setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the "Proposed Securities"), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (B) the price and other terms of the proposed sale of such securities; (C) the amount of such securities proposed to be issued; and (D) such other information as such Purchaser may reasonably request in order to evaluate the proposed issuance; and

(ii) offer to issue and sell to such Purchaser, on such terms as the Proposed Securities are issued, upon full payment by such Purchaser, a portion of the Proposed Securities equal to a percentage determined by dividing (A) the number of shares of Common Stock issued or issuable upon conversion of the Shares then held by such Purchaser, assuming conversion in full of the Shares, by (B) the total number of shares of Common Stock then outstanding, including for purposes of this calculation all shares of Common Stock issuable upon conversion or exercise in full of any convertible or exercisable securities (other than employee stock options) then outstanding (including shares of Common Stock issuable upon conversion of convertible securities or issuable upon exercise of outstanding warrants).

(b) Each Purchaser must exercise its purchase rights hereunder within ten (10) days after receipt of such notice from the Company. To the extent that the Company offers two or more securities in units, each Purchaser must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right.

(c) Upon the expiration of the 10-day offering period described above, the Company will be free to sell such Proposed Securities that the Purchasers have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such holders. Any Proposed Securities offered or sold by the Company after such 90 day period must be reoffered to the Purchasers pursuant to this
Section 5.4.

(d) The election by any Purchaser not to exercise its subscription rights under this Section 5.4 in any one instance shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed issuance. Any sale of such securities by the Company without first giving each Purchaser the rights described in this Section 5.4 shall be void and of no force and effect.

5.5 "Market Stand-off" Agreement. Each Purchaser agrees, severally and not jointly, if requested by the Company and the managing underwriter of equity securities of the Company, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any such shares (such shares of Common Stock and other securities collectively, the "Securities"), enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, during the period commencing with the filing of a registration statement containing a preliminary prospectus identifying such managing underwriter and extending for a period not to exceed 180 days following the closing of such underwritten offering, or in the case of a Rule 144A transaction commencing upon the circulation to qualified institutional buyers of a preliminary offering memorandum and extending for a period not to exceed 180 days following the consummation of the offering contemplated by such offering memorandum, in each case without the prior written consent of such managing underwriter, provided that all officers and directors of the Company and each beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of five percent (5%) or more of the Company's then outstanding Common Stock enter into similar agreements.

6.       Conditions Precedent.

6.1 Conditions to the Obligation of the Purchasers to Consummate each Closing. The several obligations of each Purchaser to consummate the transactions to be consummated at a Closing and to purchase and pay for the Shares being purchased by it at such Closing pursuant to this Agreement are subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties contained herein of the Company shall be true and correct on and as of the respective Closing Date with the same force and effect as though made on and as of the respective Closing Date (it being understood and agreed by each Purchaser that, in the case of any representation and warranty of the Company contained herein (i) which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects in order to satisfy as to such representation or warranty the condition precedent set forth in the foregoing provisions of this Section 6.1 (a) or (ii) which is made as of a specific date, such representation and warranty need be true and correct only as of such specific date in order to satisfy as to such representation and warranty the condition precedent set forth in the foregoing provisions of this
Section 6.1(a)).

(b) The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to the respective Closing Date.

(c) Each Purchaser shall have received a certificate, dated the respective Closing Date, signed by each of the President and the Chief Financial Officer of the Company, certifying on behalf of the Company, that the conditions specified in the foregoing Sections 6.1(a) and (b) have been fulfilled.

(d) The purchase of and payment for the Shares by each Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(e) Each Purchaser shall have received from the Company's counsel, Baker Botts L.L.P., an opinion substantially in the form of EXHIBIT C hereto applicable to such Closing.

(f) The Certificate of Designation shall have been filed by the Company with the Secretary of State of the State of Delaware.

6.2 Conditions to the Obligation of the Company to Consummate each Closing. The obligation of the Company to consummate the transactions to be consummated at a Closing and to issue and sell to each Purchaser the Shares to be purchased by it at the respective Closing pursuant to this Agreement is subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties contained herein of such Purchaser shall be true and correct on and as of the respective Closing Date with the same force and effect as though made on and as of such Closing Date (it being understood and agreed by the Company that, in the case of any representation and warranty of such Purchaser contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects in order to satisfy as to such representation or warranty the condition precedent set forth in the foregoing provisions of this Section 6.2(a)).

(b) Such Purchaser shall have performed in all material respects all obligations and conditions herein required to be performed or observed by such Purchaser on or prior to the respective Closing Date.

(c) The sale of the Shares by the Company shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(d) The Certificate of Designation shall have been filed by the Company with the Secretary of State of the State of Delaware.

         Each Purchaser's obligations under this Section 6.2 shall be several and independent from the obligations of each other Purchaser; and the failure by any Purchaser to fulfill or comply with any of the conditions set forth in this
Section 6.2. shall not affect the obligations of the Company to any other Purchaser to consummate the transactions contemplated by this Agreement.

6.3 Conditions to the Obligation of Each Purchaser and the Company to Consummate the Second Closing. The obligations of each Purchaser and the Company to consummate the transactions to be consummated at the Second Closing shall be subject to the additional condition precedent that the Company's stockholders shall have approved the issuance of the Shares to be sold at the Second Closing pursuant to the terms of this Agreement.

7.       Registration of the Shares; Compliance with the Securities Act.

7.1 Securities Law Transfer Restrictions. No Purchaser shall sell, assign, pledge, transfer or otherwise dispose or encumber any of the Shares being purchased by it hereunder or any shares of Common Stock issuable upon conversion of the Shares, except (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an available exemption from registration under the Securities Act and applicable state securities laws and, if requested by the Company, upon delivery by such Purchaser of an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer is exempt from registration under the Securities Act and applicable state securities laws. Any transfer or purported transfer of the Shares or underlying shares of Common Stock in violation of this Section 7.1 shall be voidable by the Company. The Company shall not register any transfer of the Shares or underlying shares of Common Stock in violation of this Section 7.1. The Company may, and may instruct any transfer agent for the Company, to place such stop transfer orders as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this Section 7.1.

7.2 Legends. Each certificate representing any of the Shares, and each certificate representing any shares of Common Stock issuable upon conversion of the Shares, shall be endorsed with the legends set forth below, and each Purchaser covenants that, except to the extent such restrictions are waived by the Company, it shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

 "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM SAID ACT."

7.3      Registration Procedures and Other Matters.  The Company shall:

(a) subject to receipt of necessary information from each Purchaser for inclusion in such filing, prepare and file with the SEC, within 10 days after the Second Closing Date, or, in case the Company's stockholders do not approve sale of Shares at the Second Closing, 10 days following the stockholder meeting at which such action was taken), or, if no such meeting is held prior to December 31, 2001, within 10 days after such date, a registration statement (the "Registration Statement") to enable the resale of the Common Stock issued or issuable upon conversion of the Shares (the "Registrable Securities") by each Purchaser, or the Holders (defined in Section 7.4 below), from time to time, in compliance with the Securities Act;

(b) use its reasonable best efforts to cause the Registration Statement to become effective within 60 days after the Registration Statement is filed by the Company such efforts to include, without limiting the generality of the foregoing, preparing and filing with the SEC in such 60-day period any financial statements that are required to be filed prior to the effectiveness of such Registration Statement;

(c) use its reasonable best efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement current, effective and free from any material misstatement or omission to state a material fact for a period not exceeding, with respect to each Holder's Registrable Securities, the earlier of (i) the second anniversary of the date of the effectiveness of the Registration Statement, (ii) the date on which each Holder may sell all Registrable Securities then held by such Holder without restriction by the volume limitations of Rule 144(e) of the Securities Act, or
(iii) such time as all Registrable Securities purchased by such Holder have been sold pursuant to a registration statement or are otherwise freely tradeable;

(d) furnish to each Holder with respect to the Registrable Securities registered under the Registration Statement such number of copies of the Registration Statement, Prospectuses and Preliminary Prospectuses in conformity with the requirements of the Securities Act and such other documents as such Holder may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Securities by such Holder; provided, however, that the obligation of the Company to deliver copies of Prospectuses or Preliminary Prospectuses to such Holder shall be subject to the receipt by the Company of reasonable assurances from such Holder that such Holder will comply with the applicable provisions of the Securities Act and of such other securities or blue sky laws as may be applicable in connection with any use of such Prospectuses or Preliminary Prospectuses;

(e) file documents required of the Company for normal blue sky clearance in states specified in writing by each Holder and use its reasonable best efforts to maintain such blue sky qualifications during the period the Company is required to maintain the effectiveness of the Registration Statement pursuant to
Section 7.3(c); provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

(f) bear all expenses in connection with the procedures in paragraph (a) through
(f) of this Section 7.3 and the registration of the Registrable Securities pursuant to the Registration Statement (provided that the Holders shall bear the cost of all underwriting discounts and selling commissions and similar fees applicable to the sale of Registrable Securities and all fees and expenses of legal counsel for any Holder and all transfer taxes); and

(g) advise each Holder, promptly after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation or threat of any proceeding for that purpose; and it will promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

         Notwithstanding anything to the contrary herein, the Registration Statement shall cover only the Registrable Securities. In no event at any time before the Registration Statement becomes effective with respect to the Registrable Securities shall the Company publicly announce or file any other registration statement, other than registration statements on Form S-8, without the prior written consent of a majority in interest of the Holders.

         The Company understands that the Holders disclaim being underwriters, but any Holder being deemed an underwriter by the SEC shall not relieve the Company of any obligations it has hereunder; provided, however that if the Company receives notification from the SEC that any Holder is deemed an underwriter, then the period by which the Company is obligated to submit an acceleration request to the SEC shall be extended to the earlier of (i) the 90th day after such SEC notification, or (ii) 120 days after the initial filing of the Registration Statement with the SEC.

7.4      Transfer of Registrable Securities; Suspension.

(a) Each Purchaser agrees that in case of any disposition of its shares of Series B Preferred Stock or Series C Preferred Stock to a third party who agrees to be bound, by the provisions of this Section 7 and makes the representations to the Company contained in Section 4 hereof (in each case the "Transferee", and together with the Purchasers, the "Holders"), such Purchaser will promptly notify the Company of any changes in the information set forth in the Registration Statement regarding the Holders or their plans of distribution. The Company agrees, in case of such sale or transfer (to the extent made in accordance with Section 7.1), to promptly file one or more post-effective amendments to the Registration Statement or a supplement to the related Prospectus, naming each Transferee as a Selling Shareholder in accordance with the provisions of the Securities Act.

(b) Except in the event that paragraph (c) below applies, the Company shall (i) prepare and file from time to time with the SEC a post-effective amendment to the Registration Statement or a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that such Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and so that, as thereafter delivered to the purchasers of Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) provide each Holder copies of any documents filed pursuant to Section 7.4(b)(i); and (iii) inform each Holder that the Company has complied with its obligations in Section 7.4(b)(i) (or that, if the Company has filed a post-effective amendment to the Registration Statement which has not yet been declared effective, the Company will notify each Holder to that effect, will use its reasonable best efforts to secure the effectiveness of such post-effective amendment as promptly as possible and will promptly notify each Holder pursuant to Section 7.4(b)(i) hereof when the amendment has become effective).

(c) Subject to paragraph (d) below, in the event (i) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to a Registration Statement or related Prospectus or for additional information; (ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) of any event or circumstance which, upon the advice of its counsel, necessitates the making of any changes in the Registration Statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (v) the Company determines in good faith that offers and sales pursuant to the Registration Statement should not be made by reason of the presence of material undisclosed circumstances or developments with respect to which the disclosure that would be required in such a Registration Statement or related Prospectus is premature, would have an adverse effect on the Company or is otherwise inadvisable, then the Company shall deliver a certificate in writing to each Holder (the "Suspension Notice") to the effect of the foregoing and, upon receipt of such Suspension Notice, such Holder will refrain from selling any Registrable Securities pursuant to the Registration Statement (a "Suspension") until such Holder's receipt of copies of a supplemented or amended Prospectus prepared and filed by the Company, or until it is advised in writing by the Company that the current Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such Prospectus. In the event of any Suspension, the Company will use its reasonable best efforts to cause the use of the Prospectus so suspended to be resumed as soon as reasonably practicable after the delivery of a Suspension Notice to each Holder. In addition to and without limiting any other remedies (including, without limitation, at law or at equity) available to such Holder, such Holder shall be entitled to specific performance in the event that the Company fails to comply with the provisions of this Section 7.4(c).

(d) Notwithstanding the foregoing paragraphs of this Section 7.4, no Holder shall be prohibited from selling Registrable Securities under the Registration Statement as a result of Suspensions on more than two occasions of not more than 45 days each in any twelve month period, unless, in the good faith judgment of the Company's Board of Directors, upon the written opinion of counsel, the sale of Registrable Securities under the Registration Statement in reliance on this paragraph 7.4(d) would be reasonably likely to cause a violation of the Securities Act or the Exchange Act and result in liability to the Company.

(e) Provided that a Suspension is not then in effect, each Holder may sell Registrable Securities under the Registration Statement, provided that it arranges for delivery of a current Prospectus to the transferee of such Registrable Securities. Upon receipt of a request therefor, the Company will provide an adequate number of current Prospectuses to such Holder and to supply copies to any other parties requiring such Prospectuses. Each Holder agrees not to take any action with respect to any distribution deemed to be made pursuant to such Registration Statement that constitutes a violation of Regulation M under the Exchange Act or any other applicable rule, regulation or law.

(f) Each Holder acknowledges and agrees that the Registrable Securities sold pursuant to the Registration Statement are not transferable on the books of the Company unless the stock certificate submitted to the transfer agent evidencing such Registrable Securities is accompanied by a certificate reasonably satisfactory to the Company to the effect that (i) the Registrable Securities have been sold in accordance with such registration statement and (ii) the requirement of delivering a current prospectus has been satisfied.

(g) In the event of a sale of Registrable Securities by any Holder pursuant to the Registration Statement, such Holder shall deliver to the Company's transfer agent an appropriate notification of the sale, so that the shares of Common Stock may be properly transferred.

7.5      Company Registration.

(a) If the Company shall determine to register any of its equity securities either for its own account or for the account of other stockholders, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Commission Rule 145 transaction, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

(i) promptly give to each of the Holders a written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

(ii) if so requested by the Holders of at least 51% or more of the Registrable Securities, include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by the Holders within fifteen (15) days after receipt of the written notice from the Company described in clause (i) above, except as set forth in Section 7.5(b) below. Such written request may specify all or a part of the Holders' Registrable Securities. In the event any Holder requests inclusion in a registration pursuant to this Section 7.5 in connection with a distribution of Registrable Securities to its partners, the registration shall provide for the resale by such partners, if requested by such Holder.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise each of the Holders as a part of the written notice given pursuant to
Section 7.5(a)(i). In such event, the right of each of the Holders to registration pursuant to this Section 7.5 shall be conditioned upon such Holders' participation in such underwriting and the inclusion of such Holders' Registrable Securities in the underwriting to the extent provided herein. The Holders whose shares are to be included in such registration shall (together with the Company and the other stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 7.5, if the representative determines that marketing factors require a limitation on the number of shares to be underwritten, the representative may limit the number of Registrable Securities to be included in the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated in the following manner: The securities of the Company held by officers, directors and other stockholders of the Company (other than Registrable Securities and other than securities held by holders who by contractual right demanded such registration ("Demanding Holders")) shall be excluded from such registration and underwriting to the extent required by such limitation, and, if a limitation on the number of shares is still required, the number of shares that may be included in the registration and underwriting by each of the Holders and Demanding Holders shall be reduced, on a pro rata basis (based on the number of shares held by such Holder), by such minimum number of shares as is necessary to comply with such limitation. If any of the Holders or any officer, director or other stockholder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

7.6      Indemnification.

(a)      For the purpose of this Section 7.6:

(i) the term "Selling Stockholder" shall include each Holder and any Affiliate of such Holder;

(ii) the term "Registration Statement" shall include the Prospectus in the form first filed with the SEC pursuant to Rule 424(b) of the Securities Act or filed as part of the Registration Statement at the time of effectiveness if no Rule 424(b) filing is required, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 7.1; and

(iii) the term "untrue statement" shall include any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Company agrees to indemnify and hold harmless each Selling Stockholder and its officers, directors or partners and each underwriter of Registrable Securities, if any, and each person who controls any such underwriter from and against any losses, claims, damages or liabilities to which such Person may become subject (under the Securities Act or otherwise) and each person who controls any such underwriter, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (i) any untrue statement of a material fact contained in the Registration Statement as amended at the time of effectiveness or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any failure by the Company to fulfill any undertaking included in the Registration Statement as amended at the time of effectiveness, and the Company will reimburse such Selling Stockholder for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim, or preparing to defend any such action, proceeding or claim, provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Selling Stockholder specifically for use in preparation of the Registration Statement or the failure of such Selling Stockholder to comply with its covenants and agreements contained in Section 7.4 hereof respecting sale of the Registrable Securities or any statement or omission in any Prospectus that is corrected in any subsequent Prospectus that was delivered to the Selling Stockholder prior to the pertinent sale or sales by the Selling Stockholder. The Company shall reimburse each Selling Stockholder for the amounts provided for herein on demand as such expenses are incurred.

(c) Each Selling Stockholder, severally, agrees to indemnify and hold harmless the Company (and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Registration Statement and each director of the Company) from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, (i) any failure to comply with the covenants and agreements contained in Section 7.4 hereof respecting the sale of the Registrable Securities, or (ii) any untrue statement of a material fact contained in the Registration Statement or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading if such untrue statement or omission was made in reliance upon and in conformity with written information furnished by or on behalf of [such] Selling Stockholder specifically for use in preparation of the Registration Statement, and [such] Selling Stockholder, severally, will reimburse the Company (or such officer, director or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided that obligation of each Selling Stockholder to indemnify the Company shall be limited to the net amount received by such Selling Stockholder from the sale of its Registrable Securities, except in the event of fraud by such Selling Stockholder.

(d) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 7.6, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying person will not relieve it from any liability which it may have to any indemnified person under this Section 7.6 (except to the extent that such omission materially and adversely affects the indemnifying person's ability to defend such action) or from any liability otherwise than under this Section 7.6. Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified person promptly after receiving the aforesaid notice from such indemnified person, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof, provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties. In no event shall any indemnifying person be liable in respect of any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement; provided that such consent shall not be unreasonably withheld. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

(e) If the indemnification provided for in this Section 7.6 is unavailable to or insufficient to hold harmless an indemnified person under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying person shall contribute to the amount paid or payable by such indemnified person as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and any Purchaser, as well as any other Selling Shareholders under such registration statement on the other in connection with the statements or omissions or other matters which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by the Company on the one hand or any Purchaser or other Selling Shareholder on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement. The Company and each Purchaser agree that it would not be just and equitable if contribution pursuant to this subsection (e) were determined by pro rata allocation (even if the Purchasers and other Selling Shareholders were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to above in this subsection (e). The amount paid or payable by an indemnified person as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (e), no Selling Stockholder shall be required to contribute any amount in excess of the amount by which the net amount received by such Selling Stockholder from the sale of the Registrable Securities to which such loss relates exceeds the amount of any damages which such Selling Stockholder has otherwise been required to pay by reason of such untrue statement (except in the event of fraud by such Selling Stockholder). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Selling Stockholder's obligations in this subsection to contribute shall be in proportion to the respective sale of Registrable Securities of such Selling Stockholder to which such loss relates and shall not be joint with any other Selling Shareholders.

(f) The parties to this Agreement hereby acknowledge that they are sophisticated business persons who were represented by counsel during the negotiations regarding the provisions hereof including, without limitation, the provisions of this Section 7.6, and are fully informed regarding said provisions. They further acknowledge that the provisions of this Section 7.6 fairly allocate the risks in light of the ability of the parties to investigate the Company and its business in order to assure that adequate disclosure is made in the Registration Statement as required by the Securities Act and the Exchange Act. The parties are advised that federal or state public policy as interpreted by the courts in certain jurisdictions may be contrary to certain of the provisions of this
Section 7.6, and the parties hereto hereby expressly waive and relinquish any right or ability to assert such public policy as a defense to a claim under this
Section 7.6 and further agree not to attempt to assert any such defense.

7.7 Termination of Conditions and Obligations. The conditions precedent imposed by this Section 7 upon the transferability of the Registrable Securities shall cease and terminate as to any particular number of the Registrable Securities when such Registrable Securities shall have been effectively registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Registration Statement covering such Registrable Securities or at such time as an opinion of counsel reasonably satisfactory to the Company shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act.

7.8 Information Available. So long as the Registration Statement is effective covering the resale of Registrable Securities owned by the each Holder, the Company will furnish to each Holder, upon the reasonable request of such Holder, an adequate number of copies of the Prospectuses to supply to any other party requiring such Prospectuses; and upon the reasonable request of any Purchaser, the President or the Chief Financial Officer of the Company (or an appropriate designee thereof) will meet with such Purchaser or a representative thereof at the Company's headquarters to discuss all information relevant for disclosure in the Registration Statement covering the Registrable Securities and will otherwise cooperate with any Holder's conducting an investigation for the purpose of reducing or eliminating such Holder exposure to liability under the Securities Act, including the reasonable production of information at the Company's headquarters; provided, that the Company shall not be required to disclose any confidential information to any holder or meet at its headquarters with any Purchaser until and unless such Holder or Purchaser shall have entered into a confidentiality agreement in form and substance reasonably satisfactory to the Company with the Company with respect thereto.

7.9 Delay of Registration. The Holders shall have no right to take any action to restrain, enjoin or otherwise delay any registration pursuant to this Section 7 as a result of any controversy that may arise with respect to the interpretation or implementation of this Agreement.

8.       Miscellaneous Provisions.

8.1 Public Statements or Releases. No Purchaser shall make, issue, or release any announcement, whether to the public generally, or to any of its suppliers or customers, with respect to this Agreement or the transactions provided for herein, or make any statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without the prior consent of the other parties, which shall not be unreasonably withheld or delayed, provided that nothing in this Section 8.1 shall prevent any of the parties hereto from making such public announcements as it may consider necessary in order to satisfy its legal obligations, but to the extent not inconsistent with such obligations, it shall provide the other parties with an opportunity to review and comment on any proposed public announcement before it is made.

8.2 Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

8.3 Rights Cumulative. Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

8.4 Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

8.5      Notices.

(a) Any notices, reports or other correspondence (hereinafter collectively referred to as "correspondence") required or permitted to be given hereunder shall be sent by postage prepaid first class mail, courier or fax or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. The date of giving any notice shall be the date of its actual receipt.

(b)      All correspondence to the Company shall be addressed as follows:

                           Synaptic Pharmaceutical Corporation
                           215 College Road
                           Paramus, NJ 07652
                           Attention:  President and Chief Executive Officer

                           Facsimile:

(c) All correspondence to any Purchaser shall be sent to such Purchaser at the address set forth in EXHIBIT A.

(d) Any Person may change the address to which correspondence to it is to be addressed by notification as provided for herein.

8.6 Captions. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

8.7 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

8.8      Governing Law; Injunctive Relief.

(a) This Agreement shall be governed by and construed in accordance with the internal and substantive laws of Delaware and without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction.

(b) Each of the parties hereto acknowledges and agrees that damages will not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an "Irreparable Breach"). Accordingly, in the event of a threatened or ongoing Irreparable Breach, each party hereto shall be entitled to seek, in any state or federal court in Delaware, equitable relief of a kind appropriate in light of the nature of the ongoing or threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief; provided, however, that if the party bringing such action is unsuccessful in obtaining the relief sought, the moving party shall pay the non-moving party's reasonable costs, including attorney's fees, incurred in connection with defending such action. Such remedies shall not be the parties' exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.

8.9 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

8.10 Expenses. The Company shall pay the reasonable fees and expenses of Warburg incurred in connection with its due diligence related to its investment in the Shares and in connection with the negotiation, preparation, execution and delivery of this Agreement and the other instruments and agreements entered into pursuant to this Agreement, and any amendments to the same, up to an aggregate amount of $250,000, said payment to be made no later than 30 days after a bill for such fees and expenses has been sent by Warburg to the Company.

8.11 Assignment. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party. None of the parties may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other party, provided, that Warburg shall have the right to assign and transfer all or a portion of its rights and obligations under this Agreement to one or more of its Affiliates. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing and agreeing to an assumption agreement reasonably acceptable to the Company.

8.12 Survival. The respective representations and warranties given by the parties hereto shall survive the Closings and the consummation of the transactions contemplated herein for a period of one year, without regard to any investigation made by any party. The other covenants and agreements contained herein shall survive for the period specified therein, or if not specified, for a period of two years.

8.13 Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument

8.14 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and Purchasers beneficially holding in the aggregate at least a majority, on an as converted to Common Stock-basis, of the Shares issued pursuant to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

                                    SYNAPTIC PHARAMACEUTICAL CORPORATION

                                    By:   /s/ Kathleen P. Mullinix
                                    --------------------------------------
                                    Name: Kathleen Mullinix
                                    Title:    Chairman, President and CEO

WARBURG PINCUS LLC

By:  WARBURG, PINCUS & CO.,
General Partner

By:   /s/ Jonathan Leff
      ---------------------
Name: Jonathan Leff
Title:  Partner

DR. DAVID HIRSH

         /s/ David Hirsh

                                 - - - - - - - -

                         ADDITIONAL PURCHASERS (if any)

ZIFF ASSET MANAGEMENT, L.P.

By:      /s/ David Moody
     ----------------------
Name:  David Moody
Title:  Vice President

                                    EXHIBIT A
                                    ---------


                                   PURCHASERS


                          No. of Shares   No. of Shares   Purchase    Purchase
                          of Series B     of Series C     Price       Price
                          Preferred       Preferred C     Payable at  Payable at
         Purchaser        Stock to be     Stock to be     Initial     Second
      Name and Address    Purchased       Purchased       Closing     Closing
----------------------    ----------     ------------     ---------   ----------
Warburg Pincus LLC          9,398          25,452        $9,398,000  $25,452,000
466 Lexington Avenue
New York, NY 10017
Attention: Jonathan Leff
Fax No. (212) 878-9361


David Hirsh                    40             110           $40,000     $110,000
College of Physicians
 and Surgeons
Columbia University
630 West 168th Street
Rm 5-424
New York, NY 10032
Fax No. (212) 305-7932



                                 - - - - - - - -

                         ADDITIONAL PURCHASERS (if any)

                             Supplement to Exhibit A
                                       to
                         Stock Purchase Agreement dated
                              August 2, 2001 among
                     Synaptic Pharmaceutical Corporation and
                          the purchasers named therein.


                              ADDITIONAL PURCHASER


                          No. of Shares   No. of Shares   Purchase    Purchase
                          of Series B     of Series C     Price       Price
                          Preferred       Preferred C     Payable at  Payable at
         Purchaser        Stock to be     Stock to be     Initial     Second
      Name and Address    Purchased       Purchased       Closing     Closing
----------------------    ----------     ------------     ---------   ----------
Ziff Asset
Management, L.P.            1,618           4,382           N/A      $6,000,000

                                    EXHIBIT B

                          CERTIFICATE OF DESIGNATION OF
            THE SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK

                  [Included as Annex B to this Proxy Statement]

                                    EXHIBIT C

                       FORM OF BAKER BOTTS L.L.P. OPINION

1. The Company is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware.

2. The shares of Series B Convertible Preferred Stock, $.01 par value per share (the "Series B Preferred Stock") and shares of Series C Convertible Preferred Stock, $.01 par value per share (the "Series C Preferred Stock" and together with the Series B Preferred Stock, the "Senior Series Stock") have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly authorized and reserved for issuance shares of Common Stock, $.01 par value per share (the "Common Stock"), issuable upon conversion of the Senior Series Stock. The Company has duly authorized and reserved for issuance the Senior Series Shares required to be issued and delivered at the Second Closing under the terms of the Stock Purchase Agreement. The Senior Series Stock required to be issued and delivered at a Closing under the terms of the Stock Purchase Agreement, when issued against payment therefore at such Closing pursuant to the terms of the Stock Purchase Agreement, and the Common Stock issuable upon conversion of the Series Senior Stock, when issued upon conversion of the Senior Series Stock in accordance with the Certificate of Designation, will be duly and validly issued, fully paid, non-assessable and free of any preemptive rights under the General Corporation Law of the State of Delaware and the Company's Certificate of Incorporation.

3. The execution, delivery and performance by the Company of the Stock Purchase Agreement has been duly authorized by all necessary corporate action on the part of the Company (other than the approval of stockholders required for the Second Closing) [to be deleted in the Second Closing Opinion] and the Stock Purchase Agreement has been duly executed and delivered by the Company. The Stock Purchase Agreement constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, and except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles.

4. [To be given at Initial Closing] Except for approval by the Company's stockholders of the issuance of Shares to be sold at the Second Closing, no consent, approval, order or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental authority (other than the filing of a Form D under the Securities Act and filings under other applicable securities laws) is required on the part of the Company in connection with the execution and delivery of the Stock Purchase Agreement, or the offer, issue, sale and delivery of the Shares sold at the Initial Closing, or the other transactions to be consummated by the Company at such Closing pursuant to the Stock Purchase Agreement.

5. [To be given at Second Closing] Except as obtained and in effect at the Second Closing, no consent, approval, order or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental authority (other than the filing of a Form D under the Securities Act and filings under other applicable securities laws) is required on the part of the Company in connection the offer, issue, sale and delivery of the Shares sold at the Second Closing, or the other transactions to be consummated by the Company at such Closing pursuant to the Stock Purchase Agreement.

6. The Company's Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on the Nasdaq National Market.

7. The Company is not, and immediately after receipt of payment for the Shares will not be, an "investment company" or an entity "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                                                                    Annex B
                                                                    -------

               CERTIFICATE OF DESIGNATIONS, NUMBER, VOTING POWERS,
                 PREFERENCES AND RIGHTS OF SERIES B CONVERTIBLE
                    PREFERRED STOCK AND SERIES C CONVERTIBLE
                                 PREFERRED STOCK
                                       OF
                       SYNAPTIC PHARMACEUTICAL CORPORATION

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

         The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of Synaptic Pharmaceutical Corporation, a Delaware corporation (hereinafter called the "Corporation"), with the preferences and rights set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation having been fixed by the Board of Directors pursuant to authority granted to it under
Article IV of the Corporation's Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

         RESOLVED: That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of 11,056 shares of Series B Convertible Preferred Stock of the Corporation and 29,944 shares of Series C Convertible Preferred Stock of the Corporation, and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Certificate of Incorporation of the Corporation, as follows:

1. DESIGNATION AND AMOUNT. 11,056 shares of Preferred Stock shall be designated "Series B Convertible Preferred Stock" (the "Series B Preferred Stock"), which shall constitute the entire number of shares of such series and 29,944 shares of Preferred Stock shall be designated "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"), which shall constitute the entire number of shares of such series.

2.       DIVIDENDS.
         ---------

         The holders of Series B Preferred Stock and Series C Preferred Stock (collectively, the "Senior Series Stock") shall be entitled to receive, on a pari passu basis, when, as and if dividends are declared on shares of Common Stock by the Board of Directors of the Corporation (the "Board of Directors"), dividends per share of Senior Series Stock in such an amount as the holders of the Senior Series Stock would have received had such holders converted Senior Series Stock into Common Stock immediately prior to the record date for such distribution. All dividends declared upon Senior Series Stock shall be declared pro rata per share.

3.       LIQUIDATION, DISSOLUTION OR WINDING UP.
         --------------------------------------

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Senior Series Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, on a pari passu basis, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Senior Series Stock (such Preferred Stock being referred to hereinafter as "Senior Preferred Stock") upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Common Stock or any other stock ranking with respect to dividends or on liquidation junior to the Senior Series Stock (such stock being referred to hereinafter collectively as "Junior Stock"), an amount in cash equal to the Stated Value per share plus any dividends thereon declared but unpaid. For purposes hereof, the term "Stated Value" shall mean $1,000.00 per share, subject to the appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to the Senior Series Stock. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Senior Series Stock the full amount to which they shall be entitled, the holders of shares of Senior Series Stock, and any class of stock ranking on liquidation on a parity with the Senior Series Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock and Senior Series Stock and any other series of Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

(c) The merger or consolidation of the Corporation into or with another corporation, the merger or consolidation of any other corporation into or with the Corporation, or the sale, conveyance, mortgage, pledge or lease of all or substantially all the assets of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this
Section 3.

4.       VOTING.
         ------

(a) Each issued and outstanding share of Senior Series Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Senior Series Stock is then convertible, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration, except that during the period and to the extent that the holders of the Senior Series Stock have the right to vote separately as a class as set out in Section 4(b) to elect directors, they shall not vote together with the Common Stock on the election of the remaining directors. Except as provided by law, by the provisions of Sections 4(b) and 4(c) below or by the provisions establishing any other series of Preferred Stock, holders of Senior Series Stock shall vote together with the holders of Common Stock as a single class.

(b) For as long as there remain outstanding, collectively, at least sixty percent (60%) of the shares of Senior Series Stock issued and outstanding immediately after the Second Closing (as such term is defined in that certain Stock Purchase Agreement, dated August 2, 2001, among the Corporation, Warburg Pincus LLC or its affiliates and one or more additional purchasers (the "Stock Purchase Agreement")), or if the Second Closing shall not have occurred, the Initial Closing (as such term is defined in the Stock Purchase Agreement), in each such case pursuant to the terms of the Stock Purchase Agreement, the holders of Senior Series Stock shall have the exclusive right, voting separately as a class, to elect two (2) directors (herein referred to as the "Senior Series Directors"). All such Senior Series Directors shall be elected by the affirmative vote of the holders of record of a majority of the outstanding shares of Senior Series Stock either at meetings of stockholders at which directors are elected, a special meeting of holders of Senior Series Stock or by written consent without a meeting in accordance with the General Corporation Law of Delaware. Each Senior Series Director so elected shall serve for a term of one year and until his successor is elected and qualified. For so long as such membership does not conflict with any applicable law or regulation or listing requirement of Nasdaq (as determined by the Board of Directors), at least one such Senior Series Director shall serve as a member of each of the principal committees of the Board of Directors. Any vacancy in the position of a Senior Series Director may be filled only by the holders of the Senior Series Stock. Each Senior Series Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the affirmative vote, at a special meeting of holders of Senior Series Stock called for such purpose, or the written consent, of the holders of record of a majority of the outstanding shares of Senior Series Stock. Any vacancy created by such removal may also be filled at such meeting or by such consent.

(c) In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Senior Series Stock, amend, alter or repeal the preferences, special rights or other powers of the Senior Series Stock so as to affect adversely the Senior Series Stock. For this purpose, the authorization or issuance of any series of Preferred Stock with preference or priority over, or being on a parity with the Senior Series Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed so to affect adversely the Senior Series Stock.

5.       OPTIONAL CONVERSION.
         -------------------

(a) Each share of Series B Preferred Stock and Series C Preferred Stock may be converted at any time, at the option of the holder thereof, into the number of fully-paid and nonassessable shares of Common Stock obtained by dividing the Stated Value by the Conversion Price of such series (as hereinafter defined) then in effect, provided, however, that on any redemption of any Senior Series Stock or any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the full business day next preceding the date fixed for such redemption or for the payment of any amounts distributable on liquidation to the holders of Senior Series Stock. The number of shares of Common Stock into which a share of each series of the Senior Series Stock is convertible is referred to herein as the "Conversion Rate" for such series. Each of the applicable Conversion Prices and Conversion Rates, from time to time in effect, is subject to adjustment as hereinafter provided. The initial conversion price of the Series B Preferred Stock is equal to $4.3358 and the initial conversion price of the Series C Preferred Stock is equal to $5.9713 (each such price applicable to each such series as the same may be adjusted in accordance with Section 7 below, the "Conversion Price" for such series).

(b) The Corporation shall not issue fractions of shares of Common Stock upon conversion of Senior Series Stock or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this Section 5(b), be issuable upon conversion of any Senior Series Stock, the Corporation shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed (i) if the Common Stock is listed on any national securities exchange, on the basis of the last sales price of the Common Stock on such exchange (or the quoted closing bid price if there shall have been no sales) on the date of conversion, or (ii) if the Common Stock is not so listed, on the basis of the mean between the closing bid and asked prices for the Common Stock on the date of conversion as reported by NASDAQ, or its successor, and if there are not such closing bid and asked prices, on the basis of the fair market value per share as determined by the Board of Directors.

(c) Whenever the Conversion Rate and Conversion Price of either series of Senior Series Stock shall be adjusted as provided in Section 7 hereof, the Corporation shall forthwith file at each office designated for the conversion of Senior Series Stock, a statement, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the Conversion Rate for such series that will be effective after such adjustment. The Corporation shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each record holder of Senior Series Stock at his or its address appearing on the stock register. If such notice relates to an adjustment resulting from an event referred to in Section 7(c) hereof, such notice shall be included as part of the notice required to be mailed under the provisions of
Section 7(c) hereof.

(d) In order to exercise the conversion privilege, the holder of any shares of Senior Series Stock to be converted shall surrender his or its certificate or certificates therefore to the principal office of the transfer agent for the Senior Series Stock (or if no transfer agent be at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation at such office that the holder elects to convert the Senior Series Stock represented by such certificates, or any number thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Senior Series Stock or shares of Common Stock upon conversion thereof. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing. The date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates and notice shall be the conversion date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Senior Series Stock as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, cash as provided in Section 5(b) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion and, if less than all shares of Senior Series Stock represented by the certificate or certificates so surrendered are being converted, a residual certificate or certificates representing the shares of Senior Series Stock not converted.

(e) The Corporation shall at all times when the Senior Series Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Senior Series Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Senior Series Stock. Before taking any action that would cause an adjustment reducing the Conversion Price of either series of Senior Series Stock below the then par value of the shares of Common Stock issuable upon conversion of such Senior Series Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted conversion price.

(f) Upon any such conversion all declared and unpaid dividends on the Senior Series Stock surrendered for conversion shall be paid in cash at the same time that such dividends are paid on the Common Stock.

(g) All shares of Senior Series Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefor and payment of any declared and unpaid dividends thereon. Any shares of Senior Series Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized shares of each series of Senior Series Stock accordingly.

6.       MANDATORY CONVERSION.
         --------------------

(a) Each share of Senior Series Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price for the shares of each series of such Senior Series Stock upon the vote to so convert of the holders of at least a majority of the shares of Senior Series Stock then outstanding.

(b) All holders of record of shares of Senior Series Stock will be given at least 10 days' prior written notice of the date fixed and the place designated for mandatory conversion of all of the shares of Senior Series Stock pursuant to this Section 6. Such notice will be sent by mail, first class, postage prepaid, to each record holder of shares of Senior Series Stock at such holder's address appearing on the stock register. On or before the date fixed for conversion each holder of shares of Senior Series Stock shall surrender his or its certificates or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section
6. On the date fixed for conversion, all rights with respect to the Senior Series Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Senior Series Stock has been converted and payment of any declared and unpaid dividends thereon as provided in Section 5(f). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his attorneys duly authorized in writing. All certificates evidencing shares of Senior Series Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Senior Series Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Senior Series Stock as aforesaid, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 5(b) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

7.       CONVERSION PRICE ADJUSTMENTS.
         ----------------------------

(a) In case the Corporation shall at any time (i) subdivide the outstanding Common Stock or (ii) issue a dividend on its outstanding Common Stock payable in shares of Common Stock, the number of shares of Common Stock issuable upon conversion of each series of Senior Series Stock shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate adjustments to the Conversion Price for such series in effect immediately prior to such subdivision or dividend). In case the Corporation shall at any time combine its outstanding Common Stock, the number of shares issuable upon conversion of each series of Senior Series Stock immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate adjustments to the Conversion Price for such series in effect immediately prior to such combination).

(b) If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation in which the holders of Common Stock and Senior Series Stock prior to such consolidation or merger hold at least 51% of the combined voting power of the surviving person in such merger or consolidation immediately following its effective date, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation or merger, lawful and adequate provision shall be made whereby the holders of the Senior Series Stock shall have the right to acquire and receive upon conversion of the Senior Series Stock such shares of stock, securities, cash or other property issuable or payable (as part of such reorganization, reclassification, consolidation or merger) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Senior Series Stock at the Conversion Price then in effect. Any other consolidation or merger of the Corporation with another corporation or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that the holders of the Senior Series Stock shall be entitled to receive, in exchange for their shares of Senior Series Stock, the stock, securities, cash or other property payable to holders of Common Stock as if the holders of Senior Series Stock had converted the Senior Series Stock into Common Stock immediately prior to the effective date of such consolidation, merger or sale. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument mailed or delivered to the holders of the Senior Series Stock at the last address of each such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

(c)      In the event that:

(i) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, or

(ii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation, or

(iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

         then, in connection with such event, the Corporation shall give to the holders of the Senior Series Stock:

                  (1) at least twenty (20) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

                  (2) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of the Senior Series Stock at the address of each such holder as shown on the books of the Corporation.

(d) If at any time or from time to time on or after the date on which shares of Senior Series Stock are initially issued, the Corporation shall grant, issue or sell any options, convertible securities or rights to purchase property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock and such Purchase Rights are not issued to the holders of Senior Series Stock and such grants, issuances or sales do not result in an adjustment of the Conversion Price under this Section 7, then each holder of Senior Series Stock shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder of the notice concerning Purchase Rights to which such holder shall be entitled under Section 7(c)) and upon the terms applicable to such Purchase Rights either:

(i) the aggregate Purchase Rights which such holder could have acquired if it had held the number of shares of Common Stock acquirable upon conversion of the Senior Series Stock immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the holders of the Senior Series Stock as soon as possible and it shall not be necessary for the holder of the Senior Series Stock specifically to request delivery of such rights; or

(ii) in the event that any such Purchase Rights shall have expired or shall expire prior to the end of said thirty (30) day period, the right to acquire the number of shares of Common Stock or the amount of property which such holder could have acquired upon such exercise at the time or times at which the Corporation granted, issued or sold such expired Purchase Rights on the terms of the Purchase Rights so granted.

8.       REDEMPTION.
         ----------

(a) The Corporation shall have the right to redeem the Senior Series Stock (to the extent that such redemption shall not violate any applicable provisions of the laws of the State of Delaware) at a price in cash equal to the Stated Value per share, plus an amount equal to any dividends declared but unpaid thereon (such amount is hereinafter referred to as the "Redemption Price"), at any time after the second anniversary of the date of initial issuance of the shares of each series of Senior Series Stock (as to each such series, its "Initial Issuance Date") (any such date of redemption is hereafter referred to as an "Optional Redemption Date"), provided, that prior to the eighth anniversary of the Initial Issuance Date, no shares of Senior Series Stock may be so called for redemption unless the closing price per share of Common Stock for any twenty
(20) consecutive trading days ending within ten (10) business days of the date on which notice of such redemption is given to the holders of the Senior Series Stock, shall have been at least 200% of the Conversion Price in effect on such date. For purposes of the foregoing calculation, "closing price" shall mean for any given date: (i) if the Common Stock is listed on any national securities exchange or quoted on NASDAQ, on the basis of the last sales price of the Common Stock on such exchange or NASDAQ (or the quoted closing bid price if there shall have been no sales) on such date, or (ii) if no last sales prices are then being quoted for the Common Stock, on the basis of the mean between the closing bid and asked prices for the Common Stock on such date as reported by NASDAQ, or its successor.

(b) The Corporation shall redeem the Senior Series Stock (to the extent that such redemption shall not violate any applicable provisions of the laws of the State of Delaware) on a pari passu basis among the shares of each series of Senior Series Stock then outstanding at a price equal to the Redemption Price as follows: (i) on the eighth anniversary of the Initial Issuance Date, the Corporation shall redeem the number of shares of Senior Series Stock equal to fifty percent (50%) of the shares of Senior Series Stock outstanding on such date, and (iii) on the ninth anniversary of the Initial Issuance Date, the Corporation shall redeem all shares of Senior Series Stock which remain outstanding as of such date (each of the above dates hereinafter referred to as a "Mandatory Redemption Date" and, together with an Optional Redemption Date a "Redemption Date"). If the Corporation is unable at any Mandatory Redemption Date to redeem any shares of Preferred Stock then to be redeemed because such redemption would violate the applicable provisions of the laws of the State of Delaware, then the Corporation shall redeem such shares as soon thereafter as redemption would not violate such laws.

(c) In the event of any redemption of only a part of the then outstanding Senior Series Stock, the Corporation shall effect such redemption pro rata among the holders thereof (based on the number of shares of Senior Series Stock held on the date of notice of redemption).

(d) Not less than thirty (30) days nor more than forty-five (45) days prior to each Redemption Date, written notice shall be mailed, postage prepaid, to each holder of record of Senior Series Stock to be redeemed, at his or its post office address last shown on the records of the Corporation, notifying such holder of the number of shares so to be redeemed, specifying the Redemption Date and the date on which such holder's conversion rights (pursuant to Section 5 hereof) as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his or its certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). On or prior to each Redemption Date, each holder of Senior Series Stock to be redeemed shall surrender his or its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Senior Series Stock designated for redemption in the Redemption Notice as holders of Senior Series Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

(e) Except as provided in Section 8(a) and (b) hereof, the Corporation shall have no right to redeem the shares of Senior Series Stock. Any shares of Senior Series Stock so redeemed shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Senior Series Stock accordingly. Nothing herein contained shall prevent or restrict the purchase by the Corporation, from time to time either at public or private sale, of the whole or any part of the Senior Series Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.

9.       ELIMINATION OF SERIES C PREFERRED STOCK.
         ---------------------------------------

         If the shareholders of the Corporation vote not to approve the issuance of the Series C Preferred Stock pursuant to the terms of the Stock Purchase Agreement, or if for any reason such approval has not been obtained by December 31, 2001, then the Corporation shall promptly file an amendment to this Certificate of Designation, recording the fact that no shares of such Series C Preferred Stock have been or shall be issued, and that all provisions of and references in this Certificate of Designation relating to the Series C Preferred Stock are eliminated, whereupon the Series C Preferred Stock originally contemplated by this Certificate of Designation shall cease to exist.

         IN WITNESS WHEREOF, Synaptic Pharmaceutical Corporation has caused this Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series B Senior Convertible Preferred Stock and Series C Senior Convertible Preferred Stock to be duly executed by its President this 3rd day of August, 2001.

                                  SYNAPTIC PHARMACEUTICAL CORPORATION



                                  By   /s/ Kathleen P. Mullinix
                                  ------------------------------
                                           Kathleen P. Mullinix
                                           President

                                                                     Annex C
                                                                     -------

                       SYNAPTIC PHARMACEUTICAL CORPORATION

                               1996 INCENTIVE PLAN

               (As Amended and Restated Effective August 13, 2001)



ARTICLE I

                            ESTABLISHMENT AND PURPOSE

1.1 Establishment and Effective Date. Synaptic Pharmaceutical Corporation, a Delaware corporation (the "Corporation"), hereby establishes a stock incentive plan to be known as the "Synaptic Pharmaceutical Corporation 1996 Incentive Plan" (the "Plan"). The Plan shall become effective as of January 1, 1996, subject to the approval of the stockholders of the Corporation. In the event that such stockholder approval is not obtained, any awards made hereunder shall be cancelled and all rights of employees and consultants with respect to such awards shall thereupon cease. Upon approval of the Plan by the Board of Directors of the Corporation (the "Board"), awards may be made by the Board's Compensation Committee (the "Committee"), as provided herein.

1.2 Purpose. The purpose of the Plan is to encourage and enable key employees and consultants (subject to such requirements as may be prescribed by the Committee) of the Corporation and its subsidiaries to acquire a proprietary interest in the Corporation through the ownership of the Corporation's common stock, par value $0.01 per share ("Common Stock"), and other rights with respect to the Common Stock. Such ownership will provide such employees and consultants with a more direct stake in the future welfare of the Corporation and encourage them to remain with the Corporation and its subsidiaries. It is also expected that the Plan will encourage qualified persons to seek and accept employment with the Corporation and its subsidiaries.

ARTICLE II

                                     AWARDS

2.1 Form of Awards. Awards under the Plan may be granted in any one or all of the following forms: (i) incentive stock options ("Incentive Stock Options") meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) non-qualified stock options ("Non-qualified Stock Options") (unless otherwise indicated, references in the Plan to "Options" shall include both Incentive Stock Options and Non-qualified Stock Options); (iii) stock appreciation rights ("Stock Appreciation Rights"), as described in Article 6 hereof, which may be awarded either in tandem with Options ("Tandem Stock Appreciation Rights") or on a stand-alone basis ("Nontandem Stock Appreciation Rights"); (iv) shares of Common Stock which are subject to vesting requirements as provided in Article 9 hereof ("Restricted Shares"); (v) shares of Common Stock that are not subject to any vesting requirements ("Unrestricted Shares"); and (vi) tax offset payments ("Tax Offset Payments"), as described in Article 11 hereof.

2.2 Maximum Shares Available. The maximum aggregate number of shares of Common Stock available for award under the Plan is 3,600,000 (as constituted on August 13, 2001), subject to adjustment pursuant to Article 12 hereof. Shares of Common Stock issued pursuant to the Plan may be either authorized but unissued shares or issued shares reacquired by the Corporation. In the event that prior to the end of the period during which Options may be granted under the Plan, any Option or any Nontandem Stock Appreciation Rights under the Plan expires unexercised or is terminated, surrendered or cancelled (other than in connection with the exercise of Stock Appreciation Rights) without being exercised in whole or in part for any reason, or any Restricted Shares are forfeited, or if such awards are settled in cash in lieu of shares of Common Stock, then such shares shall be available for subsequent awards under the Plan, upon such terms as the Committee may determine. The aggregate number of shares of Common Stock that may be represented by grants of Options or Stock Appreciation Rights made to any individual during any two-year period may not exceed 250,000 shares, subject to adjustment pursuant to Article 12 hereof.

2.3 Return of Prior Awards. As a condition to any subsequent award, the Committee shall have the right, in its sole discretion, to require employees to return to the Corporation awards previously granted under the Plan. Subject to the provisions of the Plan, such new award shall be upon such terms and conditions as are specified by the Committee at the time the new award is granted.

ARTICLE III

                                 ADMINISTRATION

3.1 Committee. Awards shall be determined, and the Plan shall be administered, by the Committee as appointed from time to time by the Board, which Committee shall consist of not less than two (2) members of the Board; provided, however, that to extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "1934 Act"), such transactions must be approved by a Committee consisting solely of two or more "non-employee directors", as such term is defined in Rule 16b-3. In addition, to the extent desirable to qualify Awards hereunder as "performance based compensation" within the meaning of section 162(m) of the Code, the Plan shall be administered by a Committee consisting of two or more "outside directors" as defined in section 162(m) of the Code.

3.2 Powers of the Committee. Subject to the express provisions of the Plan, the Committee shall have the power and authority (i) to grant Options and to determine the purchase price of the Common Stock covered by each Option, the term of each Option, the number of shares of Common Stock to be covered by each Option, the time or times at which each Option shall become exercisable and the duration of the exercise period applicable to each Option; (ii) to designate Options as Incentive Stock Options or Non-qualified Stock Options and to determine which Options, if any, shall be accompanied by Tandem Stock Appreciation Rights, (iii) to grant Tandem Stock Appreciation Rights and Nontandem Stock Appreciation Rights and to determine the terms and conditions of such rights; (iv) to grant or cause to be sold Restricted Shares and to determine the purchase price, if any, of such shares and the vesting period and other conditions and restrictions applicable to such shares; (v) to grant or cause to be sold Unrestricted Shares and to determine the purchase price, if any, of such shares; (vi) to determine the amount of, and to make, Tax Offset Payments; (vii) to determine the employees and the consultants to whom, and the time or times at which, Options, Stock Appreciation Rights, Restricted Shares, Unrestricted Shares and Tax Offset Payments shall be granted or made and (viii) to take all other actions contemplated to be taken by the Committee under the Plan, including, but not limited to, authorizing the amendment of any written agreement relating to any award made hereunder. Without limiting the foregoing, in the event of a merger, consolidation, combination, exchange of shares, separation, spin-off, reorganization, liquidation or other similar transaction, the Committee may, in its sole discretion, accelerate the lapse of Restricted Periods and other vesting periods and waiting periods and extend the exercise periods applicable to any award made under the Plan.

3.3 Delegation. The Committee may delegate to one or more of its members or to any other person or persons such ministerial duties as it may deem advisable; provided, however, that the Committee may not delegate any of its responsibilities hereunder if such delegation would cause the Plan to fail to comply with Rule 16-b3(d)(1) relating to the administration of the Plan by "non-employee directors", or if such delegation would cause Awards granted hereunder to fail to qualify as "performance based compensation" within the meaning of section 162(m) of the Code. The Committee may also employ attorneys, consultants or other professional advisors and shall be entitled to rely upon the advice, opinions or valuations of any such advisors.

3.4 Interpretations. The Committee shall have sole discretionary authority to interpret the terms of the Plan, to adopt and revise rules, regulations and policies to administer the Plan and to make any other factual determinations which it believes to be necessary or advisable for the administration of the Plan. All actions taken and interpretations and determinations made by the Committee in good faith shall be final and binding upon the Corporation, all employees and consultants who have received awards under the Plan and all other interested persons.

3.5 Liability; Indemnification. No member of the Committee, nor any person to whom ministerial duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to the Plan or awards made thereunder, and each member of the Committee shall be fully indemnified and protected by the Corporation with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the Corporation's Certificate of Incorporation and Bylaws, as amended from time to time, or under any agreement between any such member and the Corporation.

ARTICLE IV

                                   ELIGIBILITY

         Awards may be made to all employees and consultants of the Corporation or any of its subsidiaries (subject to such requirements as may be prescribed by the Committee). Awards may be made to a director of the Corporation who is not also a member of the Committee, provided that the director is also an employee. In determining the employees and consultants to whom awards shall be granted and the number of shares to be covered by each award, the Committee shall take into account the nature of the services rendered by such employees and consultants, their present and potential contributions to the success of the Corporation and its subsidiaries and such other factors as the Committee in its sole discretion shall deem relevant.

         Notwithstanding the foregoing, only employees of the Corporation and any present or future corporation which is or may be a "subsidiary corporation" of the Corporation (as such term is defined in Section 424 (f) of the Code) shall be eligible to receive Incentive Stock Options.

ARTICLE V

                                  STOCK OPTIONS

5.1 Grant of Options. Options may be granted under the Plan for the purchase of shares of Common Stock. Options shall be granted in such form and upon such terms and conditions, including the satisfaction of corporate or individual performance objectives and other vesting standards, as the Committee shall from time to time determine.

5.2 Designation as Non-qualified Stock Option or Incentive Stock Option. In connection with any grant of Options, the Committee shall designate in the written agreement required pursuant to Article 14 hereof whether the Options granted shall be Incentive Stock Options or Non-qualified Stock Options, or in the case both are granted, the number of shares of each.

5.3 Option Price. The purchase price per share under each Incentive Stock Option shall be the Market Price (as hereinafter defined) of the Common Stock on the date the Incentive Stock Option is granted. The purchase price per share under each Non-qualified Stock Option shall be determined by the Committee. In no case, however, shall the purchase price per share of either an Incentive Stock Option or Non-qualified Stock Option be less than the par value of the Common Stock ($0.01). In the case of an Incentive Stock Option granted to an employee owning (actually or constructively under Section 424(d) of the Code), more than 10% of the total combined voting power of all classes of stock of the Corporation or of a subsidiary (a "10% Stockholder"), the option price shall not be less than 110% of the Market Price of the Common Stock on the date of grant.

         The "Market Price" of the Common Stock on any day shall be determined as follows: (i) if the Common Stock is listed on a national securities exchange or quoted through the NASDAQ National Market System, the Market Price on any day shall be, in the sole discretion of the Committee, either (x) the average of the high and low reported Consolidated Trading sales prices, or if no such sale is made on such day, the average of the closing bid and asked prices reported on the Consolidated Trading listing for such day or (y) the closing price reported on the Consolidated Trading listing for such day; (ii) if the Common Stock is quoted on the NASDAQ interdealer quotation system, the Market Price on any day shall be the average of the representative bid and asked prices at the close of business for such day; or (iii) if the Common Stock is not listed on a national stock exchange or quoted on NASDAQ, the Market Price on any day shall be the average of the high bid and low asked prices reported by the National Quotation Bureau, Inc. for such day. In no event shall the Market Price of a share of Common Stock subject to an Incentive Stock Option be less than the fair market value as determined for purposes of Section 422(b)(4) of the Code.

         The Option price so determined shall also be applicable in connection with the exercise of any Tandem Stock Appreciation Rights granted with respect to such Option.

5.4 Limitation on Amount of Incentive Stock Options. In the case of Incentive Stock Options, the aggregate Market Price (determined at the time the Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any optionee during any calendar year (under all plans of the Corporation and any subsidiary) shall not exceed $100,000.

5.5 Limitation on Time of Grant. No grant of an Incentive Stock Option shall be made under the Plan more than ten (10) years after the date the Plan is approved by the stockholders of the Corporation.

5.6 Exercise and Payment. Options may be exercised in whole or in part. Common Stock purchased upon the exercise of Options shall be paid for at the time of purchase. Such payment shall be made in (i) cash, (ii) in the sole discretion of the Committee, through delivery of shares of Common Stock held by the recipient of the Award for more than six (6) months on the date of surrender, and having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Award, (iii) installment payments under a promissory note or (iv) a combination of the above, all in accordance with procedures to be established by the Committee. Any shares so delivered shall be valued at their Market Price on the date of exercise. Upon receipt of a notice of exercise and payment in accordance with procedures to be established by the Committee, the Corporation or its agent shall deliver to the person exercising the Option (or his or her designee) a certificate for such shares.

         The Committee in its sole discretion may, on an individual basis or pursuant to a general program established by the Committee in connection with the Plan, lend money to the recipient of an Award to exercise an Award granted hereunder; provided, however, that the par value of a share of Common Stock shall be paid in cash. If the exercise price is paid in whole or part with an optionee's promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the shares of Common Stock that the optionee purchases upon exercise of such Option, (iii) bear interest at a rate which does not trigger adverse financial accounting treatment for such an Award, and (iv) contain such other terms as the Committee in its sole discretion shall require. In the event that payment for exercised Options is made through the delivery of shares of Common Stock, the Committee, in accordance with procedures established by the Committee, may grant Non-qualified Stock Options ("Restoration Options") to the person exercising the Option for the purchase of a number of shares equal to the number of shares of Common Stock delivered to the Corporation in connection with the payment of the exercise price of the Option and the payment of or surrender of shares for any withholding taxes due upon such exercise. The purchase price per share under each Restoration Option shall be the Market Price of the Common Stock on the date the Restoration Option is granted.

5.7 Term. The term of each Option granted hereunder shall be determined by the Committee; provided, however, that, notwithstanding any other provision of the Plan, in no event shall an Incentive Stock Option be exercisable after ten (10) years from the date it is granted, or in the case of an Incentive Stock Option granted to a 10% Stockholder, five (5) years from the date it is granted.

5.8 Rights as a Stockholder. A recipient of Options shall have no rights as a stockholder with respect to any shares issuable or transferable upon exercise thereof until the date a stock certificate representing such shares is issued to such recipient. Except as otherwise expressly provided in the Plan or by the Committee, no adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such stock certificate is issued.

5.9 General Restrictions. Each Option granted under the Plan shall be subject to the requirement that, if at any time the Board shall determine, in its sole discretion, that the listing, registration or qualification of the shares issuable or transferable upon exercise thereof upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issue, transfer, or purchase of shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

         The Board or the Committee may, in connection with the granting of any Option, require the individual to whom the Option is to be granted to enter into an agreement with the Corporation stating that as a condition precedent to each exercise of the Option, in whole or in part, such individual shall if then required by the Corporation represent to the Corporation in writing that such exercise is for investment only and not with a view to distribution, and also setting forth such other terms and conditions as the Board or the Committee may prescribe.

5.10 Cancellation of Stock Appreciation Rights. Upon exercise of all or a portion of an Option, the related Tandem Stock Appreciation Rights shall be cancelled with respect to an equal number of shares of Common Stock.

ARTICLE VI

                            STOCK APPRECIATION RIGHTS

6.1 Grants of Stock Appreciation Rights. Tandem Stock Appreciation Rights may be awarded by the Committee in connection with any Option granted under the Plan, either at the time the Option is granted or thereafter at any time prior to the exercise, termination or expiration of the Option. Nontandem Stock Appreciation Rights may also be granted by the Committee at any time. At the time of grant of Nontandem Stock Appreciation Rights, the Committee shall specify the number of shares of Common Stock covered by such right and the base price of shares of Common Stock to be used in connection with the calculation described in Section
6.4 below. The base price of any Nontandem Stock Appreciation Rights shall be not less than 100% of the Market Price of a share of Common Stock on the date of grant. Stock Appreciation Rights shall be subject to such terms and conditions not inconsistent with the other provisions of the Plan as the Committee shall determine.

6.2 Limitations on Exercise. Tandem Stock Appreciation Rights shall be exercisable only to the extent that the related Option is exercisable and shall be exercisable only for such period as the Committee may determine (which period may expire prior to the expiration date of the related Option). Upon the exercise of all or a portion of Tandem Stock Appreciation Rights, the related Option shall be cancelled with respect to an equal number of shares of Common Stock. Shares of Common Stock subject to Options, or portions thereof, surrendered upon exercise of Tandem Stock Appreciation Rights shall not be available for subsequent awards under the Plan. Nontandem Stock Appreciation Rights shall be exercisable during such period as the Committee shall determine.

6.3 Surrender or Exchange of Tandem Stock Appreciation Rights. Tandem Stock Appreciation Rights shall entitle the recipient to surrender to the Corporation unexercised the related Option, or any portion thereof, and to receive from the Corporation in exchange therefor that number of shares of Common Stock having an aggregate Market Price equal to (A) the excess of (i) the Market Price of one
(1) share of Common Stock as of the date the Tandem Stock Appreciation Rights are exercised over (ii) the option price per share specified in such Option, multiplied by (B) the number of shares of Common Stock subject to the Option, or portion thereof, which is surrendered. Cash shall be delivered in lieu of any fractional shares.

6.4 Exercise of Nontandem Stock Appreciation Rights. The exercise of Nontandem Stock Appreciation Rights shall entitle the recipient to receive from the Corporation that number of shares of Common Stock having an aggregate Market Price equal to (A) the excess of (i) the Market Price of one (1) share of Common Stock as of the date on which the Nontandem Stock Appreciation Rights are exercised over (ii) the base price of the shares covered by the Nontandem Stock Appreciation Rights, multiplied by (B) the number of shares of Common Stock covered by the Nontandem Stock Appreciation Rights, or the portion thereof being exercised. Cash shall be delivered in lieu of any fractional shares.

6.5 Settlement of Stock Appreciation Rights. As soon as is reasonably practicable after the exercise of any Stock Appreciation Rights, the Corporation shall (i) issue, in the name of the recipient, stock certificates representing the total number of full shares of Common Stock to which the recipient is entitled pursuant to Section 6.3 or 6.4 hereof and cash in an amount equal to the Market Price, as of the date of exercise, of any resulting fractional shares, and (ii) if the Committee causes the Corporation to elect to settle all or part of its obligations arising out of the exercise of the Stock Appreciation Rights in cash pursuant to Section 6.6 hereof, deliver to the recipient an amount in cash equal to the Market Price, as of the date of exercise, of the shares of Common Stock it would otherwise be obligated to deliver.

6.6 Cash Settlement. The Committee, in its sole discretion, may cause the Corporation to settle all or any part of its obligation arising out of the exercise of Stock Appreciation Rights by the payment of cash in lieu of all or part of the shares of Common Stock it would otherwise be obligated to deliver in an amount equal to the Market Price of such shares on the date of exercise.

ARTICLE VII

           NONTRANSFERABILITY OF OPTIONS AND STOCK APPRECIATION RIGHTS

         No Option or Stock Appreciation Rights may be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except as provided by will or the applicable laws of descent and distribution, and no Option or Stock Appreciation Rights shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option or Stock Appreciation Rights not specifically permitted herein shall be null and void and without effect. An Option or Stock Appreciation Rights may be exercised by the recipient only during his or her lifetime, or following his or her death pursuant to Section 8.3 hereof.

         Notwithstanding anything to the contrary in the preceding paragraph, the Committee may, in its sole discretion, cause the written agreement relating to any Non-qualified Stock Options or Stock Appreciation Rights granted hereunder to provide that the recipient of such Non-qualified Stock Options or Stock Appreciation Rights may transfer any of such Non-qualified Stock Options or Stock Appreciation Rights other than by will or the laws of descent and distribution in any manner authorized under applicable law; provided, however, that in no event may the Committee permit any transfers which would cause the Plan to fail to satisfy the applicable requirements of Rule 16b-3 under the 1934 Act or which would cause any recipient of awards hereunder to fail to be entitled to the benefits Rule 16b-3 or other exemptive rules under Section 16 of the 1934 Act or be subject to liability thereunder.

ARTICLE VIII

                      EFFECT OF TERMINATION OF REMPLOYMENT,
                        DISABILITY, RETIREMENT, OR DEATH

8.1 General Rule. Except as expressly provided in the written agreement relating to any Option or Stock Appreciation Rights or as otherwise expressly determined by the Committee in its sole discretion, in the event that a recipient of Options or Stock Appreciation Rights ceases to be an employee or consultant of the Corporation and its subsidiaries (a "Terminated Person") for any reason other than Disability or Retirement (as hereinafter defined) or death, any Options or Stock Appreciation Rights which were held by such Person on the date on which he or she ceased to be an employee or consultant (the "Termination Date") and which were otherwise exercisable on such Date shall expire unless exercised within the period of 30 days following the Termination Date, but in no event after the expiration of the exercise period of such Options or Stock Appreciation Rights.

         Except as expressly provided in the written agreement relating to the Options or Stock Appreciation Rights or as otherwise expressly determined by the Committee in its sole discretion, the Committee may, in its sole discretion, cause any Option or Stock Appreciation Rights to be forfeited upon an employee's termination of employment or the termination of a consultant's consulting arrangement if the employee or consultant was terminated for one (or more) of the following reasons: (i) the employee's or consultant's conviction, or plea of guilty or nolo contendere to the commission, of a felony, (ii) the employee's or consultant's commission of any fraud, misappropriation or misconduct which causes demonstrable injury to the Corporation or a subsidiary, (iii) an act of dishonesty by the employee or consultant resulting or intended to result, directly or indirectly, in gain or personal enrichment at the expense of the Corporation or a subsidiary, (iv) any breach of the employee's or consultant's fiduciary duties to the Corporation, (v) the employee's or consultant's willful failure to perform those duties which the employee or consultant is required to perform as an employee or consultant of the Corporation or a subsidiary, (vi) in the case of an employee, a failure to devote his full time and attention exclusively to the business and affairs of the Corporation or a subsidiary; provided, however, that "cause," in the case of an employee or consultant who has an employment or consulting agreement with the Corporation or a subsidiary thereof, shall have the meaning, if any, set forth in such employment or consulting agreement. It shall be within the sole discretion of the Committee to determine whether an employee's or consultant's termination was for one of the foregoing reasons, and the decision of the Committee shall be final and conclusive.

8.2 Disability or Retirement. Except as expressly provided otherwise in the written agreement relating to any Option or Stock Appreciation Rights granted under the Plan or as otherwise determined by the Committee in its sole discretion, in the event of a termination of employment or consulting arrangement of a Terminated Person due to the Disability or Retirement of such Person, any Options or Stock Appreciation Rights which were held by such Person on the Termination Date and which were otherwise exercisable on such Date shall expire unless exercised within the period of 180 days following such Date, but in no event after the expiration date of the exercise period of such Options or Stock Appreciation Rights; provided, however, that any Incentive Stock Option of such Terminated Person shall no longer be treated as an Incentive Stock Option unless exercised within three (3) months of the Termination Date (or within one
(1) year in the case of an employee who is "disabled" within the meaning of
Section 22(e)(3) of the Code).

         "Disability" shall mean any termination of employment or consulting arrangement with the Corporation or a subsidiary because of a long-term or total disability, as determined by the Committee in its sole discretion. "Retirement" shall mean a termination of employment or consulting arrangement with the Corporation or a subsidiary with the written consent of the Committee in its sole discretion. The decision of the Committee shall be final and conclusive.

8.3 Death. Except as expressly provided in the written agreement relating to the Options or Stock Appreciation Rights or as otherwise expressly determined by the Committee in its sole discretion, in the event of the death of a recipient of Options or Stock Appreciation Rights while an employee or consultant of the Corporation or any subsidiary, any Options or Stock Appreciation Rights which were held by such Person at the date of death and which were otherwise exercisable on such date shall be exercisable by the beneficiary designated by the employee or consultant for such purpose (the "Designated Beneficiary") or if no Designated Beneficiary shall be appointed or if the Designated Beneficiary shall predecease the employee, by the employee's personal representatives, heirs or legatees for a period of one (1) year from the date of death, but in no event later than the expiration date of the exercise period of such Options or Stock Appreciation Rights, at which time such Options or Stock Appreciation Rights shall expire; provided, however, that any Incentive Stock Option of such recipient shall no longer be treated as an Incentive Stock Option unless exercised within three (3) months of the date of the recipient's death.

         In the event of the death of a Terminated Person following a termination of employment due to Disability or Retirement, any Options or Stock Appreciation Rights which were held by such Person on the Termination Date and which were exercisable on such Date shall be exercisable by such recipient's Designated Beneficiary, or if no Designated Beneficiary shall be appointed or if the Designated Beneficiary shall predecease such recipient, by such recipient's personal representatives, heirs or legatees for a period of one (1) year from the date of death but in no event later than the expiration date of the exercise period of such Options or Stock Appreciation Rights, at which time such Options or Stock Appreciation Rights shall expire; provided, however, that any Incentive Stock Option of such Terminated Person shall no longer be treated as an Incentive Stock Option within three (3) months of the date of such Termination Date (or within one (1) year in the case of an employee who is "disabled" within the meaning of Section 22(e)(3) of the Code).

8.4 Termination of Unvested Options. All Options and Stock Appreciation Rights which were not exercisable by a Terminated Person as of the Termination Date of such Terminated Person shall terminate as of such Date, except as expressly provided in the written agreement relating to the Options or Stock Appreciation Rights or as otherwise expressly determined by the Committee in its sole discretion. Options and Stock Appreciation Rights shall not be affected by any change of employment so long as the recipient continues to be employed by either the Corporation or a subsidiary.

ARTICLE IX

                                RESTRICTED SHARES

9.1 Grant or Sale of Restricted Shares. The Committee may from time to time cause the Corporation to grant or to sell Restricted Shares under the Plan to employees and consultants, subject to such restrictions, conditions and other terms as the Committee may determine. The purchase price, if any, for Restricted Shares shall be determined by the Committee in its sole discretion.

9.2 Restrictions. At the time a grant of Restricted Shares is made, the Committee shall establish a period over which such Restricted Shares will vest (the "Restricted Period"). Each grant of Restricted Shares may be subject to a different Restricted Period. The Committee may, in its sole discretion, at the time a grant is made prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives, which shall be applicable to all or any portion of the Restricted Shares. The Committee may also, in its sole discretion, at any time shorten or terminate the Restricted Period or waive any other restrictions applicable to all or a portion of such Restricted Shares. None of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Restricted Shares.

9.3 Restricted Stock Certificates. The Corporation shall issue, in the name of each employee or consultant to whom Restricted Shares have been granted or sold, stock certificates representing the total number of Restricted Shares granted or sold to the employee or consultant, as soon as reasonably practicable after the grant or sale. The Corporation, at the direction of the Committee, shall hold such certificates, properly endorsed for transfer, for the employee's or consultant's benefit until such time as the Restricted Shares are forfeited to or repurchased by the Corporation or the restrictions lapse.

9.4 Rights of Holders of Restricted Shares. Holders of Restricted Shares shall have the right to vote such shares and the right to receive any cash dividends with respect to such shares. All distributions, if any, received by an employee or consultant with respect to Restricted Shares as a result of any stock split, stock distribution, a combination of shares, or other similar transaction shall be subject to the restrictions of this Article 9.

9.5 Forfeiture; Repurchase. Except as expressly provided in the written agreement relating to the Options or Stock Appreciation Rights or as otherwise expressly determined by the Committee in its sole discretion, any Restricted Shares held by an employee or consultant pursuant to the Plan shall be forfeited or subject to repurchase by the Corporation at a price equal to the original price paid therefor by the employee or consultant upon the termination of his or her employment or consulting arrangement with the Corporation or its subsidiaries, as the case may be, prior to the expiration or termination of the Restricted Period and the satisfaction of any other conditions applicable to such Restricted Shares. Upon any such forfeiture or repurchase, the Restricted Shares shall be retained in the treasury of the Corporation and available for subsequent awards under the Plan, unless the Committee directs that such Restricted Shares be cancelled.

9.6 Delivery of Restricted Shares. Upon the expiration or termination of the Restricted Period applicable to any Restricted Shares and the satisfaction of any other conditions prescribed by the Committee that are applicable to such Shares, the restrictions applicable to the Restricted Shares shall lapse and a stock certificate for the number of Restricted Shares with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, to the employee, consultant, beneficiary or estate, as the case may be.

ARTICLE X

                               UNRESTRICTED SHARES

10.1 Grant or Sale of Unrestricted Shares. The Committee may cause the Corporation to grant or to sell Unrestricted Shares to employees and consultants at such time or times, in such amounts and for such reasons as the Committee, in its sole discretion, shall determine. The purchase price, if any, for Unrestricted Shares shall be determined by the Committee in its sole discretion.

10.2 Delivery of Unrestricted Shares. The Corporation shall issue, in the name of each employee or consultant to whom Unrestricted Shares have been granted or sold, stock certificates representing the total number of Unrestricted Shares granted or sold to the employee or consultant, and shall deliver such certificates to the employee or consultant as soon as reasonably practicable after the date of grant or sale or on such later date as the Committee shall determine at the time of grant or sale.

ARTICLE XI

                               TAX OFFSET PAYMENTS

         The Committee shall have the authority at the time of any award under the Plan or anytime thereafter to make Tax Offset Payments to assist employees in paying income taxes incurred as a result of their participation in the Plan. The Tax Offset Payments shall be determined by applying a percentage established by the Committee to all or a portion (as the Committee shall determine) of the taxable income recognizable by an employee upon (i) the exercise of Non-qualified Stock Options or Stock Appreciation Rights, (ii) the disposition of shares received upon exercise of Incentive Stock Options, (iii) the lapse of restrictions on Restricted Shares or (iv) the award or sale of Unrestricted Shares. The percentage shall be established, from time to time, by the Committee at that rate which the Committee, in its sole discretion, determines to be appropriate and in the best interests of the Corporation to assist employees in paying income taxes incurred as a result of the events described in the preceding sentence. Tax Offset Payments shall be subject to the restrictions on transferability applicable to Options and Stock Appreciation Rights under
Article 7.

ARTICLE XII

             ADJUSTMENT UPON CHANGES IN CAPITALIZATION, DISSOLUTION,
                        LIQUIDATION, MERGER OR ASSET SALE

12.1 Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

12.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Committee in its discretion may provide for the full exercisability of an Award, including shares of Common Stock as to which it would not otherwise be vested or exercisable, for a number of days (determined by the Committee in its sole discretion) prior to such transaction. In addition, the Committee may provide that any Company repurchase option applicable to any shares of Common Stock purchased upon exercise of an Award shall lapse as to all such shares of Common Stock, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

12.3 Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of all or substantially all the assets of the Company (a "Merger"), each outstanding Award shall be assumed or an equivalent award substituted by the successor corporation or a "Parent" or "Subsidiary" (as defined in Code section 424) of the successor corporation (the "Successor Corporation"). In the event that the Successor Corporation refuses to assume or substitute for the Award, the recipient of an Award shall fully vest in and have the right to exercise the Award, including shares of Common Stock as to which it would not otherwise be vested or exercisable. If an Award becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Merger, the Committee shall notify such recipient in writing or electronically that the Award shall be fully vested and exercisable for a period of time (determined by the Committee in its sole discretion) from the date of such notice, and the Award shall terminate upon the expiration of such period. For the purposes of this Section, the Award shall be considered assumed if, following the Merger, the award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Merger, the consideration (whether stock, cash, or other securities or property) received in the Merger by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the Merger is not solely common stock of the Successor Corporation or its Parent, the Committee may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of the Award, for each share of Common Stock subject to the Award, to be solely common stock of the Successor Corporation or its Parent equal in Market Value to the per share consideration received by holders of Common Stock in the Merger.

ARTICLE XIII

                            AMENDMENT AND TERMINATION

         The Plan shall automatically terminate on August 13, 2011. Notwithstanding the above, the Board may suspend, terminate, modify or amend the Plan prior to August 13, 2011, provided that any amendment that would (i) materially increase the aggregate number of shares that may be issued under the Plan, (ii) materially increase the benefits accruing to employees under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan, shall be subject the approval of the Corporation's stockholders, except that any such increase or modification that may result from adjustments authorized by Article 12 hereof shall not require such stockholder approval. If the Plan is terminated, the terms of the Plan shall, notwithstanding such termination, continue to apply to awards granted prior to such termination. No suspension, termination, modification or amendment of the Plan may, without the consent of the employee or consultant to whom an award shall theretofore have been granted, adversely affect the rights of such employee or consultant under such award.

ARTICLE XIV

                                WRITTEN AGREEMENT

         Each award of Options, Stock Appreciation Rights, Restricted Shares, Unrestricted Shares and Tax Offset Payments shall be evidenced by a written agreement containing such restrictions, terms and conditions, if any, as the Committee may require. In the event of any conflict between a written agreement and the Plan, the terms of the Plan shall govern.

ARTICLE XV

                            MISCELLANEOUS PROVISIONS

15.1 Tax Withholding. The Corporation shall have the right to require employees or their beneficiaries or legal representatives to remit to the Corporation an amount sufficient to satisfy Federal, state and local withholding tax requirements, or to deduct from all payments under the Plan, including Tax Offset Payments, amounts sufficient to satisfy all withholding tax requirements. Whenever payments under the Plan are to be made to an employee in cash, such payments shall be net of any amounts sufficient to satisfy all Federal, state and local withholding tax requirements. The Committee may, in its sole discretion, permit an employee to satisfy his or her tax withholding obligation either by (i) surrendering shares owned by the employee or (ii) having the Corporation withhold from shares otherwise deliverable to the employee. Shares surrendered or withheld shall be valued at their Market Price as of the date on which income is required to be recognized for income tax purposes.

15.2 Compliance With Section 16(b). In the case of employees who are or may be subject to Section 16 of the 1934 Act, it is the intent of the Corporation that the Plan and any award granted hereunder satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3 so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under
Section 16 of the 1934 Act and will not be subjected to liability thereunder. If any provision of the Plan or any award would otherwise conflict with the intent expressed herein, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to employees who are or may be subject to Section 16 of the 1934 Act.

15.3 Successors. The obligations of the Corporation under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Corporation, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Corporation. In the event of any of the foregoing, the Committee may, in its discretion prior to the consummation of the transaction and subject to Article 13 hereof, cancel, offer to purchase, exchange, adjust or modify any outstanding awards, at such time and in such manner as the Committee deems appropriate and in accordance with applicable law.

15.4 General Creditor Status. Employees and consultants shall have no right, title, or interest whatsoever in or to any investments which the Corporation may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and any employee, consultant, beneficiary or legal representative of such employee or consultant. To the extent that any person acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation. All payments to be made hereunder shall be paid from the general funds of the Corporation and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

15.5 No Right to Employment. Nothing in the Plan or in any written agreement entered into pursuant to Article 14 hereof, nor the grant of any award, shall confer upon any employee any right to continue in the employ of the Corporation or a subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or such written agreement or interfere with or limit the right of the Corporation or a subsidiary to modify the terms of or terminate such employee's employment at any time. The preceding sentence shall be equally applicable with respect to consultants of the Corporation or a subsidiary.

15.6 Other Plans. Effective upon the adoption of the Plan by the stockholders, no further awards shall be made under the Synaptic Pharmaceutical Corporation Amended and Restated Incentive Plan, originally adopted on June 3, 1988, and last amended and restated on June 16, 1992 (the "Prior Plan"). Thereafter, all awards made under the Prior Plan prior to the adoption of the Plan by the stockholders shall continue in accordance with the terms of the Prior Plan.

15.7 Notices. Notices required or permitted to be made under the Plan shall be sufficiently made if personally delivered to the employee or sent by regular mail addressed (a) to the employee at the employee's address as set forth in the books and records of the Corporation or its subsidiaries, or (b) to the Corporation or the Committee at the principal office of the Corporation clearly marked "Attention: Compensation Committee."

15.8 Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.9 Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey.